UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not Applicable
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction: $97,000,000.00
	(5)	Total fee paid: $19,400.00
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BOVIE MEDICAL CORPORATION
5115 Ulmerton Road
Clearwater, Florida 33760

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

On behalf of the Board of Directors (the “Board”) of Bovie Medical Corporation (the “Company”), you are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on [ ] at 10:00 a.m. Eastern Standard Time at the offices of Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556, Telephone No. (516) 663-6600.

Information Concerning Solicitation and Voting

The Board is soliciting proxies for the Annual Meeting to be held on [ ]. This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

Voting materials, which include the Proxy Statement, Proxy Card and the 2017 Annual Report on Form 10-K, are being mailed to stockholders on or about [ ]. The executive office of our Company is located at 5115 Ulmerton Road, Clearwater, Florida 33760, telephone number (727) 384-2323.

As previously announced, on July 9, 2018, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) providing for the sale of our “Core” operating segment, including the Bovie® brand and trademarks, which includes non-helium based electrosurgical products and technologies and related medical products used in doctor’s offices, surgery centers and hospitals worldwide including desiccators, standard generators, electrodes, electrosurgical pencils, grounding pads and various ancillary disposable products, cauteries, and other related products inclusive of third party distributed products (such as medical lighting, smoke evacuation, cryotherapy and colposcopes), which, under Delaware law, may be deemed to be a sale of all, or substantially all, of our assets, to Specialty Surgical Instrumentation Inc. (“Buyer”) on the terms and subject to the conditions set forth in the Asset Purchase Agreement (such sale, the “Asset Sale Transaction”). As consideration for the Asset Sale Transaction, Buyer has agreed to pay the Company $97 million in cash.

At the Annual Meeting, stockholders will be asked to:

1.	Approve the Asset Purchase Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.	Elect seven (7) directors to the Board to serve until the 2019 Annual Meeting of Stockholders (the “Director Proposal”);

3.	Ratify Frazier & Deeter, LLC as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 (the “Auditor Proposal”);

4.	Approve a non-binding advisory resolution supporting the compensation of our named executive officers (the “Advisory Proposal”);

5.
Approve a proposal to adjourn or postpone the Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

6.	Transact such other business that may properly come before the meeting.

Stockholders are referred to the Proxy Statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. After careful consideration, the Board has unanimously1 determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction, are advisable, fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the Asset Sale

1 J. Robert Saron, our President and a director, abstained from voting on Proposal 1 (Asset Sale Proposal) due to the likelihood that he will become an employee of Buyer following the closing of the Asset Sale Transaction.

Proposal (Proposal 1); “FOR” the Board’s nominees for directors (Proposal 2); “FOR” the ratification of Frazier & Deeter, LLC (Proposal 3);“FOR” the approval of the non-binding advisory resolution supporting the compensation of our named executive officers (Proposal 4); “FOR” the Adjournment Proposal (Proposal 4); and, in the proxy holder's best judgment, as to any other matters that may properly come before the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. The close of business on [ ] is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on [ ] will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to attend the Annual Meeting or any adjournment or postponement of the Annual Meeting in person, we request that you vote by telephone, over the Internet, or complete, sign and mail your proxy card to ensure that your shares will be represented at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Annual Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to attend the Annual Meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the Annual Meeting.

The accompanying Proxy Statement contains important information concerning the Annual Meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying Proxy Statement and the Asset Purchase Agreement and other annexes to the Proxy Statement carefully and in their entirety.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting. Therefore, if you do not vote by proxy or attend the Annual Meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

Your vote is important to us. Please complete, sign, date and promptly return the proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the Annual Meeting. Returning a proxy card will not deprive you of your right to attend the Annual Meeting and vote your shares in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD [ ]:

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT, PROXY CARD AND ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDING DECEMBER 31, 2017 ARE AVAILABLE AT www.boviemed.com. CLICK ON THE BUTTON 'Investor Relations'.

By order of the Board of Directors

Dated: [ ], 2018	/s/ Andrew Makrides
Andrew Makrides
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Asset Sale Transaction, passed upon the merits or fairness of the Asset Sale Transaction or passed upon the adequacy or accuracy of the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement is dated [ ], and is first being mailed to stockholders on or about [ ].

PRELIMINARY PROXY STATEMENT— SUBJECT TO COMPLETION, DATED [__], 2018

BOVIE MEDICAL CORPORATION
5115 Ulmerton Road
Clearwater, Florida 33760
Table of Contents

SUMMARY TERM SHEET	[__]
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	[__]
RISK FACTORS	[__]
Risks Related to the Asset Sale Transaction	[__]
Risks Related to Our Future Operations	[__]
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	[__]
THE ANNUAL MEETING	[__]
Time, Date, and Place	[__]
Purpose of the Annual Meeting	[__]
Recommendation of Our Board	[__]
Record Date and Voting Power	[__]
Quorum	[__]
Required Vote	[__]
Voting by Stockholders	[__]
Voting by Stockholders Holding Shares in “Street Name”	[__]
Abstentions	[__]
Broker Non-Votes	[__]
Failure to Vote	[__]
Proxies; Revocation of Proxies	[__]
Adjournments	[__]
Solicitation of Proxies	[__]
Questions and Additional Information	[__]
PROPOSAL 1: ASSET SALE PROPOSAL	[__]
Information about the Parties	[__]
General Description of the Asset Sale Transaction	[__]
Consideration for the Asset Sale Transaction	[__]
Background of the Asset Sale Transaction	[__]
Reasons for the Asset Sale Transaction and Recommendation of Our Board	[__]
Opinion of Our Financial Advisor	[__]
Forecasts	[__]
Use of Proceeds and Future Operations	[__]
Interests of Our Directors and Executive Officers in the Asset Sale Transaction	[__]
Transaction Bonuses	[__]
No Appraisal or Dissenters’ Rights	[__]
Regulatory Matters	[__]
Material U.S. Federal Income Tax Consequences	[__]
Anticipated Accounting Treatment	[__]
Effects on Our Company if the Asset Sale Transaction is Completed and the Nature of Our Business following the Asset Sale Transaction	[__]
SEC Reporting and NYSE American Listing	[__]
ASSET PURCHASE AGREEMENT	[__]
Purchase and Sale of Assets	[__]
Assumption and Transfer of Liabilities	[__]

Consideration	[__]
Representations and Warranties	[__]
Covenants	[__]
Closing Conditions	[__]
Indemnification	[__]
Termination of the Asset Purchase Agreement	[__]
Company Termination Fee	[__]
Buyer Termination Fee	[__]
Company Expense Reimbursement	[__]
Specific Performance	[__]
Fees and Expenses	[__]
Governing Law	[__]
Opinion of Our Financial Advisor	[__]
UNAUDITED PRO FORMA FINANCIAL INFORMATION	[__]
INDEX TO FINANCIAL STATEMENTS OF THE PURCHASED ASSETS	[__]
PROPOSAL 2: ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION	[__]
PROPOSAL 3: RATIFICATION OF AUDITORS	[__]
PROPOSAL 4: APPROVAL OF ADVISORY RESOLUTION SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	[__]
PROPOSAL 5: ADJOURNMENT PROPOSAL	[__]
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	[__]
HOUSEHOLDING OF PROXY MATERIALS	[__]
OTHER MATTERS	[__]
DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT	[__]
WHERE YOU CAN FIND MORE INFORMATION	[__]
[__]
Annex A: Asset Purchase Agreement	[__]
Annex B: Opinion of Our Financial Advisor	[__]

SUMMARY TERM SHEET
This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the Asset Sale Proposal and the other transactions contemplated by the Asset Purchase Agreement and the other matters being considered at the Annual Meeting of the Company’s stockholders to which this Proxy Statement relates. We urge you to read carefully the remainder of this Proxy Statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page [__]. We have included page references in this summary to direct you to a more complete description of the topics presented below.
All references in this Proxy Statement to:

•	“Bovie,” the “Company,” “we,” “us,” or “our” refer to Bovie Medical Corporation,

•	“Buyer” refers to Specialty Surgical Instrumentation Inc., a wholly-owned subsidiary of Symmetry Surgical Inc. (“Symmetry”), in its capacity as Buyer under the Asset Purchase Agreement,

•	the “Asset Purchase Agreement” refers to the Asset Purchase Agreement, dated as of July 9, 2018, by and between the Company and Buyer,

•
the “Asset Sale Transaction” refers to the sale of the Business, which may, under Delaware law, be deemed to be a sale of all or substantially all of our assets, as contemplated by the Asset Purchase Agreement, together with the other transactions contemplated by the Asset Purchase Agreement (but excluding the transactions contemplated by the Ancillary Agreements),

•
The “Business” refers to our business relating to the development, manufacturing and marketing of non-helium based electrosurgical products and technologies and related medical products used in doctor’s offices, surgery centers and hospitals worldwide including desiccators, Standard Generators, electrodes, electrosurgical pencils, grounding pads and various ancillary products, cauteries, and other related products inclusive of third-party distributed products (such as medical lighting, smoke evacuation, cryotherapy and colposcopes). For the avoidance of doubt, the Business does not include (i) generators with a plasma feature as the primary feature (e.g., the Bovie Ultimate Generator), such as helium plasma, that may include secondary features of a Standard Generator that exist currently in our commercially available generators; or (ii) our original equipment manufacturing business and operations of using (x) third-party (other than Buyer’s and its affiliates’) 510(k) approvals for an unique feature or (y) excluded intellectual property, in the case of (x) or (y), for the sole purpose of developing an unique generator that includes specialty capabilities (such as the ability to work with plasma, vessel sealing or saline radiofrequency devices) whereby the unique generator can only operate with a tip or device that is developed only for such unique generator (such plasma based generator or any such unique generator with special capabilities referred to herein is a “Specialty Generator”),

•	“RoundTable” refers to RoundTable Healthcare Partners IV, L.P., and

•
The “Ancillary Agreements” refers to the Retained IP License Agreement, Accessories Supply Agreement, Generator Supply Agreement, and Transition Services Agreement, each by and between the Company and Buyer.

Information about the Parties (see page [__])
The Company
We are a corporation that was incorporated in 1982, under the laws of the State of Delaware. We are an energy-based medical device company specializing in developing, manufacturing and marketing a range of electrosurgical products and technologies, as well as related medical products used in doctor’s offices, surgery centers and hospitals worldwide. Our medical devices are marketed through Bovie’s own well-respected brands (Bovie®, IDS™ and DERMTM) and on a private label basis to distributors throughout the world. The Company also leverages its expertise in the design, development and manufacturing of electrosurgical equipment by producing equipment for large, well-known medical device manufacturers through original equipment manufacturing (OEM) agreements, as well as start-up companies with the need for our energy based designs.

We are also the developer of J-Plasma; a patented helium-based plasma surgical product which we believe has the potential to be a transformational product for surgeons.

Our objective is to achieve profitable, sustainable growth by increasing our market share in the advanced energy category, including the commercialization of products that have the potential to be transformational with respect to the results they produce for surgeons and patients. In order to achieve this objective, we plan to leverage our long history in the industry, along with our reputation for quality and reliability within the medical community. At the same time, we will expand our product offerings beyond radio frequency devices, move forward with research and developments projects aimed at creating value within our existing product portfolio, build our pipeline of new complementary products, and utilize multiple channels to bring new and existing products to market.

We are working to build our position in advanced electrosurgical generators and disposables, which can be used in diversified niche markets with minimally invasive surgical instruments, while furthering our status as a pioneer in plasma technology and its various medical applications.
Our common stock is listed on the NYSE American under the ticker symbol “BVX”.
Our principal executive offices are located at 5115 Ulmerton Road, Clearwater, FL 33760; our telephone number is (727) 384-2323.
Buyer

Buyer is a Tennessee corporation and subsidiary of Symmetry Surgical Inc. Buyer is a global manufacturer, marketer and distributor of high-quality medical devices focused on the general surgery market. Buyer maintains a portfolio of over 20,000 products and sells primarily to hospitals and surgical centers in the United States and countries worldwide through direct representatives, dealers and distributors. Specifically, Buyer’s current product portfolio includes a broad range of reusable stainless steel and titanium, hand-held general and specialty surgical instruments, single use and disposable instruments, electro-surgery instruments, retractor systems, ligation clips and appliers, and containers and sterilization cases.

Buyer’s principal executive offices are located at 3034 Owen Drive, Antioch, Tennessee 37013, and Buyer’s telephone number is (615) 964-5532.
The Asset Purchase Agreement (see page [__] and Annex A)
On July 9, 2018, we entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain conditions, including the approval of the Asset Purchase Agreement and the Asset Sale Transaction by our stockholders at the Annual Meeting or any adjournment or postponement thereof (the “Stockholder Approval”), to sell to Buyer the Business, including the Bovie® brand and trademarks, which may, under Delaware law, be deemed to be a sale of all, or substantially all, of our assets. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including all of our cash and cash equivalents, certain contracts that are not expressly assumed by Buyer, all intellectual property owned by us other than intellectual property owned (in whole or in part) by or exclusively licensed to us and related to, used or held exclusively for use in connection with the Business, all real property that is owned or leased by us, and certain other assets specified in the Asset Purchase Agreement, and will also retain certain specified liabilities, including all liabilities with respect to taxes arising before the closing of the Asset Sale Transaction, pursuant to any environmental laws occurring or existing prior to the closing date, indebtedness, change of control bonus or severance obligations, as well as any liabilities related to the acceleration of vesting of equity awards awarded under our incentive compensation plans.
We are retaining, and will continue to manage and operate, our Advanced Energy and Original Equipment Manufacturing (“OEM”) business segments, as well as our manufacturing facilities in Sofia, Bulgaria and Clearwater, Florida.
A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.
Consideration for the Asset Sale Transaction (see page [__])
As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $97 million in cash at closing.
Purpose
At our Annual Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•	a proposal to approve the Asset Purchase Agreement and the Asset Sale Transaction (the “Asset Sale Proposal”);

•	a proposal to elect seven (7) directors to the Board of Directors of the Company (the “Board”) to serve until the 2019 Annual Meeting of Stockholders (the “Director Proposal”);

•	a proposal to ratify Frazier & Deeter, LLC as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 (the “Auditor Proposal”);

•	a proposal to approve a non-binding advisory resolution supporting the compensation of our named executive officers (the “Advisory Proposal”);

•
a proposal to adjourn or postpone the Annual Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

•	such other business that may properly come before the meeting

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale Transaction to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale Transaction will not occur.
Record Date, Stockholders Entitled to Vote and Voting Power
Only holders of our common stock as of the close of business on [ ], the record date for the Annual Meeting (the “Record Date”), will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the Record Date, there were [__] shares of our common stock outstanding and entitled to vote at the Annual Meeting. No other shares of capital stock were outstanding on the Record Date.
Each holder of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.
Quorum
The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Annual Meeting. However, even if a quorum does not exist, pursuant to the Adjournment Proposal, a majority of the shares present, in person or by proxy, at the Annual Meeting may act to postpone or adjourn the Annual Meeting to another place, date and time.
Required Vote
For Proposal One, the approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the Record Date.

For Proposal Two, each of the seven (7) nominees for director receiving a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting will be elected (majority of votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director). A proxy marked "withhold" with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum. Broker non-votes will not affect the outcome of the vote on this matter.

For Proposal Three, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve the ratification of the appointment of Frazier & Deeter, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

For Proposal Four, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this Proxy Statement. In the case of Proposal Four, the advisory vote with respect to executive compensation will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duties on, the Company or the Board. However, the Board values the opinions expressed by the stockholders in this advisory vote and will consider the outcome of this vote in determining its compensation policies.

For Proposal Five, regardless of whether a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Annual Meeting but are not counted as a vote in favor of or against a particular matter.
Voting
Your vote is very important to us and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:

•
By Telephone or Internet - All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card.

•	In Person - All record holders may vote in person at the Annual Meeting.

•	By Written Proxy - All record holders can vote by written proxy card.

If you hold your shares in “street name,” you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the Annual Meeting.
Solicitation of Proxies
We are soliciting proxies on behalf of the Board. The solicitation of proxies will be conducted by telephone or mail, and we will bear all attendant expenses. These expenses will include the expense of preparing and mailing proxy materials for the Annual Meeting. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained the services of Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies at the cost of approximately $6,500, plus reimbursement of certain expenses. Stockholders may call Laurel Hill at 888-742-1305 for assistance with voting.
Recommendation of Our Board (see page [__])
After careful consideration, our Board unanimously2 recommends that you vote:

•	Proposal 1 - FOR the Asset Sale Proposal;

•	Proposal 2 - FOR each of the Board’s nominees for director;

•	Proposal 3 - FOR the Auditor Proposal;

•	Proposal 4 - FOR the Advisory Proposal; and

•	Proposal 5 - FOR the Adjournment Proposal.
In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal 1: Asset Sale Proposal - Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page [__] below.

2 J. Robert Saron, our President and a director, abstained from voting on Proposal 1 (Asset Sale Proposal) due to the likelihood that he will become an employee of Buyer following the closing of the Asset Sale Transaction.

Opinion of Our Financial Advisor (see page [__] and Annex B)

On July 8, 2018, Piper Jaffray & Co. (“Piper Jaffray”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Piper Jaffray's written opinion dated the same date) to the effect that, as of July 8, 2018, and based upon and subject to the various assumptions and limitations set forth therein, the consideration of $97 million in cash to be received by the Company in the sale of the Business, including the assumption of certain related liabilities of the Business, as set forth in the Asset Purchase Agreement (the “Asset Sale”), was fair, from a financial point of view, to the Company.

Piper Jaffray's opinion was directed to the Board, and only addressed the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Asset Sale and did not address any other aspect or implication of the Asset Sale. The summary of Piper Jaffray's opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in preparing its opinion. However, neither Piper Jaffray's written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Asset Sale or any other matter.
See Annex B and the section of this Proxy Statement entitled “Proposal 1: Asset Sale Proposal - Opinion of Our Financial Advisor” beginning on page [__].
Interests of Our Directors and Executive Officers in the Asset Sale Transaction (see page [__])
In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Bovie stockholders, certain of our directors and executive officers may be considered to have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Asset Purchase Agreement and to recommend that the Company’s stockholders approve and adopt the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale Transaction.
Upon the closing of the Asset Sale Transaction, it is expected that J. Robert Saron, the Company’s President and a director of the Company, will resign from all positions with the Company and join Buyer as an employee.
For a full disclosure of the interests of the Company’s directors and named executive officers, including a description of their employment agreements, separation payments and transaction bonuses that such executive officers may be entitled to receive, see “Proposal 1: The Asset Sale Proposal - Interests of Our Directors and Executive Officers in the Asset Sale Transaction” beginning on page [__].
Use of Proceeds and Future Operations (see page [__])
The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We will continue to operate and manage our Advanced Energy and OEM business segments and will continue to maintain our manufacturing facilities in Sofia, Bulgaria and Clearwater, Florida following the closing of the Asset Sale Transaction. In connection with these business segments, we will have a continuous need for capital to commercialize our J-Plasma technology and grow our Advanced Energy business. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.
No Solicitation of Competing Acquisition Proposals (see page [__])
Under the terms of the Asset Purchase Agreement, we are not permitted to, and shall not instruct, authorize or permit any of our representatives to, directly or indirectly, solicit, initiate, facilitate, assist, induce or knowingly encourage any inquiries regarding, or the making, submission or announcement of any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (see page [ ] for the definition of “Acquisition Proposal”).
Notwithstanding this restriction, we may, prior to Stockholder Approval, participate in discussions or negotiations concerning a written unsolicited bona fide Acquisition Proposal submitted, and not withdrawn, by a party other than Buyer that our Board determines, in good faith and after consultation with its outside legal counsel and its financial advisor, constitutes, or is reasonably likely to lead to, a Superior Proposal (see page [ ] for the definition of “Superior Proposal”).

If the Asset Purchase Agreement were to be terminated in connection with or as a result of our adoption of a Superior Proposal or entry into an Alternative Acquisition Agreement (see page [__] for the definition of “Alternative Acquisition Agreement”), we would be required to pay a $4,850,000 termination fee (the “Termination Fee”) to Buyer. See “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - No Solicitation”, “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Termination of the Asset Purchase Agreement” and “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Termination Fees” beginning on pages [__], [__], and [__], respectively, for more information.
Expected Timing of the Asset Sale Transaction
We expect to complete the Asset Sale Transaction promptly following the Annual Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyer, could result in the Asset Sale Transaction being delayed or not occurring at all.
Covenants (see page [__])
Pursuant to the Asset Purchase Agreement, the Company has agreed to certain covenants with respect to, among other things, the following:

•	conduct of the Business pending the closing of the Asset Sale Transaction;

•	non-competition and non-solicitation;

•	changing the name of the Company;

•	timing of the filing of this Proxy Statement and conducting the Annual Meeting; and

•	access to information.
Closing Conditions (see page [__])
The completion of the Asset Sale Transaction is dependent upon the satisfaction of a number of conditions, including:

•
that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Asset Purchase Agreement or the Ancillary Agreements;

•	receipt of Stockholder Approval;

•
expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the transactions contemplated by the Asset Purchase Agreement;

•	the accuracy of the parties representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;

•	the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

•	the delivery by the parties of executed counterpart signature pages to each of the ancillary agreements referenced in the Asset Purchase Agreement;

•	the delivery by each party of certain certificates and other documentation;

•	receipt of authorizations, consents, orders and approvals set forth in the Asset Purchase Agreement; and

•	the absence of any event, fact or development since the signing of the Asset Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on the Business.

Indemnification (see page [__])
Under certain circumstances specified in the Asset Purchase Agreement, the Company and Buyer have agreed to indemnify each other for certain Losses (see page [__] for the definition of “Losses”). See “The Asset Purchase Agreement - Indemnification” beginning on page [__] for a discussion of the circumstances under which such indemnification provisions shall apply.
Termination of the Asset Purchase Agreement (see page [__])
The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale Transaction by mutual written consent of Buyer and the Company.
Either party may terminate the Asset Purchase Agreement if:

•	the Asset Sale Transaction has not closed by January 9, 2019 (the “Outside Date”);

•
if any court of competent jurisdiction or other governmental authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Asset Purchase Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

•	the Company fails to obtain Stockholder Approval.
Buyer may terminate the Asset Purchase Agreement if:

•
we breach or fail to perform in any material respect our representations, warranties, covenants or agreements under the Asset Purchase Agreement or if any of our representations or warranties shall have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the closing (A) would result in the failure of any of the conditions set forth in the Asset Purchase Agreement and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to us of such breach or failure; provided, that Buyer shall not have the right to terminate the Asset Purchase Agreement if Buyer is then in material breach of any of its covenants or agreements set forth in the Asset Purchase Agreement; or

•
if prior to the obtaining Stockholder Approval, (A) Buyer shall have received written notice from us to the effect that we intend to terminate the Asset Purchase Agreement in connection with the acceptance of a Superior Approval, (B) our Board or any committee thereof shall have effected an Adverse Recommendation Change (see page [ ] for the definition of “Adverse Recommendation Change”) or an Intervening Event Change of Recommendation (see page [ ] for the definition of “Intervening Event Change of Recommendation”), (C) our Board shall, within five (5) business days of a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) having been commenced, fail to publicly recommend against such tender or exchange offer, (D) our Board shall have failed to publicly reaffirm its recommendation of the transactions contemplated by the Asset Purchase Agreement after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to our stockholders within five (5) business days after Buyer so requests in writing (or, if the Annual Meeting is scheduled to be held within five (5) business days of such request, within one (1) business day after such request and in any event, prior to the date of the Annual Meeting) or (E) we shall have breached or be deemed to have breached in any material respect our obligations under the Asset Purchase Agreement. See “Asset Purchase Agreement - Covenants - No Solicitation and Adverse Recommendation Change” beginning on pages [__] and [__], respectively, for more information.

We may terminate the Asset Purchase Agreement if:

•
there has been a breach or failure to perform in any material respect any representation, warranty, covenant or agreement made by Buyer in the Asset Purchase Agreement, or any such representation and warranty will have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the closing (A) would result in the failure of any of the conditions set forth in in the Asset Purchase Agreement and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Buyer of such breach or failure;

•
at any time prior to obtaining Stockholder Approval, in order to accept a Superior Proposal in accordance with the Asset Purchase Agreement; provided, that we shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of the Asset Purchase Agreement, including the notice provisions thereof, and (C) paid any Termination Fee due pursuant to the Asset Purchase Agreement; or

•
(A) each of the conditions to closing have been satisfied or waived on or prior to the date that the closing should have been consummated (other than those conditions that by their nature are to be satisfied at the closing and which were, as of such date, capable of being satisfied), (B) we have confirmed by irrevocable written notice delivered to Buyer to the effect that we stand ready, willing and able to consummate the transactions contemplated hereby on the date that the closing should have been consummated, (C) Buyer shall have failed to consummate the closing prior to the second business day following the date the closing is required to have occurred (provided, that we are prepared and able to consummate the closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the closing) and (D) the proceeds of Buyer’s financing for the Asset Sale Transaction are not available to Buyer on the terms set forth in the commitment letters for such financing.

Company Termination Fee (see page [__])
Under certain circumstances specified in the Asset Purchase Agreement, the Company has the right to terminate the Asset Purchase Agreement and pay to Buyer the Termination Fee. See “The Asset Purchase Agreement - Company Fee” beginning on page [__] for a discussion of the circumstances under which such a Termination Fee will be required to be paid by the Company to Buyer.
Buyer Termination Fee (see page [__])
Upon termination of the Asset Purchase Agreement by us in connection with certain specified circumstances, Buyer shall pay to the Company a reverse termination fee. See “The Asset Purchase Agreement - Buyer Termination Fee” beginning on page [__].
Company Expense Reimbursement (see page [__])
Upon termination of the Asset Purchase Agreement by us or Buyer under certain specified circumstances in which the Termination Fee is not payable, we have agreed to pay all of the reasonable and documented out-of-pocket fees and expenses incurred by Buyer in connection with the Asset Purchase Agreement and transactions contemplated thereby, up to a maximum amount of $2.25 million. See “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Company Expense Reimbursement” beginning on page [__].
Specific Performance (see page [__])
The Asset Purchase Agreement provides that, under certain conditions, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of the Asset Purchase Agreement, including an injunction or injunctions to prevent breaches of the Asset Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Asset Purchase Agreement.
No Appraisal or Dissenters’ Rights (see page [__])
No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our articles of incorporation or bylaws in connection with the Asset Sale Transaction.
Risk Factors (see page [__])
In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this Proxy Statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale Transaction and our future operations that are discussed beginning on page [__] below.

Information Concerning Solicitation and Voting

Our Board is soliciting proxies for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. Eastern Standard Time on [ ] at the offices of Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556, Telephone No. (516) 663-6600. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

Voting materials, which include the Proxy Statement, Proxy Card and our 2017 Annual Report on Form 10-K (the “Annual Report”), are being mailed to stockholders on or about [ ]. Our executive office is located at 5115 Ulmerton Road, Clearwater, Florida 33760.

We will bear the expense of soliciting proxies. These expenses will include the expense of preparing and mailing proxy materials for the Annual Meeting. We estimate that the cost of solicitation of proxies will be approximately $[ ] to be incurred solely by us. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained the services of Laurel Hill to assist in the solicitation of proxies at the cost of approximately $6,500, plus reimbursement of certain expenses. Stockholders may call Laurel Hill at 888-742-1305 for assistance with voting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Annual Meeting, the Asset Purchase Agreement and the Asset Sale Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, each of which you should read carefully.

WHAT IS A PROXY?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares in person at the Annual Meeting.

WHAT IS A PROXY STATEMENT?

A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

WHO IS SOLICITING YOUR VOTE?

The Board is soliciting your vote for the 2018 Annual Meeting being held at 10:00 a.m. Eastern Standard Time on [ ], at the offices of Ruskin Moscou Faltischek, P.C., located at East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556.

WHAT WILL YOU BE VOTING ON?

(1) Approval of the Asset Purchase Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement; (2) Election of seven (7) directors to the Board; (3) Ratification of Frazier & Deeter, LLC, as the Company’s auditors for the fiscal year ending December 31, 2018; (4) Approval of a non-binding advisory resolution supporting the compensation of our named executive officers; (5) approval of a proposal to adjourn or postpone the Annual Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal; and (6) any other matters which may properly come before the meeting.

WHAT IS THE ASSET SALE PROPOSAL (PROPOSAL 1)?

The Asset Sale Proposal is a proposal to sell, which may, under Delaware law, constitute substantially all of our assets related to the Business to Buyer pursuant to the terms, and subject to certain conditions, of the Asset Purchase Agreement. Following the closing of the Asset Sale Transaction, we will continue to operate and manage our Advanced Energy and OEM business segments, and will continue operating at our Sofia, Bulgaria and Clearwater, Florida facilities.

WILL OUR COMMON STOCK STILL BE PUBLICALLY TRADED IF THE ASSET SALE TRANSACTION IS COMPLETED?

Our common stock is currently traded on the NYSE American under the ticker symbol “BVX”. Following the completion of the Asset Sale Transaction, we expect that the common stock will continue to be traded on the NYSE American under the ticker symbol “BVX”; provided, however, that as soon as practicable after the closing of the Asset Sale Transaction, and in any event no later than one year thereafter, we are required to use our commercially reasonable efforts to change the name of the Company to a name that does not include or relate to and is not based on or likely to be confused with the name “Bovie Medical”. It is not possible to predict the trading price of our common stock following the closing of the Asset Sale Transaction. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See “Risk Factors” on page [__] for a further discussion of some of these risks.

DID THE BOARD APPROVE AND RECOMMEND THE ASSET PURCHASE AGREEMENT?

Yes. The Board: (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Asset Purchase Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby, including the Asset Sale Transaction, (b) approved the execution, delivery and performance of the Asset Purchase Agreement and the Ancillary Agreements and the closing of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements in accordance with Delaware law, and (c) resolved, subject to the terms and conditions set forth in the Asset Purchase Agreement, to recommend adoption of the Asset Purchase Agreement by the stockholders of the Company. J. Robert Saron, our President and a director, abstained from voting on Proposal 1 (Asset Sale Proposal) due to the likelihood that he will become an employee of Buyer following the closing of the Asset Sale Transaction.

WHAT HAPPENS IF THE ASSET SALE PROPOSAL (PROPOSAL 1) IS NOT APPROVED?

If stockholders do not approve the Asset Sale Proposal, the Asset Sale Transaction will not occur. Instead, the Company will retain the assets and liabilities proposed to be sold in the Asset Sale Transaction and will not receive the $97 million cash consideration from Buyer. Under certain circumstances, the Company may also be obligated to pay a Termination Fee to Buyer or reimburse Buyer for its reasonable out-of-pocket fees and expenses if the Asset Sale Transaction does not occur.

WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE THE COMPANY BEFORE THE ASSET SALE TRANSACTION IS COMPLETED?

Prior to the receipt of Stockholder Approval, our Board may, subject to certain requirements and rights of Buyer, terminate the Asset Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal received from a third party upon complying with the terms and conditions of the Asset Purchase Agreement. See “Proposal 1 - Asset Sale Proposal - Asset Purchase Agreement-Termination of the Asset Purchase Agreement” beginning on page [__].

IF THE ASSET SALE PROPOSAL (PROPOSAL 1) IS APPROVED, WHEN WILL THE ASSET SALE TRANSACTION CLOSE?

We currently anticipate that the Asset Sale Transaction will close promptly after the Annual Meeting if the Asset Sale Proposal is approved, subject to the satisfaction or waiver of the closing conditions discussed elsewhere in this Proxy Statement.

WHAT IS THE DIRECTOR PROPOSAL (PROPOSAL 2)?

The Director Proposal is a proposal to elect seven (7) directors to the Board to serve until the 2019 Annual Meeting of stockholders.

WHAT IS THE AUDITOR PROPOSAL (PROPOSAL 3)?

The Auditor Proposal is a proposal to ratify Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

WHAT IS THE ADVISORY PROPOSAL (PROPOSAL 4)?

The Advisory Proposal is a proposal for the approval of a non-binding advisory resolution supporting the compensation of our named executive officers.

WHAT IS THE ADJOURNMENT PROPOSAL (PROPOSAL 5)?

The Adjournment Proposal is a proposal to adjourn or postpone the Annual Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on [ ]. The Record Date was established by the Board as required by Delaware law. On the Record Date, [__] shares of common stock were issued and outstanding.

HOW MANY VOTES DO STOCKHOLDERS HAVE?

Holders of common stock at the close of business on the Record Date may vote at the Annual Meeting. You will have one vote for every share of common stock you owned of record on the Record Date.

There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy constitute a quorum. Abstentions and broker non-votes will count for purposes of determining whether a quorum exists, but not for voting purposes.

HOW MAY I VOTE MY SHARES?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

(a) How may I vote my shares in person at the meeting?

If your shares are registered directly in your name with our transfer agent, Manhattan Transfer Registrar Co., on the Record Date, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Since you are a beneficial owner and not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares in its name, giving you the right to vote the shares at the Annual Meeting.

(b) How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included in the materials forwarded by the broker or nominee. If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included in the materials forwarded by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?

The Board unanimously3 recommends that you vote your shares as follows:

•	Proposal 1 - FOR the Asset Sale Proposal;

•	Proposal 2 - FOR each of the Board’s nominees for directors;

•	Proposal 3 - FOR the Auditor Proposal;

•	Proposal 4 - FOR the Advisory Proposal; and

•	Proposal 5 - FOR the Adjournment Proposal.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	Proposal 1 - FOR the Asset Sale Proposal;

•	Proposal 2 - FOR each of the Board’s nominees for directors;

•	Proposal 3 - FOR the Auditor Proposal;

•	Proposal 4 - FOR the Advisory Proposal; and

•	Proposal 5 - FOR the Adjournment Proposal.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be able to vote those shares. See “What are broker non-votes?” below.

WHAT ARE "BROKER NON-VOTES"?

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the New York Stock Exchange ("NYSE"), "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not consented) and executive compensation. The Asset Sale Proposal, the Director Proposal and the Advisory Proposal are considered a “non-routine” matter. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal, the Director Proposal and/or the Advisory Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

3 J. Robert Saron, our President and a director, abstained from voting on Proposal 1 (Asset Sale Proposal) due to the likelihood that he will become an employee of Buyer following the closing of the Asset Sale Transaction.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•
For Proposal 1, the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting. Stockholders may vote “for”, “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as a vote “against” the Asset Sale Proposal.

•
For Proposal 2, each of the seven (7) nominees for director receiving a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting will be elected (A majority of votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director.). A proxy marked "withhold" or “abstain” with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum. Broker non-votes will not affect the outcome of the vote on this matter.

•
For Proposal 3, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve the ratification of the appointment of Frazier & Deeter, LLC as our independent registered public accounting firm for its fiscal year ending December 31, 2018.

•
For Proposal 4, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this Proxy Statement. In the case of Proposal Four, the advisory votes with respect to executive compensation will neither be binding on the Company or the Board, nor will they create or imply any change in the fiduciary duties of or impose any additional fiduciary duties on, the Company or the Board. However, the Board values the opinions expressed by the stockholders in this advisory vote and will consider the outcome of this vote in determining its compensation policies. Abstentions and broker non-votes are counted to determine whether a quorum is present at the Annual Meeting but are not counted as a vote in favor of or against a particular matter.

•	For Proposal 5, the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve the Adjournment Proposal.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were [__] shares of common stock issued and [__] outstanding and entitled to vote. Thus, the holders of [__] shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of common stock present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

CAN YOU CHANGE YOUR VOTE?

(a) Can a stockholder change his vote?

Yes. Any registered stockholder who voted by proxy or in person may change his or her vote at any time before recording the votes on the date of the Annual Meeting.

(b) How can I change my vote after I return my proxy card?

Provided you are the stockholder of record or have legal proxy from your nominee, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing and submitting a new proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

WHAT IF YOU VOTE "ABSTAIN"?

A vote to "abstain" on any matter indicates that your shares will not be voted for such matter and will have the effect of a vote against the proposal. Abstentions are considered as being present for quorum purposes.

CAN YOUR SHARES BE VOTED IF YOU DO NOT RETURN YOUR PROXY AND DO NOT ATTEND THE ANNUAL MEETING?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner. Broker non-votes count for quorum purposes but not for voting purposes.

If you do not attend and vote your shares which are registered in your name or if you do not otherwise fill out the proxy card and vote by proxy, your shares will not be voted.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

WHAT IS HOUSEHOLDING OF ANNUAL MEETING MATERIALS?

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statement and annual reports. This means that only one copy of our Proxy Statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact the Secretary at the following address or telephone number: 5115 Ulmerton Road, Clearwater, Florida 33760, telephone number (727) 384-2323. If you want to receive separate copies of this Proxy Statement or the Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or telephone number.

DO STOCKHOLDERS HAVE DISSENTER'S RIGHTS?

Stockholders do not have dissenter's rights of appraisal with respect to any of the proposals being voted on.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may receive more than one set of voting materials, including multiple copies of the Notice of Annual Meeting or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

WILL I RECEIVE ANY PROCEEDS FROM THE ASSET SALE TRANSACTION?

No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction.

WILL THE COMPANY LIQUIDATE FOLLOWING THE CLOSING OF THE ASSET SALE TRANSACTION?

No. We do not plan to liquidate following the closing of the Asset Sale Transaction.

HOW WILL THE COMPANY USE THE PROCEEDS FROM THE ASSET SALE TRANSACTION?

The Company, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We will continue to operate and manage our Advanced Energy and OEM business segments and will continue to maintain our manufacturing facilities in Sofia, Bulgaria and Clearwater, Florida following the closing of the Asset Sale Transaction. In connection with such business segments, we will have a continuous need for capital to commercialize our J-Plasma technology and grow our Advanced Energy business. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale Transaction for different or presently non-contemplated purposes.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TRANSACTION TO U.S. STOCKHOLDERS?

The Asset Sale Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale Transaction. See “Proposal 1: Asset Sale Proposal -Material U.S. Federal Income Tax Consequences” beginning on page [__].

WHAT ARE THE SOLICITATION EXPENSES AND WHO PAYS THE COST OF THIS PROXY SOLICITATION?

Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of common stock and collecting voting instructions. We may use our officers and employees to ask for proxies, as described below. In addition, we have retained Laurel Hill to assist in the solicitation of proxies for a fee of approximately $6,500 plus reimbursement of expenses.

WHERE CAN I FIND VOTING RESULTS?

The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Annual Meeting.

WHO CAN HELP ANSWER MY QUESTIONS?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to herein. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Laurel Hill, the firm assisting us in the solicitation of proxies. Stockholders may call Laurel Hill toll-free at 888-742-1305.

RISK FACTORS

Risks Related to the Asset Sale Transaction

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Asset Sale Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Asset Sale Transaction.

We cannot be sure if or when the Asset Sale Transaction will be completed.

The closing of the Asset Sale Transaction is subject to the satisfaction or waiver of various conditions, including Stockholder Approval. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale Transaction. In the event that the Asset Sale Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees.

In addition, if the Asset Sale Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to the Company and our stockholders as the Asset Sale Transaction.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than Buyer. These provisions include a non-solicitation provision and a provision obligating us to pay Buyer a Termination Fee of $4,850,000 under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of, or substantially all of, our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

Our stockholders may not receive any of the proceeds of the Asset Sale Transaction.

The proceeds from the Asset Sale Transaction will be paid directly to the Company and not our stockholders. As discussed elsewhere in this Proxy Statement, our Board will evaluate different alternatives for the use of the proceeds from the Asset Sale Transaction. The Company intends to use a portion of the proceeds to pay transaction and other expenses of approximately $5,000,000 and will use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to support future operations. At this time, the Board has not determined how the remainder of the net proceeds of the Asset Sale Transaction will be utilized, but does not currently expect to declare a special dividend of any such proceeds to our stockholders.

We will incur significant expenses in connection with the Asset Sale Transaction, regardless of whether the Asset Sale Transaction is completed and, in certain circumstances, may be required to pay a Termination Fee to Buyer.

We expect to incur significant expenses related to the Asset Sale Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale Transaction is completed. In addition, if the Asset Purchase Agreement is terminated in certain circumstances, we will be required to pay Buyer a $4,850,000 Termination Fee. However, if the Asset Purchase Agreement is terminated in certain other circumstances, we may be entitled to a $4,850,000 reverse termination fee from Buyer. See “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Termination Fee” and “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Reverse Termination Fee” beginning on page [__].

Risks Related to Our Future Operations

Our operations will be curtailed and we will have limited sources of revenue following the Asset Sale Transaction, which may negatively impact the value and liquidity of our common stock.

Upon the closing of the Asset Sale Transaction, our operations will be curtailed as our sources of revenue will be limited to our Advanced Energy and OEM business. Although our Board intends to use the proceeds from the Asset Sale Transaction to support and grow the operations of our Advanced Energy and OEM business, including growing our J-Plasma business for use in the cosmetics industry, and pursuing strategic opportunities, there can be no assurance that we will be successful at carrying out such alternatives or that they will be successful at generating revenue. A failure by us to secure additional sources of revenue following the closing of the Asset Sale Transaction could negatively impact the value and liquidity of our common stock.

If we are unable to successfully introduce new products or fail to keep pace with competitive advances in technology, our business, financial condition and results of operations could be adversely affected. In addition, our research and development efforts rely upon investments and alliances and we cannot guarantee that any previous or future investments or alliances will be successful.

Our research and development activities are an essential component of our efforts to develop new and innovative products for introduction in the marketplace. New and improved products play a critical role in our sales growth. We will continue to place emphasis on the development of proprietary products, such as our J-Plasma technology, and product improvements to complement and expand our existing product lines. We maintain close working relationships with physicians and medical personnel in hospitals and universities who assist in product research and areas of development. Our research and development activities are primarily conducted internally and are expensed as incurred. These expenses include direct expenses for wages, materials and services associated with the development of our products net of any reimbursements from customers. Research and development expenses do not include any portion of general and administrative expenses. Our research and development activities are conducted at our Clearwater, Florida and Sofia, Bulgaria facilities. We expect to continue making future investments to enable us to develop and market new technologies and products to further our strategic objectives and strengthen our existing business. However, we cannot guarantee that any of our previous or future investments in both facilities will be successful or that our new products such as J-Plasma will gain market acceptance, the failure of which would have a material adverse effect on our business and results of operations.

Even if we are successful in developing and obtaining approval for our new product candidates, there are various circumstances that could prevent the successful commercialization of the products.

Our ability to successfully commercialize our products, including our J-Plasma technology, will depend on a number of factors, any of which could delay or prevent commercialization, including:

•
our product is determined to be ineffective or unsafe following approval and is removed from the market or we are required to perform additional research and development to further prove the safety and effectiveness of the product before re-entry into the market;

•	the regulatory approvals of our new products are delayed or we are required to conduct further research and development of our products prior to receiving regulatory approval;

•	we are unable to build a sales and marketing group to successfully launch and sell our new products;

•	we are unable to raise the additional funds if needed to successfully develop and commercialize our products or acquire additional products for growth;

•	we are required to allocate available funds to litigation matters;

•	we are unable to manufacture the quantity of product needed in accordance with current good manufacturing practices to meet market demand, or at all;

•	competition from other products or technologies prevents or reduces market acceptance of our products;

•	we do not have and cannot obtain the intellectual property rights needed to manufacture or market our products without infringing on another company’s patents; or

•	we are unsuccessful in defending against patent infringement or other intellectual property rights, claims that could be brought against us, our products or technologies

The failure to successfully acquire or develop and commercialize new products will have a material and adverse effect on the future growth of our business, financial condition and results of operations.

The uncertainty regarding the use of proceeds from the Asset Sale Transaction and our future operations may negatively impact the value and liquidity of our common stock.

Although our Board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale Transaction, it has made no decision with respect to the specific use of proceeds and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.

We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale Transaction.

After the Asset Sale Transaction, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the attached annexes contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or other comparable terminology. The forward-looking statements included in this Proxy Statement or the attached annexes are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	our stockholders failing to approve the Asset Sale Proposal;

•	the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party;

•	an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction;

•	risks arising from the diversion of management’s attention from our ongoing business operations;

•	risks associated with our ability to identify and realize business opportunities following the Asset Sale Transaction;

•	loss of a key customer or supplier;

•	price increases for supplies and components;

•	technical problems with our research and products;

•	entry of new competitors and products;

•	technological obsolescence of our products;

•	adverse federal, state and local government regulation;

•	technical problems with our research and products;

•	environmental, health and safety compliance costs;

•	any failure or interruption of our information technology infrastructure; and

•	the other factors discussed under the heading “Risk Factors” in this Proxy Statement.

Readers are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date that it was made and we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

THE ANNUAL MEETING

Time, Date and Place

The Annual Meeting is scheduled to be held on [ ] at 10:00 a.m. Eastern Standard Time at the offices of Ruskin Moscou Faltischek, P.C., located at East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556.

Purpose of the Annual Meeting

At our Annual Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•	the Asset Sale Proposal;

•	the Director Proposal;

•	the Auditor Proposal;

•	the Advisory Proposal; and

•	the Adjournment Proposal

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Annual Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this Proxy Statement will have discretion to vote on such matters in accordance with applicable law and their judgment.

Recommendation of Our Board

After careful consideration, our Board unanimously4 recommends that you vote:

•	Proposal 1 - FOR the Asset Sale Proposal;

•	Proposal 2 - FOR each of the Board’s nominees for director;

•	Proposal 3 - FOR the Auditor Proposal;

•	Proposal 4 - FOR the Advisory Proposal; and

•	Proposal 5 - FOR the Adjournment Proposal.

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our Board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal 1: Asset Sale Proposal - Reasons for the Asset Sale Transaction and Recommendation of Our Board” beginning on page [__] below.

Record Date and Voting Power

Only holders of our common stock as of the close of business on the Record Date will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the Record Date, there were [__] shares of our common stock outstanding and entitled to vote at the Annual Meeting. No other shares of capital stock were outstanding on the Record Date.

Each holder of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote.

4 J. Robert Saron, our President and a director, abstained from voting on Proposal 1 (Asset Sale Proposal) due to the likelihood that he will become an employee of Buyer following the closing of the Asset Sale Transaction.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. There must be a quorum for business to be conducted at the Annual Meeting. However, even if a quorum does not exist, pursuant to the Adjournment Proposal, a majority of the shares on common stock present, in person or by proxy, at the Annual Meeting may act to postpone or adjourn the Annual Meeting to another place, date and time.

Once a share of common stock is represented in person or by proxy at the Annual Meeting, it will be counted for purposes of determining whether a quorum exists at the Annual Meeting and any adjournment or postponement of the Annual Meeting. However, if a new record date is set for the adjourned or postponed Annual Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Annual Meeting.

Required Vote

Proposal 1: Asset Sale Proposal

The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the Record Date.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.

Proposal 2: Director Proposal

Each of the seven (7) nominees for director receiving a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting will be elected (majority of votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director). A proxy marked "withhold" with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum. Broker non-votes will not affect the outcome of the vote on this matter.

Holders of our common stock may vote “FOR,” “AGAINST” or “WITHHOLD” with respect to the Director Proposal.

Proposal 3: Auditor Proposal

The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve the ratification of the appointment of Frazier & Deeter, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Auditor Proposal.

Proposal 4: Advisory Proposal

The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this Proxy Statement. In the case of Proposal Four, the advisory vote with respect to executive compensation will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duties on, the Company or the Board. However, the Board values the opinions expressed by the stockholders in this advisory vote and will consider the outcome of this vote in determining its compensation policies.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Advisory Proposal.

Proposal 5: Adjournment Proposal

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Annual Meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Annual Meeting but are not counted as a vote in favor of or against a particular matter.

Voting by Stockholders

Your vote is very important to us and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). There are three convenient ways of submitting your vote:

•
By Telephone or Internet - All record holders can vote by touchtone telephone from the United States using the toll free telephone number on the proxy card, or over the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

•	In Person - All record holders may vote in person at the Annual Meeting.

•	By Written Proxy - All record holders can vote by written proxy card.

The Board has appointed Charles Goodwin, the Company’s Chief Executive Officer, to serve as the proxy for the Annual Meeting.

Even if you currently plan to attend the Annual Meeting, we recommend that you vote by telephone or Internet or return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

Voting by Stockholders Holding Shares in “Street Name”

If you hold your shares in “street name,” you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the Annual Meeting.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.
Abstentions will have no effect on the outcome of the Director Proposal.
Abstentions will have no effect on the outcome of the Auditor Proposal.
Abstentions will have no effect on the outcome of the Advisory Proposal.
Abstentions will have no effect on the outcome of the Adjournment Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the Annual Meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Auditor Proposal and the Adjournment Proposal are considered

“routine matters.” Therefore, if you do not provide voting instructions to your broker regarding the Auditor Proposal or the Adjournment Proposal, your broker will be permitted to exercise discretionary voting authority to vote your shares on such proposals. The Asset Sale Proposal, the Director Proposal and the Advisory Proposal are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal, the Director Proposal and/or the Advisory Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

Failure to Vote

If you are a stockholder of record and you do not vote at the Annual Meeting in person or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Annual Meeting, will not be counted as present in person or by proxy at the Annual Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Asset Sale Proposal, the Director Proposal and the Advisory Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Asset Sale Proposal, the Director Proposal and/or the Advisory Proposal, your shares will not be voted at the Annual Meeting and will not be deemed present for any purpose at the Annual Meeting related to such proposals, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal but will have no effect on the outcome of the Director Proposal, the Auditor Proposal, and the Advisory Proposal.

Proxies; Revocation of Proxies

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “FOR” each of the Board’s nominees for director, and “FOR” the Asset Sale Proposal, the Auditor Proposal and the Advisory Proposal in accordance with the recommendation of our Board.

If you are a record holder, you may revoke your proxy at any time by any of the following means:

•
attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

•	voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Annual Meeting will be counted).

•	if you requested and received written proxy materials, completing and submitting a new valid proxy bearing a later date.

•
giving written notice of revocation to the Company addressed to our Chief Financial Officer, Treasurer and Secretary, at the Company’s address above, which notice must be received before noon, Eastern Time, on [__], 2018.

If you are a street name holder, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Adjournments

The Annual Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to elect directors or authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Annual Meeting, as adjourned.

Solicitation of Proxies

Our Board is soliciting proxies for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. Eastern Standard Time on [ ] at the offices of Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556, Telephone No. (516) 663-6600. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting.

We will bear the expense of soliciting proxies. These expenses will include the expense of preparing and mailing proxy materials for the Annual Meeting. We estimate that the cost of solicitation of proxies will be approximately $[__] to be incurred solely by us. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained the services of Laurel Hill to assist in the solicitation of proxies at the cost of approximately $6,500, plus reimbursement of certain expenses. Stockholders may call Laurel Hill at 888-742-1305 for assistance with voting.

Questions and Additional Information

If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Laurel Hill, the firm assisting us in the solicitation of proxies. Stockholders may call Laurel Hill toll-free at 888-742-1305.

PROPOSAL 1: ASSET SALE PROPOSAL

Information about the Parties

The Company

We are a corporation that was incorporated in 1982, under the laws of the State of Delaware. We are an energy-based medical device company specializing in developing, manufacturing and marketing a range of electrosurgical products and technologies, as well as related medical products used in doctor’s offices, surgery centers and hospitals worldwide. Our medical devices are marketed through Bovie’s own well-respected brands (Bovie®, IDS™ and DERMTM) and on a private label basis to distributors throughout the world. The Company also leverages its expertise in the design, development and manufacturing of electrosurgical equipment by producing equipment for large, well-known medical device manufacturers through original equipment manufacturing (OEM) agreements, as well as start-up companies with the need for our energy based designs.

We are also the developer of J-Plasma; a patented helium-based plasma surgical product which we believe has the potential to be a transformational product for surgeons.

Our objective is to achieve profitable, sustainable growth by increasing our market share in the advanced energy category, including the commercialization of products that have the potential to be transformational with respect to the results they produce for surgeons and patients. In order to achieve this objective, we plan to leverage our long history in the industry, along with our reputation for quality and reliability within the medical community. At the same time, we will expand our product offerings beyond radio frequency devices, move forward with research and developments projects aimed at creating value within our existing product portfolio, build our pipeline of new complementary products, and utilize multiple channels to bring new and existing products to market.

We are working to build our position in advanced electrosurgical generators and disposables, which can be used in diversified niche markets with minimally invasive surgical instruments, while furthering our status as a pioneer in plasma technology and its various medical applications.

Our common stock is listed on the NYSE American under the ticker symbol “BVX”.

Our principal executive offices are located at 5115 Ulmerton Road, Clearwater, FL 33760; our telephone number is (727) 384-2323.

Buyer

Buyer is a Tennessee corporation and subsidiary of Symmetry Surgical Inc. Buyer is a global manufacturer, marketer and distributor of high-quality medical devices focused on the general surgery market. Buyer maintains a portfolio of over 20,000 products and sells primarily to hospitals and surgical centers in the United States and countries worldwide through direct representatives, dealers and distributors. Specifically, Buyer’s current product portfolio includes a broad range of reusable stainless steel and titanium, hand-held general and specialty surgical instruments, single use and disposable instruments, electro-surgery instruments, retractor systems, ligation clips and appliers, and containers and sterilization cases.

Buyer’s principal executive offices are located at 3034 Owen Drive, Antioch, Tennessee 37013, and Buyer’s telephone number is (615) 964-5532.

General Description of the Asset Sale Transaction
On July 9, 2018, we entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain terms conditions contained in the Asset Purchase Agreement, including Stockholder Approval, to sell to Buyer the Business, including the Bovie® brand and trademarks, which sale may, under Delaware law, be deemed to be a sale of substantially all of our assets. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including all of our cash and cash equivalents, certain contracts that are not expressly assumed by Buyer, all intellectual property owned by us other than intellectual property owned (in whole or in part) by or exclusively licensed to us and related to, used or held exclusively for use in connection with the Business, all real property that is owned or leased by us, and certain other assets specified in the Asset Purchase Agreement, and will also retain certain specified liabilities, including all liabilities with respect to taxes arising before the closing of the Asset Sale Transaction, pursuant to any environmental laws occurring or existing prior to the closing date, indebtedness, change of control bonus or severance obligations, as well as any liabilities related to the acceleration of vesting of equity awards awarded under our incentive compensation plans.

We are retaining, and will continue to manage and operate, our Advanced Energy and Original Equipment Manufacturing (“OEM”) business segments, as well as our manufacturing facilities in Sofia, Bulgaria and Clearwater, Florida.

For more information on the above, please see “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Purchase and Sale of Assets” and “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement-Assumption and Transfer of Liabilities” beginning on pages [__] and [__] respectively.

A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale Transaction

As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $97 million in cash at closing.

Background of the Asset Sale Transaction

The Board and senior management of the Company, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value. In 2016, as part of its regular review of long-term strategic and financing alternatives, the Board and senior management discussed a wide variety of potential alternatives with representatives of Piper Jaffray, which the Company retained as its financial advisor in April 2016. The Board has constituted a Special Committee of independent directors consisting of John Andres, Lawrence Waldman, and Michael Geraghty (the “Special Committee”) to, among other things, oversee the engagement with Piper Jaffray. The Board, the Special Committee, and senior management communicated and met regularly with representatives of Piper Jaffray between 2016 and 2018 to discuss various potential strategic alternatives. From time to time between 2016 and 2018, members of the Company’s senior management and representatives of Piper Jaffray engaged in discussions with third parties concerning potential partnership alternatives relating to the Advanced Energy business. In mid-2016, partnership discussions with one party led to potential interest by that party in an acquisition of the entire Company; however after conducting preliminary due diligence, that party did not submit an acquisition proposal. None of the other partnership discussions at that time led to acquisition proposals for all or part of the Company.

On March 20, 2018, Matthew Kohut, Senior Vice President at RoundTable, contacted J. Robert Saron, the Company’s President, expressing potential interest in acquiring the Company’s Core business. Following this contact, Mr. Saron discussed RoundTable’s interest with Charles D. Goodwin, the Company’s Chief Executive Officer, and the Board authorized Mr. Goodwin to engage in discussions with RoundTable about a potential divestiture of the Company’s Core business in order to allow the Company to focus on the high-growth Advanced Energy business and to provide needed capital to commercialize our J-Plasma technology and grow the Advanced Energy business. The Company also believed that this focus on the Advanced Energy segment, while a relatively small part of the Company’s current business, would better position the Company to trade at levels in the public market commensurate with high growth medical technology companies.

On March 27, 2018, Mr. Goodwin advised Mr. Kohut that the Company would be prepared to discuss RoundTable’s interest in acquiring the Company’s Core business.

On April 3, 2018, Mr. Goodwin and Mr. Kohut continued their discussion of RoundTable’s interest in acquiring the Company’s Core business.

On April 4, 2018, the Company and RoundTable entered into a confidentiality agreement and RoundTable was provided access to certain confidential information about the Company.

On April 19, 2018, Mr. Goodwin met representatives of RoundTable, including Mr. Kohut, R. Craig Collister, Senior Transaction Partner at RoundTable, Thomas P. Kapfer, Senior Operating Partner at RoundTable, and Phillip S. Smith II, Senior Vice President at RoundTable, to discuss the acquisition of the Company’s Core business in greater detail.

On April 20, 2018, Mr. Goodwin received an initial request from Messrs. Collister and Smith at RoundTable for additional confidential information about the Company and the Company provided some of the requested due diligence information. The Company notified RoundTable that the Company was contemplating an auction to divest the Company’s Core business and that the Company would be conducting a Board meeting on May 9, 2018 to discuss such a process. RoundTable informed the Company that RoundTable intended to work towards an acquisition proposal in advance of the May 9, 2018 Board meeting.

On May 4, 2018, during a phone call between Mr. Goodwin and Mr. Collister, RoundTable proposed paying between $93 to $97 million for the acquisition of the Company’s Core business, including the Bovie® brand and trademarks.

On May 7, 2018, RoundTable/Buyer submitted a written, non-binding proposal for the acquisition of the Company’s Core business for an enterprise value in the range of $93 to $97 million.

On May 9, 2018, the Company held a Board meeting. In addition to each member of the Board, and certain members of management, representatives of Piper Jaffray and Ruskin Moscou Faltischek, P.C. (“Ruskin”), the Company’s outside legal counsel, attended the meeting. During the Board meeting, the Board and representatives of Piper Jaffray discussed a potential divestiture of the Company’s Core business and representatives of Piper Jaffray reviewed with the Board preliminary hypothetical trading multiples commensurate with small, high growth medical technology companies that representatives of Piper Jaffray believed comparable to the Company, post consummation of the Asset Sale Transaction, in which the Company's on-going business will be comprised of the Advanced Energy and OEM business segments (the “Post Asset Sale Company”). Representatives of Piper Jaffray also discussed with the Board other potential acquirers of the Core business.

On May 14, 2018, the Board conducted a telephonic meeting to discuss RoundTable’s proposal in more depth. During the meeting, the Board, and certain members of management, along with representatives of Piper Jaffray and Ruskin, discussed the RoundTable proposal. Representatives of Piper Jaffray presented a preliminary valuation analysis of the Company’s Core business. The Board, based in part on the preliminary valuation analysis of representatives of Piper Jaffray, authorized Mr. Goodwin to submit a counter-offer to RoundTable for a purchase price of $97 million.

On May 14, 2018, Mr. Goodwin contacted Mr. Collister to inform RoundTable that the Company would proceed with RoundTable to try to complete a potential transaction at a price of $97 million. RoundTable agreed to move forward at a price of $97 million. Thereafter, RoundTable submitted a revised written proposal for the acquisition of the Company’s Core business at an enterprise value of $97 million.

From May 15, 2018 through July 8, 2018, RoundTable/Buyer conducted due diligence on the Company. The due diligence included several meetings and conference calls between the parties and their representatives. On June 9, 2018, Gibson, Dunn & Crutcher LLP (“Gibson”), RoundTable’s and the Buyer’s outside counsel, provided a first draft of the Asset Purchase Agreement to Ruskin. Following the receipt of the initial draft of the Asset Purchase Agreement, on June 25, 2018, June 28, 2018, July 3, 2018, July 5, 2018, July 6, 2018, and July 7, 2018, RoundTable and Buyer exchanged a number of drafts of the Asset Purchase Agreement for the proposed transaction together (on various dates) with the Ancillary Agreements relating to terms of the manufacturing, licensing and transition relationships between the Company and Buyer following completion of the proposed transaction. The Special Committee of the Board, along with members of senior management and representatives of Piper Jaffray and Ruskin, held weekly status update calls during this period.

On June 27, 2018, the Board held a telephonic meeting to discuss the status of the proposed transaction. Ruskin participated in the Board call and outlined the Board’s fiduciary duties in the context of the proposed transaction.

On July 2, 2018, the Board conducted a telephonic meeting. During the meeting, representatives of Piper Jaffray presented Piper Jaffray’s preliminary valuation analyses relating to the Core business, as well as Piper Jaffray’s preliminary analysis of hypothetical trading multiples for the Post Asset Sale Company, based on the trading multiples for the comparable medical technology companies referred to above.

On July 5, 2018, the Board held an in-person meeting at Ruskin’s office for the purpose of further reviewing the Asset Purchase Agreement and the Ancillary Agreements, and to discuss any remaining issues. Representatives of Piper Jaffray participated telephonically in the meeting.

On July 8, 2018, the Board conducted a telephonic meeting. Supporting materials, including substantially final versions of the Asset Purchase Agreement and the Ancillary Agreements, and Piper Jaffray’s updated valuation analyses relating to the Core business and updated analysis of hypothetical trading multiples for the Post Asset Sale Company, were distributed prior to the meeting. At the July 8th meeting, representatives of Piper Jaffray reviewed with the Board the updated valuation analyses relating to the Core business, as well as the updated analysis of hypothetical trading multiples for the Post Asset Sale Company, and responded to questions from the Board. Representatives of Piper Jaffray then delivered to the Board Piper Jaffray’s oral opinion, which opinion was confirmed by delivery of a written opinion dated July 8, 2018, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by representatives of Piper Jaffray, as described in its written opinion, the purchase price of $97 million in cash to be received by the Company in the Asset Sale was fair, from a financial point of view, to the Company. Following discussion, the Board called for a vote on the approval of, among other matters, the Asset Sale Transaction and the transactions contemplated by the Asset

Purchase Agreement, including the Ancillary Agreements, and adopted resolutions (a) determining that the Asset Purchase Agreement and the transactions contemplated by Asset Purchase Agreement are fair to and in the best interests of the Company and its stockholders, (b) declaring it advisable to enter into the Asset Purchase Agreement and approving the execution, delivery, and performance of the Asset Purchase Agreement, (c) approving and declaring advisable the transactions contemplated by the Asset Purchase Agreement, and (d) resolving to recommend approval by the Company’s stockholders of the transactions contemplated by the Asset Purchase Agreement.

The full text of Piper Jaffray’s written opinion is attached as Annex B to this Proxy Statement.

On July 9, 2018, the Company and Buyer finalized and executed the Asset Purchase Agreement, and the parties publicly announced the Asset Sale Transaction prior to the market opening on July 9, 2018.

Reasons for the Asset Sale Transaction and Recommendation of Our Board

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, the Board consulted with management and outside financial and legal advisors. The Board considered a wide range of material factors relating to the Asset Purchase Agreement and the proposed Asset Sale Transaction, many of which the Board believed supported its decision, including the following:

•	the value of the consideration to be received by us pursuant to the Asset Purchase Agreement;

•
our Board’s belief that the Asset Sale Transaction was more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including the alternatives of retaining our current business based upon:

◦
the Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize stockholder value and the likely effect of these factors on the Company’s sustainability as a public company and strategic options;

◦	the Board’s understanding of our business, operations, management, financial condition, earnings and prospects;

•
the opinion of Piper Jaffray to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray, as described in its written opinion, the consideration of $97 million in cash to be received by the Company in the Asset Sale was fair, from a financial point of view, to the Company, as more fully described below under “Proposal 1: Asset Sales Proposal - Opinion of Our Financial Advisor” beginning on page [__];

•	the inclusion of a customary “fiduciary out” provision in the Asset Purchase Agreement that would allow the Board to pursue more favorable strategic alternatives in certain limited circumstances;

•
the consideration we receive in the Asset Sale Transaction would provide us with substantial cash to provide liquidity and certainty of value to the Company immediately upon the closing of the Asset Sale Transaction, which will permit us to continue to invest in and expand our Advanced Energy business;

•	the Asset Sale Transaction provides substantial working capital without diluting existing stockholders;

•	the continued need for capital to commercialize our J-Plasma technology and grow our Advanced Energy business;

•	the anticipated time to close the Asset Sale Transaction and the risk that if we did not accept Buyer’s offer at the time that we did, the Board might not have had another opportunity to do so;

•	the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

•	our stockholders will continue to own stock in our company and potentially benefit from future earnings; and

•	the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders.

Our Board also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:

•
the fact that, although the Company will continue to exercise control and supervision over its operations prior to closing, the Asset Purchase Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without Buyer’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Asset Sale Transaction, whether or not the Asset Sale Transaction is completed;

•
the conditions placed on our ability to solicit or respond to Acquisition Proposals as described under “Proposal 1: Asset Sale Proposal - Asset Purchase Agreement - Covenants - No Solicitation” beginning on page [__];

•
the risk that there is no assurance that all conditions to the parties’ obligations to complete the Asset Sale Transaction will be satisfied or waived, and as a result, it is possible that the Asset Sale Transaction could be delayed or might not be completed;

•
the risks and costs to the Company if the Asset Sale Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk of disruption to our business and customer reaction as a result of the public announcement of the Asset Sale Transaction; and

•	the risk that accompanies being a public company with relatively low revenues while we continue to try to grow our Advanced Energy business without the income associated with the Business.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Asset Purchase Agreement and the Asset Sale Transaction in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Asset Sale Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board (with the exception of Mr. Saron, who abstained) approved the Asset Purchase Agreement and the Asset Sale Transaction and determined that the Asset Sale Transaction is advisable, fair to and in the best interests of the Company and our stockholders.

Accordingly, our Board recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of Our Financial Advisor

The Company retained Piper Jaffray to act as financial advisor to the Board, and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, of the $97 million in cash (the “Consideration”) to be received by the Company in the Asset Sale.
The full text of the Piper Jaffray written opinion dated July 8, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be received by the Company in the Asset Sale. Piper Jaffray’s opinion was directed to the Board in connection with its consideration of the Asset Sale and was not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Asset Sale or any other matter. Piper Jaffray’s opinion was approved for issuance by the Piper Jaffray opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of a draft of the Asset Purchase Agreement;

•	reviewed and analyzed certain financial and other data with respect to the Business that was publicly available;

•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business that were furnished to Piper Jaffray by the Company;

•
conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as the business and prospects of the Business before giving effect to the Transaction;

•	compared the financial performance of the Business with that of certain publicly-traded companies that Piper Jaffray deemed relevant; and

•	reviewed the financial terms of certain business combination transactions that Piper Jaffray deemed relevant.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.
The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting held on July 8, 2018.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 6, 2018, and is not necessarily indicative of current market conditions.
Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Jaffray calculated (i) enterprise value (“EV”) for each company (defined as the relevant company’s common equity value, plus book value of preferred stock, plus, debt less cash and cash equivalents (“net debt”), plus, where applicable, book value of non-controlling interests), including (a) EV for each publicly traded company, based on (I) the market value of the relevant company’s diluted common equity, using closing stock prices on July 6, 2018, and (II) the relevant company’s net debt as of such company’s most recently reported quarter end, and (b) EV for each target business included in the merger and acquisition (“M&A”) transactions, based on (I) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies), or otherwise (II) the publicly announced EV for the target business at the time of announcement of the relevant M&A transaction, and (ii) diluted equity using the treasury stock method.
In addition, a number of metrics described below are based on financial results for the last twelve month period for which financial information was publicly available (“LTM”), which (i) in the case of the publicly traded companies analysis, was based on LTM data as of March 31, 2018, and (ii) in the case of the M&A transactions analyses, was based on LTM data available immediately prior to announcement of the relevant M&A transaction, and (iii) in the case of the Business, was based on historical financial information for the twelve month period ended March 31, 2018. Reference to “FTM” refer to the applicable 12 month period immediately following the applicable LTM period. References to “EBITDA” are references to earnings before net interest expense, income tax expense and depreciation and amortization, adjusted for stock-compensation expense and certain other non-cash and one-time or non-recurring items where applicable.
Fairness Analysis
Selected Public Companies Analysis
Medical Technology Companies - Financial Profile

Piper Jaffray reviewed historical LTM information for the Business as described above, as well as projected financial data prepared by the Company’s management for the years ended December 31, 2018 and 2019, and compared such data to corresponding Wall Street consensus research estimates for public companies in the medical technology industry that Piper Jaffray believed were comparable to the Business’ financial profile. Piper Jaffray selected U.S. public companies that it considered to be medical technology companies that had: (i) LTM revenue greater than $10 million and less than $500 million and (ii) projected 2018 revenue growth under 10%. One company, Anika Therapeutics, met the criteria above, but was excluded due to a recent decrease in value as a result of reported unfavorable clinical data.

Piper Jaffray selected the following companies:

•	Accuray Incorporated

•	Alphatec Holdings Inc(2) (3)

•	AngioDynamics, Inc.

•	BIOLASE, Inc. (2) (3) (4)

•	Conformis, Inc. (2) (3) (4)

•	Endologix, Inc. (2) (3) (4)

•	iCAD, INC. (2) (3) (4)

•	Iridex Corporation(1) (2)

•	LeMaitre Vascular, Inc. (2) (3)

•	PRO-DEX, INC.

•	RTI Surgical, Inc.

•	SeaSpine Holdings Corporation(2) (3) (4)

(1)	EV/2018 EBITDA and EV/2019 EBITDA were not available.
(2)	EV/LTM EBITDA was deemed not material if greater than 20.0x or less than zero.
(3)	EV/2018 EBITDA was deemed not material if greater than 20.0x or less than zero.
(4)	EV/2019 EBITDA was deemed not material if greater than 20.0x or less than zero.

For the selected medical technology public companies analysis, Piper Jaffray compared, among other things, implied EV/LTM revenue, EV/LTM gross profit and EV/LTM EBITDA multiples for the Business, based on the Consideration, to the corresponding implied EV multiples for each selected medical technology company, as well as projected 2018 and 2019 implied EV/revenue, EV/gross profit and EV/EBITDA multiples for the Business, based on the Consideration, to the corresponding implied EV multiples for each selected medical technology public company derived from its closing price per share on July 6, 2018. Projected 2018 and 2019 revenue, gross profit and EBITDA for the Business were based on estimates provided by the Company’s management. Piper Jaffray noted that LTM projected EBITDA amounts for the Business did not reflect certain operating expenses associated with a stand-alone company. Projected 2018 and 2019 revenue, gross profit and EBITDA for the selected medical technology public companies were based on Wall Street consensus research estimates, public filings and press releases of such companies.

The analysis indicated the following multiples:

Selected Medical Technology Public Companies
	The Business(1)	High	75th %	Mean	Median	25th %	Low
EV to LTM revenue	3.4x	6.9x	2.0x	2.0x	1.4x	1.1x	0.4x
EV to projected 2018 revenue	3.3x	6.6x	2.0x	2.0x	1.4x	1.1x	0.4x
EV to projected 2019 revenue	3.2x	6.0x	1.8x	1.8x	1.3x	1.0x	0.3x
EV to LTM gross profit	8.0x	9.9x	4.3x	3.6x	2.9x	2.2x	1.3x
EV to projected 2018 gross profit	7.5x	9.2x	3.9x	3.5x	2.8x	2.1x	1.1x
EV to projected 2019 gross profit	7.2x	8.4x	3.4x	3.1x	2.4x	1.7x	0.8x
EV to LTM EBITDA	11.0x	17.8x	15.6x	13.3x	13.6x	11.2x	8.1x
EV to projected 2018 EBITDA	9.5x	19.5x	16.4x	13.5x	13.7x	10.9x	7.3x
EV to projected 2019 EBITDA	9.4x	19.9x	14.0x	12.4x	12.3x	9.6x	6.4x

(1) Based on the Consideration.

Based on this analysis, Piper Jaffray noted that, with respect to the Business, each of the EV/revenue and EV/gross profit multiples fell between the “Maximum” and the 75th percentile range of implied EVs for the selected public companies, the LTM EV/EBITDA multiple fell between the mean and the 25th percentile and each of the 2018 and 2019 EV/EBITDA multiples fell between the 25th percentile and the “Minimum” range of implied EVs for selected public companies. In addition, Piper Jaffray observed that the range of implied EVs for the Business based on the mean and median for each analysis yielded the following, as compared to the Consideration:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM revenue	$41 - $57
2018 revenue	$42 - $58
2019 revenue	$38 - $54
LTM gross profit	$35 - $44
2018 gross profit	$37 - $45
2019 gross profit	$32 - $41
LTM EBITDA	$117 - $120
2018 EBITDA	$139 - $140
2019 EBITDA	$127 - $129
Consideration	$97

Selected M&A Transaction Analysis
Medical Technology Companies - Current EBITDA
Piper Jaffray reviewed M&A transactions involving target companies in the medical technology industry that had positive EBITDA for the LTM period immediately prior to announcement of their respective acquisitions. Piper Jaffray selected transactions that were announced after January 1, 2012 involving U.S. public or private medical technology businesses as targets with: (i) LTM EBITDA greater than zero, (ii) LTM revenue under $500 million and (iii) FTM revenue growth equal or less than 10%.

Based on these criteria, the following 19 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Exactech, Inc.	TPG Capital, L.P.	October 23, 2017
G&H Orthodontics	Altaris Capital Partners, LLC	September 12, 2017
Johnson & Johnson -- Codman Neurosurgery Business(1)	Integra LifeSciences Holdings Corporation	February 15, 2017
National Seating & Mobility, Inc.	Court Square Capital Partners, L.P.	August 10, 2016
Beaver-Visitec International Holdings, Inc.	TPG Capital, L.P.	July 18, 2016
Symmetry Surgical Inc.	RoundTable Healthcare Management, LLC	May 2, 2016
Medi-Globe Corporation	Duke Street V Limited	March 1, 2016
Orliman, S.L.U.	Magnum Capital Industrial Partners	July 22, 2015
Patterson Medical (1)	Madison Dearborn Partners, LLC	July 1, 2015
TEI Biosciences Inc., and TEI Medical Inc.	Integra LifeSciences Holdings Corporation	June 28, 2015
Lumenis Ltd.	XIO Group LLP	June 18, 2015
American Medical Systems, Inc. -- Urology Business	Boston Scientific Corporation	March 2, 2015
Devicor Medical Products, Inc.	Leica Biosystems GmbH	October 28, 2014
ArthroCare Corp.(2)	Smith & Nephew plc	February 3, 2014
Wright Medical Group, Inc. -- OrthoRecon Business (1)	MicroPort Medical B.V.	June 19, 2013
Young Innovations, Inc.	Linden Capital Partners LLC	December 4, 2012
Performance Health and Wellness Holdings, Inc.	Gridiron Capital, LLC	October 16, 2012
TIDI Products, LLC	J.H. Whitney Capital Partners, LLC	July 17, 2012
Orthofix -- Breg, Inc. Business	Water Street Healthcare Partners, LLC.	April 24, 2012

(1) EV/FTM EBITDA was not available.
(2) EV/LTM EBITDA was deemed not material if greater than 20.0x.

For this selected M&A transactions analysis, Piper Jaffray compared, among other things, implied EV/LTM revenue and EV/LTM EBITDA multiples for the Business, based on the Consideration, to the corresponding multiples for each selected transaction, as well as the Business’ implied multiples of EV/projected FTM revenue and EV/projected FTM EBITDA, based on the Consideration, to the corresponding multiples for each selected transaction. Projected FTM revenues and FTM EBITDA for the Business were based on estimates of the Company’s management. Piper Jaffray noted that LTM projected EBITDA amounts for the Business did not reflect certain operating expenses associated with a stand-alone company. FTM revenues and FTM EBITDA for the selected transactions were based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.

This analysis indicated the following multiples:

Selected M&A Transactions
	The Business(1)	High	75th %	Mean	Median	25th %	Low
EV to LTM revenue	3.4x	4.8x	3.7x	2.5x	2.5x	1.5x	1.1x
EV to FTM revenue	3.2x	4.5x	3.7x	2.3x	1.5x	1.3x	1.0x
EV to LTM EBITDA	11.0x	16.3x	13.7x	10.4x	9.4x	8.4x	5.9x
EV to FTM EBITDA	9.0x	14.2x	12.1x	10.1x	9.9x	8.0x	6.8x

(1) Based on the Consideration.
Based on this analysis, Piper Jaffray noted that, with respect to the Business, the EV/LTM EBITDA multiple and each of the EV/revenue multiples fell between the 75th percentile and the mean range of implied EVs for the selected M&A transactions and the EV/FTM EBITDA multiple fell between the median and the 25th percentile range of implied EVs for the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the Consideration:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM revenue	$70 - $71
FTM revenue	$46 - $69
LTM EBITDA	$83 - $92
FTM EBITDA	$104 - $106
Consideration	$97

Medical Technology Companies - Financial Profile
Piper Jaffray also reviewed M&A transactions involving target businesses in the medical technology industry that Piper Jaffray believed were comparable to the Business’ financial profile. Piper Jaffray selected transactions that were announced after January 1, 2010, involved U.S. public or private medical technology businesses as targets that had: (i) LTM revenue greater than $10 million and less than $500 million and (ii) FTM revenue growth equal to or less than 10%.

Based on these criteria, the following 31 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Analogic Corporation(1)	Altaris Capital Partners, LLC	April 10, 2018
Spinal Kinetics Inc	Orthofix International N.V.	March 16, 2018
Becton, Dickinson and Company -- Needle Biopsy & Drainage Business	Merit Medical Systems, Inc.	November 16, 2017
Exactech, Inc.	TPG Capital, L.P.	October 23, 2017
LifeWatch AG(2)(3)	BioTelemetry, Inc.	April 10, 2017
Syneron Medical Ltd. (2)	Apax Partners LLP	April 3, 2017
St. Jude Medical, Inc. -- Vascular Closure Business(1)(4)(5)	Terumo Corporation	October 18, 2016
Beaver-Visitec International Holdings, Inc.	TPG Capital, L.P.	July 18, 2016
Symmetry Surgical Inc.	RoundTable Healthcare Management, LLC	May 2, 2016
Patterson Medical (1)(4)(5)	Madison Dearborn Partners, LLC	July 1, 2015
TEI Biosciences Inc., and TEI Medical Inc.	Integra LifeSciences Holdings Corporation	June 29, 2015
Lumenis Ltd.	XIO Group LLP	June 18, 2015
American Medical Systems, Inc. -- Urology Business	Boston Scientific Corporation	March 2, 2015
Optos Capital, LLC	Nikon Corporation	February 27, 2015
Volcano Corporation(2)(3)	Koninklijke Philips N.V.	December 17, 2014
AngioScore Inc. (1)(2)	Spectranetics Corporation	May 27, 2014
Nordion Inc.	Sterigenic International Inc	March 31, 2014
ArthroCare Corp. (2)	Smith & Nephew plc	February 3, 2014
Solta Medical, Inc. (1)(2)	Valeant Pharmaceuticals International, Inc.	December 16, 2013
Wright Medical Group, Inc. -- OrthoRecon Business(1)(5)	MicroPort Medical B.V.	June 19, 2013
NDS Surgical Imaging, LLC	GSI Group Inc.	January 15, 2013
Young Innovations, Inc.(4)	Linden Capital Partners LLC	December 4, 2012
GE -- Thomas Medical Products, Inc. Business	Merit Medical Systems, Inc.	November 26, 2012
TIDI Products, LLC	J.H. Whitney Capital Partners, LLC	July 17, 2012
Orthofix -- Breg, Inc. Business	Water Street Healthcare Partners, LLC.	April 24, 2012
Codman & Shurtleff, Inc.	Symmetry Medical Inc.	December 12, 2011
Physio-Control Corporation	Bain Capital	November 27, 2011
Immucor, Inc.	TPG Capital, L.P.	July 5, 2011
Otix Global, Inc.	William Demant Holding A/S	September 13, 2010
Osteotech, Inc.(1)(2)	Medtronic Inc.	August 17, 2010
Joerns Healthcare, Inc. (1)(2)	Quad-C Management, Inc.	August 2, 2010

(1) EV/FTM EBITDA was not available.
(2) EV/LTM EBITDA was deemed not material if greater than 20.0x.
(3) EV/FTM EBITDA was deemed not material if greater than 20.0x.
(4) EV/LTM gross profit was not available.
(5) EV/FTM gross profit was not available.
(6) EV/LTM EBITDA was not available.

For this selected M&A transactions analysis, Piper Jaffray compared, among other things, implied EV/LTM revenue, EV/LTM gross profit and EV/LTM EBITDA multiples for the Business, based on the Consideration, to the corresponding multiples for each selected transaction, as well as the Business’ implied multiples of EV/projected FTM revenue, EV/projected FTM gross profit and EV/ projected FTM EBITDA, based on the Consideration, to the corresponding multiples for each selected transaction. Projected FTM revenues, FTM gross profit and FTM EBITDA for the Business were based on estimates of the Company’s management. Piper Jaffray noted that LTM projected EBITDA amounts for the Business did not reflect certain operating expenses associated with a stand-alone company. FTM revenues, FTM gross profit and FTM EBITDA for the selected transactions were based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.
This analysis indicated the following multiples:

Selected M&A Transactions
	The Business(1)	High	75th %	Mean	Median	25th %	Low
EV to LTM revenue	3.4x	7.1x	3.6x	2.5x	1.9x	1.4x	0.8x
EV to FTM revenue	3.3x	6.8x	3.1x	2.4x	1.9x	1.4x	0.8x
EV to LTM gross profit	8.0x	10.7x	5.6x	4.4x	4.5x	2.6x	1.5x
EV to FTM gross profit	7.6x	10.3x	5.2x	4.2x	4.1x	2.8x	1.5x
EV to LTM EBITDA	11.0x	16.3x	14.1x	10.2x	9.3x	7.3x	3.6x
EV to FTM EBITDA	9.5x	14.2x	11.9x	9.5x	9.6x	7.0x	4.6x

(1) Based on the Consideration.

Based on this analysis, Piper Jaffray noted that, with respect to the Business, the EV/FTM revenue multiple and each of the EV/gross profit multiples fell between the “Maximum” and the 75th percentile range of implied EVs for the selected M&A transactions, each of the EV/LTM revenue and EV/LTM EBITDA multiples fell between the 75th percentile and the mean range of implied EVs for the selected M&A transactions, the EV/FTM EBITDA multiple was equal to the mean of implied EVs for the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the Consideration:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM revenue	$55 - $72
FTM revenue	$56 - $71
LTM gross profit	$53 - $54
FTM gross profit	$54 - $56
LTM EBITDA	$82 - $90
FTM EBITDA	$99 - $101
Consideration	$97

Medical Technology Companies - Divestitures
In addition, Piper Jaffray reviewed M&A transactions involving target businesses in the medical technology industry that were divested from larger, public companies. Piper Jaffray selected divestiture transactions that were announced after January 1, 2012 involving, involved U.S. medical technology businesses as targets with FTM revenue growth less than or equal to 10%.

Based on these criteria, the following 14 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Integer Holdings Corporation -- Advanced Surgical & Ortho Business	MedPlast, LLC	May 3, 2018
Becton, Dickinson and Company -- Needle Biopsy & Drainage Business	Merit Medical Systems, Inc.	November 16, 2017
Halyard Health, Inc. -- Surgical & Infection Prevention Business(1)(2)	Owens & Minor, Inc.	November 1, 2017
Medtronic Inc. -- Medical Supplies Business	Cardinal Health Inc	April 18, 2017
Johnson & Johnson -- Codman Neurosurgery Business(1)(2)(3)	Integra LifeSciences Holdings Corporation	February 15, 2017
Acelity L.P. Inc. -- Lifecell Business(2)	Allergan plc	December 20, 2016
Hologic, Inc. -- Blood Screening Business (1)(2)(3)(4)	Grifols, S.A.	December 14, 2016
[Patterson Medical Supply] (1)(2)(3)	Madison Dearborn Partners, LLC	July 1, 2015
Johnson & Johnson -- Cordis Corp Business	Cardinal Health Inc	March 2, 2015
Endo -- AMS Urology Business	Boston Scientific Corporation	March 2, 2015
Siemens Audiology Solutions Business(1)(2)(3)(5)	EQT VI L.P.& Santo Holding AG	November 6, 2014
Wright Medical Group, Inc. -- OrthoRecon Business (2)(3)	MicroPort Medical B.V.	June 19, 2013
GE --Thomas Medical Products, Inc. Business	Merit Medical Systems, Inc.	November 26, 2012
Orthofix --Breg, Inc. Business	Water Street Healthcare Partners, LLC.	April 24, 2012

(1) EV/LTM gross profit was not available.
(2) EV/FTM gross profit was not available.
(3) EV/LTM EBITDA was not available.
(4) EV/LTM revenue was not available.
(5) EV/FTM revenue was not available.

For this selected M&A transactions analysis, Piper compared, among other things, implied EV/LTM revenue, EV/LTM gross profit and EV/LTM EBITDA multiples for the Business, based on the Consideration, to the corresponding multiples for each selected transaction, as well as the Business’ implied multiples of EV/projected FTM revenue, EV/projected FTM gross profit and EV/ projected FTM EBITDA, based on the Consideration, to the corresponding multiples for each selected transaction. Projected FTM revenues, FTM gross profit and FTM EBITDA for the Business were based on estimates of the Company’s management. Piper Jaffray noted that LTM projected EBITDA amounts for the Business did not reflect certain operating expenses associated with a stand-alone company. FTM revenues, FTM gross profit and FTM EBITDA for the selected transactions were based on selected Wall Street research estimates or disclosure by the companies involved in the transactions available at the time of the announcement of the relevant transaction.

This analysis indicated the following multiples:

Selected M&A Transactions
	The Business(1)	High	75th %	Mean	Median	25th %	Low
EV to LTM revenue	3.4x	6.4x	3.1x	2.6x	2.1x	1.5x	0.7x
EV to FTM revenue	3.3x	7.7x	4.0x	2.9x	2.1x	1.4x	0.7x
EV to LTM gross profit	8.0x	10.5x	8.4x	6.2x	6.6x	4.0x	1.8x
EV to FTM gross profit	7.6x	8.7x	7.4x	5.7x	6.0x	3.6x	2.7x
EV to LTM EBITDA	11.0x	16.1x	12.0x	10.3x	10.3x	8.9x	4.6x
EV to FTM EBITDA	9.5x	15.3x	11.5x	9.7x	9.6x	8.1x	4.6x

(1) Based on the Consideration.

Based on this analysis, Piper Jaffray noted that, with respect to the Business, each of the EV/LTM revenue and EV/FTM gross profit multiples fell between the “Maximum” and the 75th percentile range of implied EVs for the selected M&A transactions, each of the EV/FTM revenue, EV/LTM gross profit and EV/LTM EBITDA multiples fell between the 75th percentile and the mean range of implied EVs for the selected M&A transactions, and the EV/FTM EBITDA multiple fell between the median and the 25th percentile range of implied EVs for the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied EVs for the Business based on the mean and median for each analysis, yielded the following, as compared to the Consideration:

Implied Median/Mean Enterprise Value of the Business (in millions)
LTM revenue	$60 - $74
FTM revenue	$63 - $87
LTM gross profit	$76 - $80
FTM gross profit	$75 - $79
LTM EBITDA	$91 - $91
FTM EBITDA	$101 - $102
Consideration	$97

Discounted Cash Flows Analysis
Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical enterprise values for the Business based on the net present value of (i) projected unlevered free cash flows from June 30, 2018 to December 31, 2022 (as set forth in the “Forecasts” section below), discounted back to June 30, 2018 and (ii) a projected terminal value at December 31, 2022 calculated using perpetuity growth rates ranging from 1.0% to 2.0%, discounted back to June 30, 2018. The free cash flows for each year and terminal year revenue were calculated from operating financial projections for such periods provided to Piper Jaffray by the Company. Piper Jaffray noted that such free cash flows did not reflect certain operating expenses associated with a stand-alone company. Piper Jaffray calculated the range of net present values for unlevered free cash flows for such periods based on a range of discount rates ranging from 9.2% to 11.2%, based on its estimation of the Company’s weighted average cost of capital (“WACC”) using the capital asset pricing model, together with a size premium. Piper Jaffray used the Company’s estimated WACC as a proxy for the estimated WACC for the Business in light of (i) the Business not being a stand-alone company, and (ii) the relative size of the Business as compared to that of the Company.
This analysis resulted in implied enterprise values of the Business ranging from approximately $74 million to $101 million. Piper Jaffray observed that the Consideration was within the range of implied enterprise values derived from this analysis.

Other Information

Piper Jaffray also noted for the Board the following analysis that was not considered part of Piper Jaffray’s financial analyses with respect to its fairness opinion, but was referenced only for informational purposes:
Post-Transaction Public Companies

Piper Jaffray reviewed projected financial data for the Company prepared by the Company’s management for the years ended December 31, 2018 and 2019, and compared such data to corresponding Wall Street consensus research estimates for public companies in the medical technology industry that Piper Jaffray believed were comparable to the Company’s financial profile. Piper Jaffray selected U.S. public companies that it considered to be medical technology companies with (i) LTM less than $50 million and (ii) projected 2018 and 2019 revenue growth greater than 20%.

Piper Jaffray selected the following companies:

•	Cytosorbents Corporation

•	iRadimed Corporation

•	Nuvectra Corporation

•	OrthoPediatrics Corp.

•	Second Sight Medical Products, Inc.

•	Sensus Healthcare, Inc.

•	Sientra, Inc.

•	Viveve Medical, Inc.

For this selected medical technology public companies analysis, Piper Jaffray reviewed, among other things, projected 2019 implied EV/ revenue multiples for the selected medical technology public companies derived from their closing prices per share on July 6, 2018. Projected 2019 revenue for the selected medical technology public companies were based on Wall Street consensus research estimates, public filings and press releases of such companies.
This review indicated the following multiples:

Selected Medical Technology Public Companies
	High	75th %	Mean	Median	25th %	Low
EV to projected 2019 revenue	10.6x	6.3x	5.3x	5.2x	3.4x	2.4x
In connection with this review, Piper Jaffray noted that, assuming (i) a number of Post Asset Sale Company diluted shares outstanding equal to the diluted shares outstanding of Company common stock as of May 9, 2018 (the date of the most recent disclosure of outstanding shares of Company common stock), (ii) an EV of the Post Asset Sale Company based on outstanding debt of $2,774,000 and cash of $86,361,000 (based on the Company’s outstanding debt and cash amounts (pro forma for the Transaction, including adjustment for estimated taxes, but not adjusted for estimated Asset Sale fees and expenses) as of March 31, 2018) (iii) estimated ranges of projected 2019 revenues for the Post Asset Sale Company of between $25 million and $45 million as set forth below, and (iv) the Post Asset Sale Company’s common stock could trade between 2.0x and 10.0x projected 2019 revenue, on an EV basis, consistent with current selected post-transaction public comparable companies, then the Post Asset Sale Company’s common stock would hypothetically have implied per share trading ranges as follows:

Projected 2019 revenue (in thousands)	Hypothetical Per Share Trading Range of the Company’s Common Stock
$25,000	$3.93 - $9.23
$30,000	$4.19 - $10.55
$35,000	$4.46 - $11.88
$40,000	$4.72 - $13.20
$42,056	$4.83 - $13.74
$45,000	$4.99 - $14.52

Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray and reviewed with the Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the Business.
None of the selected companies or transactions used in the analyses above is directly comparable to the Business or the Asset Sale. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.
Piper Jaffray performed its analyses for purposes of providing its opinion to the Board. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray were based upon financial projections of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from projected financial results.
Piper Jaffray’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Asset Purchase Agreement. While Piper Jaffray provided advice to the Board during the Company’s negotiations with Buyer, Piper Jaffray did not recommend any specific amount or type of Consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of the Company that the financial information provided to Piper Jaffray by the management of the Company was prepared on a reasonable basis in accordance with industry practice, and that the management of the Company was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Business. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with consent of the Board, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Business and the Asset Purchase Agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed Asset Purchase Agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of the parties to the Asset Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Asset Sale will be consummated pursuant to the terms of the Asset Purchase Agreement without amendments thereto, and (iv) all conditions to the consummation of the Asset Sale will be satisfied without waiver by either party of any conditions or obligations. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the Asset Sale and specified in the Asset Purchase Agreement will be obtained in a manner that would not adversely affect the Company, the Business or the contemplated benefits of the Asset Sale.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Business, and Piper Jaffray was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of the Company or the Business under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of the Company, the Business or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to the Company of the proposed Consideration set forth in the Asset Purchase Agreement and did not address any other terms or agreement relating to the Asset Sale or any other terms of the Asset Purchase Agreement. In particular, this opinion does not address any term or agreement in the Ancillary Agreements, in each case to be entered into as of the consummation of the Asset Sale between the Company and/or its affiliates and Buyer and/or its affiliates. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Asset Sale, the merits of the Asset Sale relative to any alternative transaction or business strategy that may be available to the Company, Buyer’s ability to fund the Consideration, any other terms contemplated by the Asset Purchase Agreement or the fairness of the Asset Sale to any class of securities, creditor or other constituency of the Company. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Asset Sale, or any class of such persons, relative to the Consideration to be received by the Company in the Asset Sale or with respect to the fairness of any such compensation.

Information about Piper Jaffray
As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the Asset Sale on the basis of such experience and its familiarity with the Company and the Business.
Piper Jaffray acted as a financial advisor to the Company in connection with the Transaction and will receive a fee of $2 million from the Company, which is contingent upon the consummation of the Asset Sale, except for $250,000 of such fee which has been earned by Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the Asset Sale or the conclusions reached in Piper Jaffray’s opinion. The Company has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. Piper Jaffray has in the past provided financial advisory and financing services to the Company, including acting as underwriter in connection with a follow-on common stock offering for the Company in November 2016, and may continue to do so and has received, and may receive, fees for rendering such services. In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company or affiliates of Buyer for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to the Company, Buyer or the entities that are affiliated with the Company or Buyer, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to the Company, the Business and the Asset Sale and other participants in the Asset Sale that differ from the opinions of Piper Jaffray’s investment banking personnel.

Forecasts

The Company does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its consideration of the Asset Sale Transaction, Company management prepared unaudited prospective financial information with respect to the Business being sold to Buyer in the Asset Sale and the Advanced Energy and OEM business segments being retained by the Company. The Company is electing to provide the unaudited prospective financial information in this Proxy Statement to provide the stockholders of the Company access to certain unaudited prospective financial information that was made available to the Company’s financial advisors in connection with the Asset Sale. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither the Company, its financial advisors, nor any of their affiliates assumes any responsibility for the accuracy of this information. Readers of this Proxy Statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of the Company regarding the information included in the unaudited prospective financial information or the ultimate performance of the Business or the Company compared to the information included in the unaudited prospective financial information.

The unaudited prospective financial information was not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information. Certain of the unaudited prospective financial information presents financial metrics that were not prepared in accordance with GAAP including non-GAAP net loss from continuing operations and adjusted EBITDA from continuing operations. The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding stock compensation expense, income tax expense, net interest expense, and depreciation and amortization. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. The Company has not prepared, and neither the Board nor the Company’s financial advisors have considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures. Neither Bovie’s independent registered public accounting firm nor any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Bovie contained in its Annual Report on Form 10–K for the year ended December 31, 2017 relates to Bovie’s historical financial information.

There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information and disclaim any association with, the prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Post Asset Sale Company Prospective Financial Information (Unaudited) for the twelve months ended December 31,

(in thousands)	2018E	2019E	2020E
Sales *	15,879	42,056	67,056
Cost of sales	7,311	16,228	26,036
Gross profit	8,568	25,828	41,020
Gross profit %	54.0%	61.4%	61.2%
Other costs and expenses:
Research and development	2,701	3,147	3,867
Professional services	1,715	2,341	2,683
Salaries and related costs	7,196	11,469	11,368
Selling, general and administrative	8,307	15,815	19,707
Total other costs and expenses	19,919	32,772	37,625
(Loss) income from operations	(11,351)	(6,944)	3,395
Income from discontinued operations, net of tax ^	5,029	—	—
(Loss) income from operations before taxes, net of discontinued operations	(6,322)	(6,944)	3,395

Depreciation and amortization	825	893	893
Stock based compensation	1,054	2,293	2,293
Adjusted EBITDA	(4,443)	(3,758)	6,581

* Includes AE, OEM and Net Revenue/COGS related to Core Toll Manufacturing (Post transaction close)
^ Discontinued operations includes Operating Income related to Core Segment prior to transaction close.

The Core Business Historical and Prospective Financial Information (Unaudited) for the twelve months ended December 31,

	Actual	Projections
	2017	2018	2019	2020	2021	2022	LTM	FTM
Sales	$28,649	$29,680	$30,125	$30,577	$31,036	$31,501	$28,393	$29,789
Cost of sales	15,846	16,660	16,719	16,359	16,604	16,853	16,261	16,598
Gross profit	12,803	13,020	13,406	14,218	14,432	14,648	12,132	13,191
Other costs and expenses:
Research and development	514	198	250	250	275	300	374	205
Professional services	2	86	90	95	100	110	2	106
Salaries and related costs	986	1,276	1,308	1,341	1,374	1,408	1,048	1,250
Selling, general and administrative	2,681	1,700	1,808	1,865	1,893	1,950	2,445	1,538
Total other costs and expenses	4,183	3,260	3,456	3,551	3,642	3,768	3,869	3,099
Income from operations	$8,620	$9,760	$9,950	$10,667	$10,790	$10,880	$8,263	$10,092

Depreciation and amortization	529	472	390	360	371	300	548	403
EBITDA	$9,149	$10,232	$10,340	$11,027	$11,161	$11,180	$8,811	$10,495

Free Cash Flows		$7,050	$7,132	$7,565	$7,687	$7,654

Note: LTM as of March31, 2018. Calculated as FY 2017 plus Q1 2018 less Q1 2017; FTM calculated as FY 2018 and 22% of 2019. The historical and projected operating expenses underlying EBITDA data do not reflect certain operating expenses associated with a stand-alone company.

The foregoing unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [__], the risk factors described under “Risk Factors” beginning on page [__], and other risk factors as disclosed in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. Stockholders are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [__] and “Where You Can Find More Information” beginning on page [__]. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Asset Purchase Agreement, including the Asset Sale, which might cause actual results to differ materially.

The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources as of, and for the fiscal year ended, December 31, 2017. See “Where You Can Find More Information” beginning on page [__].

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Proxy Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

THE COMPANY HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Use of Proceeds and Future Operations

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. We will continue to operate and manage our Advanced Energy and OEM business segments and will continue to maintain our manufacturing facilities in Sofia, Bulgaria and Clearwater, Florida following the closing of the Asset Sale. In connection with these business segments, we will have a continuous need for capital to commercialize our J-Plasma technology and grow our Advanced Energy business. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Asset Sale for different or presently non-contemplated purposes.

Interests of our Directors and Executive Officers in the Asset Sale Transaction

In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as stockholders, our directors and executive officers may be considered to have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Asset Purchase Agreement, (ii) in reaching its decision to approve the Asset Purchase Agreement, and (iii) in recommending to stockholders that the Asset Purchase Agreement and the Asset Sale Transaction be approved and adopted. These interests include those described below.

Treatment of Equity Awards

Termination Benefits of Named Executive Officers

Messrs. Goodwin, Ewers, Citronowicz and Saron are each subject to an executive employment agreement that provides for certain severance payments and benefits upon a termination of employment during an agreement’s term, subject to their timely execution of an irrevocable release of claims in favor of the Company. In light of the fact that following the closing of the Asset Sale Transaction we will continue to have substantial business and operations through our Advanced Energy and OEM business segments, the Board does not believe the Asset Sale Transaction constitutes a “Change in Control” under these executive employment agreements.

Mr. Saron’s executive employment agreement provides that if his employment is terminated by the Company without “cause” (as defined below) or by him for “good reason” (as defined below) during the agreement’s term, or if Mr. Saron’s employment contract is not renewed on substantially the same terms within twelve months of a change of control of the Company, then any unvested stock options or other equity-based award granted to him shall become fully vested, and Mr. Saron shall be entitled to (i) an amount equal to his then base salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued prior to the date of termination (and reimbursement for expenses incurred prior to the date of termination), and (ii) a lump sum cash payment equal to three times his base salary in effect prior to the date of termination, provided he timely executes and returns an irrevocable general release of claims in favor of the Company and complies with the twelve-month post-termination non-competition, non-solicitation and perpetual non-disparagement and confidentiality covenants in his executive employment agreement. Mr. Saron’s duties with the Company included oversight of the operations of the Business and therefore it is anticipated that Mr. Saron will become an employee of Buyer immediately following the closing of the Asset Sale Transaction, and will leave his position as an employee and director of the Company. In lieu of paying Mr. Saron severance in accordance with his employment agreement, the Company has agreed to pay Mr. Saron $[__] pursuant to a separation agreement to be entered into between the Company and Mr. Saron. The Company has also agreed to allow all of Mr. Saron’s unvested options to purchase shares of the Company’s common stock to immediately vest upon closing of the Asset Sale Transaction.

The executive employment agreement between the Company and Mr. Citronowicz is substantially similar in form and substance. Such executive employment agreement provides that if Mr. Citronowicz’s employment is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below) during the agreement’s term, or if Mr. Citronowicz’s employment contract is not renewed on substantially the same terms within twelve months of a change of control of the Company, then any unvested stock options or other equity-based award granted to him shall become fully vested, and Mr. Citronowicz shall be entitled to (i) an amount equal to his then base salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued prior to the date of termination (and reimbursement for expenses incurred prior to the date of termination), and (ii) a lump sum cash payment equal to three times his base salary in effect prior to the date of termination, provided he timely executes and returns an irrevocable general release of claims in favor of the Company and complies with the twelve-month post-termination non-competition, non-solicitation and perpetual non-disparagement and confidentiality covenants in his executive employment agreement. It is anticipated that Mr. Citronowicz will continue as an employee of the Company following the closing of the Asset Sale Transaction and that his severance provisions will not be triggered as a consequence thereof.

For purposes of each of the executive employment agreements, “cause” generally means any of the following: (i) conviction of any felony or any other crime involving dishonesty or moral turpitude, (ii) commission of any act of fraud or dishonesty by the executive, or theft of or maliciously intentional damage to the property of the Company or any of its subsidiaries or affiliates, (iii) willful or intentional breach of executive’s fiduciary duties to the Company, or (iv) breach by executive of any provision of the executive employment agreement. The executives are entitled to a 10-day period to cure any conduct the Company has determined constitutes cause.

For purposes of each of the executive employment agreements, “good reason” generally means any of the following: (i) the material reduction of the executive’s title, authority, duties and responsibilities or the assignment to the executive of duties materially inconsistent with the executive’s position with the Company, (ii) any reduction in base salary of the executive, or (iii) the Company’s material breach of the executive employment agreement. For each event constituting good reason listed above, an executive must give the Company written notice of such event within 30 days after the event giving rise to good reason first occurs, and the Company is entitled to a 15-day period to cure any conduct that constitutes good reason.

Transaction Bonuses

Upon consummation of the Asset Sale Transaction, the Company will pay transaction bonuses to Messrs. Goodwin, Saron, Ewers and Citronowicz in the aggregate amount of $700,000, $200,000, $200,000 and $200,000, respectively.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale Transaction.

Regulatory Matters

Other than expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the transactions contemplated by the Asset Purchase Agreement, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Asset Sale Transaction.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The following discussion is based upon the Internal Revenue Code (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, total liabilities assumed or taken by Buyer and will be reduced by the amount of selling costs. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, our available net operating loss carryforwards will offset part of such gain. It is anticipated that we will pay tax on a substantial part of the gain recognized from the Asset Sale Transaction.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet. We will record a gain, net of any applicable taxes, on the Asset Sale Transaction equal to the difference between the consideration received and the net book value of the assets sold when the transaction is completed. We also expect to reflect the results of operations of the Core Business as discontinued operations beginning on the date of the closing of the Asset Sale Transaction.

Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction

If the Asset Sale Transaction is completed, we will no longer have our Core operating segment, which includes the Bovie® brand and trademarks, non-helium based electrosurgical products and technologies and related medical products used in doctor’s offices, surgery centers and hospitals worldwide including desiccators, standard generators, electrodes, electrosurgical pencils, grounding pads and various ancillary disposable products, cauteries, and other related products inclusive of third party distributed products (such as medical lighting, smoke evacuation, cryotherapy and colposcopes). However, we will continue to operate and manage our Advanced Energy and OEM business segments, and maintain operations at our Sofia, Bulgaria and Clearwater, Florida facilities following the closing of the Asset Sale Transaction.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

SEC Reporting and NYSE American Listing

Our SEC reporting obligations as a public company will not be affected as a result of the closing of the Asset Sale Transaction. However, because our operating business will be severely curtailed, we may be notified that, in the NYSE American’s view, we no longer satisfy the continued listing standards of the NYSE American, and that our common stock will thus be delisted pursuant to the NYSE American’s authority. If, after completing the Asset Sale Transaction, the NYSE American notifies us that, in its view, we no longer satisfy the continued listing standards of the NYSE American, we will have up to 180 days (depending on the violation) to comply with the continued listing standards. If we are unsuccessful in doing so, however, our common stock will be delisted from the NYSE American. In such case, we will appeal such a determination as we believe that we will continue to meet the continued listing standards of the NYSE American following the completion of the Asset Sale Transaction.

If we are delisted from the NYSE American, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as a trading market operated by the OTC Markets Group, Inc., including the OTCQB. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to acquire, dispose of, or obtain accurate quotations for the price of, our common stock.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this Proxy Statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the Annual Meeting.

Purchase and Sale of Assets

Purchased Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to Buyer the following assets (referred to in this discussion as the “Purchased Assets”):

(a)all assets recorded or reflected on the Company’s audited consolidated balance sheet as at December 31, 2017 (the “Balance Sheet”) (including assets such as contracts to which no value was attributed);
(b)all assets acquired by the Company or any of its affiliates since the date of the Balance Sheet which, had they been held by the Company or any of its affiliates on such date, would have been recorded or reflected on the Balance Sheet (including assets such as contracts to which no value would have been attributed);
(c)all assets that would be recorded or reflected on a balance sheet of the Business as of the closing date of the Asset Sale Transaction prepared in accordance with GAAP;
(d)all rights to certain of our contracts related to the Business (the “Assumed Contracts”);
(e)all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business (the “Receivables”), to the extent arising or accruing after the closing of the Asset Sale Transaction;
(f)all intellectual property that is owned by the Company and used, held for use, or intended to be used primarily or exclusively in connection with the Business, including the Bovie® brand and trademarks (the “Transferred Intellectual Property”);
(g)all tangible personal property, including all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Company and related to, used or held for use in connection with the Business (the “Personal Property”);

(h)all products designed, researched, investigated, developed, manufactured, distributed, marketed or sold by the Company that are used or held for use in connection with the Business that (i) have been completed, tested and transferred into finished goods inventory on the records of the Company, (ii) do not have an expiration date within 12 months of such date of determination, (iii) are not held on consignment, and (iv) are not opened, damaged, obsolete or of a faulty quality and are in a quantity consistent with the ordinary course of the Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value in accordance with the Company’s internal policies (the “Finished Goods Inventory”);
(i)all books, records, ledgers and files or other similar information of the Company related to, used or held for use in connection with the Business and the Purchased Assets;
(j)all permits used, held for use, or intended to be used primarily in the conduct of the Business as currently conducted, or for the ownership and use of the Purchased Assets, and all pending applications therefor and renewals thereof that are used, held for use or intended to be used primarily or exclusively in the operation of the Business;
(k)all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows, prepaid taxes and other prepaid items of the Company arising from or related to the Business;
(l)all computers used by the Company’s employees who are expected to become employees of Buyer following the closing of the Asset Sale Transaction (the “Transferring Employees”);
(m)all rights, claims or causes of action against third parties that relate to any of the Purchased Assets or the Business;
(n)the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business; and
(o)any other asset to the extent related to, used or held for use in the Business.
Notwithstanding the above, any assets which are by their terms non-assignable without the consent of a third-party are not transferred to Buyer under the terms of the Asset Purchase Agreement if such third party has not consented prior to the closing date. Instead, we are required to use our reasonable efforts, and Buyer shall cooperate reasonably with us, to obtain any such consent and waivers necessary to convey to Buyer all of the Purchased Assets. In the event any such waivers or consents are not obtained prior to the closing of the Asset Sale Transaction, we will continue to use our commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and we will enter into such arrangements with Buyer to provide to the parties the economic and, to the extent permitted under applicable law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the closing and the performance by Buyer of its obligations with respect thereto; provided, that Buyer will undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible if such consents or waivers had been obtained.

Excluded Assets

Under the terms of the Asset Purchase Agreement, the following assets (referred to in this discussion as the “Excluded Assets”) will not be transferred to Buyer and will remain our assets following the closing of the Asset Sale Transaction:
(a)all of our cash and cash equivalents;
(b)all contracts other than the Assumed Contracts;
(c)all intellectual property owned by us other than the Transferred Intellectual Property;
(d)all of our right, title and interest to all real property that the Company owns or leases (collectively, the “Real Property”);
(e)all machinery and equipment not held for use, or not intended to be used primarily or exclusively in connection with the Business;
(f)all inventory other than Finished Goods Inventory as of the closing date;
(g)all Receivables to the extent arising or accruing prior to the closing of the Asset Sale Transaction;
(h)all computers, computer software utilized on the computers or otherwise (including any necessary licenses, consents and authorizations), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation;

(i)all of our right, title and interest in and to all of our other assets (except for the Purchased Assets); and
(j)all of our rights under the Asset Purchase Agreement and the Ancillary Agreements and all of our interest in the capital stock of our subsidiaries.

Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, Buyer has agreed to assume the following liabilities (referred to in this discussion as the “Assumed Liabilities”):
(a)all accrued bonuses for the Transferring Employees for 2018 as reflected in the Company’s balance sheet as of the closing date;
(b)all liabilities arising in the ordinary course of Business related to deposits received from customers of the Business as reflected in the Company’s balance sheet as of the closing date; and
(c)all of our liabilities under the Assumed Contracts to be performed on or after, closing date, except for such liabilities which arise prior to the closing date, but not including any accrued bonuses for the Transferring Employees for calendar year 2018 to the extent not reflected in the Company’s balance sheet as of the closing date.

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, Buyer will not assume and will not be responsible to pay, perform or discharge any of our liabilities or obligations arising out of, relating to or otherwise in respect of the Business or the Purchased Assets prior to the closing, including the following liabilities and obligations (referred to in this discussion as the “Excluded Liabilities”):
(a)any of our tax liabilities or obligations;
(b)any liability pursuant to any environmental law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the closing date;
(c)any liability not expressly assumed by Buyer;
(d)any liabilities related to the Real Property;
(e)any indebtedness not expressly assumed by Buyer;
(f)any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Assumed Contract prior to the closing date;
(g)any liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any law applicable to us, the Business or the Purchased Assets or which arises from facts, circumstances, events, conditions or actions that occurred or existed on or prior to the closing;
(h)any liability arising from or related to any action against us, the Business or the Purchased Assets pending as of the closing date or based upon any action, event, circumstance, condition or action arising or that occurred or existed as of or prior to the closing date;
(i)any liability arising from or related to any action with respect to any Excluded Assets,;
(j)any expenses incurred by us in connection with the Asset Sale Transaction (“Transaction Expenses”);
(k)any liabilities or obligations arising or incurred in connection with the negotiation, preparation, investigation and performance of the Asset Purchase Agreement, the Ancillary Agreements, and the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(l)any liability for warranty claims for products manufactured or sold prior to the closing date;
(m)any liability to indemnify, reimburse or advance amounts to any present or former representative of the Company (including with respect to any breach of fiduciary obligations by any such party);
(n)all accounts payable or other accrued and unpaid current expenses arising out of or relating to the operation or conduct of the Business outstanding as of the closing date; and

(o)any liability or obligation relating to an Excluded Asset or any other business of the Company other than the Business, whether arising prior to or after the closing date.

Consideration

As consideration for the Asset Sale Transaction, Buyer has agreed to pay us $97 million in cash.

Representations and Warranties

The Asset Purchase Agreement contains a number of representations and warranties made by the Company and Buyer. The statements embodied in those representations and warranties were made for purposes of the Asset Purchase Agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Certain representations and warranties were made as of July 9, 2018 (or other dates specified in the Asset Purchase Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or which may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since July 9, 2018, and these changes may or may not be fully reflected in the Company’s or Buyer’s public disclosures. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Buyer that is contained in this Proxy Statement, as well as in the filings that the Company will make and has made with the SEC. The representations and warranties contained in the Asset Purchase Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this Proxy Statement.

Company Representations and Warranties

In the Asset Purchase Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Asset Purchase Agreement or by information in the confidential disclosure letter the Company delivered in connection with the Asset Purchase Agreement (the “Company Disclosure Letter”). These representations and warranties relate to, among other things:

•	our corporate organization and qualification;

•	our corporate authority to enter into the Asset Purchase Agreement and each of the Ancillary Agreements, the validity and enforceability of such agreements and the Board’s approval and recommendation;

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the absence of conflicts with our organizational documents, applicable law or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery and performance by us of the Asset Purchase Agreement and the Ancillary Agreements;

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the absence of a requirement to obtain consents or approvals with respect to our execution, delivery and performance under the Asset Purchase Agreement and Ancillary Agreements, except for any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of any non-competition agreements to which we are a party which would limit our ability to conduct or operate the Business;

•	that we are not a creditor or claimant with respect to any debtors subject to bankruptcy proceedings;

•	our title to the tangible and intangible personal property included in the Purchased Assets.

•	the completeness of our filings with the SEC and the preparation of our financial statements in accordance with GAAP;

•	the absence of certain changes with respect to the Business;

•	litigation and liabilities;

•	employee benefits;

•	compliance with laws and permits;

•	labor and employment matters;

•	our Real Property;

•	our personal property;

•	our intellectual property;

•	our Receivables and payables;

•	our inventory and customer deposits;

•	environmental matters;

•	our employee plans;

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certain tax matters, including our tax filings and compliance with laws relating to the payment and withholding of taxes with respect to employees, as well as the absence of any outstanding tax audits;

•	our material contracts;

•	certain labor matters;

•	insurance;

•	brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction;

•	our largest customers with respect to the Business;

•	our largest suppliers with respect to the Business;

•	the absence of takeover statutes applicable to us or the Asset Sale Transaction;

•	product return and warranty and product liability matters;

•	the compliance of our business with applicable regulatory laws;

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the sufficiency of the Purchased Assets to conduct the Business following the closing of the Asset Sale Transaction in substantially the same manner as it was conducted by us prior to closing and no other person holds any right, title or interest in any of the Purchased Assets;

•	privacy and security;

•	compliance with health care laws;

•	compliance with various anti-bribery laws;

•	affiliate interests and transactions; and

•	absence of any untrue statements of material facts.

Buyer Representations and Warranties

Buyer’s representations and warranties relate to, among other things:

•	its organization and qualification;

•	its authority to enter into the Asset Purchase Agreement and the Ancillary Agreements and the validity and enforceability of such agreements;

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the absence of conflicts with Buyer’s organizational documents and applicable law as a result of Buyer’s execution, delivery and performance under the Asset Purchase Agreement and Ancillary Agreements;

•	having sufficient available funds as of the closing to pay us $97 million in cash and all other necessary payments in connection with the transactions contemplated by the Asset Purchase Agreement;

•	brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction;

•	its ownership of the Company’s common stock; and

•	absence of any untrue statements of material facts.

Covenants

Conduct of Business Pending Closing

Until closing, we are required to, unless otherwise consented to by Buyer:

•	conduct the Business in the ordinary course of business consistent with past practice and in material compliance with all material applicable laws and permits; and

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use our commercially reasonable efforts to preserve substantially intact the organization of the Business, keep available the services of the current Business employees and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations.

In addition, from July 9, 2018 until the closing date (or the earlier termination of the Asset Purchase Agreement), except (i) with Buyer’s prior written consent, (ii) as expressly contemplated by the Asset Purchase Agreement, (iii) as required by law or (iv) as set forth in the Company Disclosure Letter, the Company has agreed that it will not, and will not permit any of its subsidiaries to:

•	issue, sell, pledge, dispose of or otherwise subject to any encumbrance any Purchased Assets, other than sales or transfers of inventory for fair market value in the ordinary course of Business;

•	incur any indebtedness for borrowed money or issue any debt securities or become liable for any obligations of third-parties;

•	enter into, terminate, renew, extend or materially amend or modify or waive any rights or obligations under any material contract;

•	authorize, incur or make any commitment with respect to any single capital expenditure in excess of $50,000 or $150,000 in the aggregate;

•	acquire any interest in any person or any division thereof or any assets thereof or enter into any joint venture, legal partnership or similar arrangement with any person;

•	enter into any lease of personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $10,000 per year;

•	enter into, adopt, amend, modify or terminate any benefits plan, except as may be required by applicable law or any employee plan;

•	increase the compensation or benefits of, or pay any special bonus or any special remuneration to, any employees, officers, directors, or other service providers;

•	enter into any related party contracts effecting the Business or the Purchased Assets;

•	change accounting principles, policies, practices or methods or revalue in any material respects any property or assets;

•	take certain actions with respect to tax matters, including any change in material tax elections or methods;

•	settle, release, discharge, waive or compromise certain litigation;

•	cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets other than in the ordinary course of Business;

•	fail to maintain in full force and effect material insurance policies;

•	abandon or cease to prosecute or maintain our intellectual property that is material to the conduct of the Business;

•	accelerate the collection of or discount any Receivables;

•	use any Purchased Assets to pay any Transaction Expenses;

•	commence or settle any action for an amount in excess of $25,000 individually or $100,000 in the aggregate relating to the Business, the Purchased Assets or the Assumed Liabilities; or

•	commit, authorize or agree to take any of the foregoing actions.

Non-Competition; Non-Solicitation

For a period of ten years following the closing of the Asset Sale Transaction, we agreed not to, and to cause our affiliates not to, directly or indirectly:

•	engage in any business anywhere that manufactures, produces or supplies products or services that are manufactured, produced or supplied by the Business (“Competing Business”);

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perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, or allow any of our officers, directors or employees to be connected as an officer, director, employee, partner, member, stockholder, consultant or otherwise with, any person engaged in a Competing Business;

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solicit, recruit or hire any person who at any time on or after the closing is an employee of Buyer; provided, that the Company shall not be prohibited from (i) generally soliciting to the public, or (ii) soliciting, recruiting or hiring any employee of Buyer who has ceased to be employed or retained by the Company, Buyer or any of their respective affiliates for at least 12 months;

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approach or seek Competing Business from any Customer or refer Competing Business from any Customer to any person or be paid commissions based on Competing Business sales received from any Customer by any person. For purposes hereof, “Customer” is defined as any person to which the Company, the Buyer or any of their respective affiliates provided products or services during the 36-month period prior to the closing of the Asset Sale Transaction;

Wrong Pockets

Following the closing of the Asset Purchase Agreement, if it becomes apparent that any Purchased Asset that should have been transferred to Buyer was not so transferred, or any Excluded Asset was inadvertently transferred to Buyer, the Company or Buyer will, as applicable, (i) transfer all rights, title and interest in such Purchased Asset to Buyer or such Excluded Asset to the Company; and (ii) hold its right, title and interest in and to such Purchased Asset or Excluded Asset, as applicable, in trust for the applicable transferee until such time as such transfer is completed.

Name Change and Use of Names

As soon as practicable after the closing of the Asset Sale Transaction, and in any event no later than one year thereafter, we are required to use commercially reasonable efforts to change the name of the Company to a name that does not include or relate to and is not based on or likely to be confused with the name “Bovie Medical”.

No later than two years after the closing of the Asset Sale Transaction, we are required to cease using any trademark, brand name, trade name, corporate name, domain name or other indication of source or origin, that includes, is based on, relates to or is likely to be confused with or is confusingly similar to the term “Bovie Medical” or any other similar terms or derivatives thereof.

Stockholders Meeting

We are required, as promptly as practicable after July 9, 2018 (and in any event within 15 calendar days thereof), to file a proxy statement with the SEC, and hold a meeting of stockholders for the purposes of obtaining Stockholder Approval no later than 45 calendar days following effectiveness of the definitive proxy statement.

No Solicitation of Acquisition Proposals

Except as otherwise provided in the Asset Purchase Agreement, from the date of the Asset Purchase Agreement and continuing until the closing of the Asset Sale Transaction or, if earlier, the termination of the Asset Purchase Agreement in accordance with its terms, the Company will not, and will not instruct, authorize or permit any of its respective representatives to, directly or indirectly:

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fail to cease and cause to be terminated any discussions or negotiations with any person and its representatives that would be prohibited by the non-solicitation provisions of the Asset Purchase Agreement;

•	fail to request the prompt return or destruction of all non-public information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal;

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fail to cease providing any further information with respect to us or any Acquisition Proposal or potential Acquisition Proposal to any person or its representatives and fail to terminate all physical or electronic data room access granted to any such person and its representatives;

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solicit, initiate, facilitate, assist, induce or knowingly encourage any inquiries regarding, or the making, submission or announcement of any Acquisition Proposal, offer or inquiry, that is reasonably expected to lead to any Acquisition Proposal or otherwise cooperate with or assist or participate in the making, submission or announcement of any Acquisition Proposal;

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furnish to any person (other than Buyer and its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with respect to any Acquisition Proposal;

•	participate or engage in discussions or negotiation with any person conducted with respect to any Acquisition Proposal or potential Acquisition Proposal;

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enter into, continue or otherwise participate or continue in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

•	approve, endorse or recommend any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;

•
approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or relating to an Acquisition Proposal or any proposal, offer or inquiry that is intended to or would reasonably be expected to lead to an Acquisition Proposal (an “Alternative Acquisition Agreement”);

•
terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement or takeover provisions to which we or any of our affiliates or representatives is a party with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, or otherwise fail to enforce any of the foregoing; or

•	resolve, agree or propose to do any of the foregoing.

As set forth in the Asset Purchase Agreement, “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of the Company and its subsidiaries that generate 15% or more of the net revenues or net income (for the 12‑month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its subsidiaries or any resulting parent company of the Company, in each case other than the transactions contemplated by the Asset Purchase Agreement.

Certain of the actions set forth above may be taken by the Company at any time prior to the receipt of Stockholder Approval, solely to the extent that the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would (i) prohibit such person to make an unsolicited confidential Acquisition Proposal to the Board in accordance with and not in violation of the Company’s non-solicitation obligations and (ii) be a breach of the directors’ fiduciary duties to the stockholders under applicable law.

At any time before Stockholder Approval is obtained, in the event that (1) we receive a written Acquisition Proposal that the Board believes in good faith to be bona fide and such Acquisition Proposal has not been withdrawn; (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the Company’s non-solicitation obligations; (3) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and (4) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take actions set forth below would be a breach of the directors’ fiduciary duties under applicable law, then the Company may:

•
furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal pursuant to a confidentiality agreement with terms relating to the Company’s confidential information that are substantially similar to, and no less favorable to the Company than, those set forth in the confidentiality agreement between the Company and RoundTable; provided, that the Company must provide Buyer a non-redacted copy of such confidentiality agreement and any non-public information provided to any such person shall have been previously provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal.
Notwithstanding the foregoing, we may not provide (and may not instruct, authorize, or permit any of our representatives to provide) any commercially or competitively sensitive non-public information in connection with either of the actions in the immediately preceding bullets, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information of the Company.

As set forth in the Asset Purchase Agreement, “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, is (A) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Asset Purchase Agreement (including any adjustment to the terms and conditions proposed by Buyer in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

Adverse Recommendation Change

Except as expressly provided in the Asset Purchase Agreement, at any time after the execution and delivery of the Asset Purchase Agreement, neither the Board nor any committee thereof will:

•
withhold or withdraw (or publicly propose or resolve to withhold or withdraw) or, in any manner adverse to Buyer, qualify, amend or modify (or publicly propose or resolve to withhold or withdraw) the Board’s recommendation;

•	fail to include the Board’s recommendation in favor of the asset purchase in this Proxy Statement;

•
fail to publicly reaffirm the Board’s recommendation in favor of the asset purchase within five business days after Buyer so requests in writing or, if the meeting of stockholders is scheduled to be held within five business days of such request, within one business day after such request and in any event, prior to the date of the meeting of stockholders (provided, that Buyer may not make such a request on more than three occasions unless any such request relates to the announcement or commencement of an Acquisition Proposal or any material change thereto);

•	approve, adopt or recommend or propose (publicly or otherwise) to approve, adopt or recommend, or otherwise declare advisable, any Acquisition Proposal; or

•
take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to Rule 14D-9(f) of the Exchange Act.

We refer to any action described in the immediately preceding five bullets as an “Adverse Recommendation Change”.

Subject to certain notice obligations and certain obligations to discuss and negotiate in good faith any bona fide adjustments proposed by Buyer to the Asset Purchase Agreement in response to such notice, at any time before obtaining Stockholder Approval, the Board may:

•
make an Adverse Recommendation Change (or terminate the Asset Purchase Agreement, as described below) if the Company receives a bona fide written Acquisition Proposal that was unsolicited and did not otherwise result from a breach of the Company’s non-solicitation obligations and that has not been withdrawn; or

•
other than in connection with an Acquisition Proposal, take any action prohibited by the first three bullets above (which we refer to as an “Intervening Event Change of Recommendation”) in connection with the occurrence of any positive material development or material change in circumstances occurring or arising after the date of the Asset Purchase Agreement that was not known to, or reasonably expected by the Board as of, or prior to, the date of the Asset Purchase Agreement and does not relate to any Acquisition Proposal or the mere fact we meet or exceed any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Asset Purchase Agreement, or changes after the date of the Asset Purchase Agreement in the market price or trading volume of our common stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing may be considered and taken into account), which such occurrence we refer to as an “Intervening Event”, if as a result of such Intervening Event, the Board determines in good faith, after consultation with outside legal counsel, that such Intervening Event continues to exist, such Intervening Event necessitates an Adverse Recommendation Change and failure to make an Adverse Recommendation Change in response to such Intervening Event would be a breach of its fiduciary duties under applicable law, taking into account any revisions to the Asset Purchase Agreement made or proposed in writing by Buyer (provided that we have complied in all respects with our non-solicitation obligations).

Before the Board may make an Adverse Recommendation Change with respect to an Acquisition Proposal, (i) the Board must determine in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to take such action would be a breach of the directors’ fiduciary duties under applicable law, (ii) we must be in compliance in all respects with our non-solicitation obligations, (iii) we must provide prior written notice to Buyer at least five business days in advance, which we refer to as the notice period, to the effect that the Board has received a Superior Proposal and has resolved to effect an Adverse Recommendation Change or to terminate the Asset Purchase Agreement, which notice must specify the basis for such Adverse Recommendation Change or termination, including the identity of the person making the Superior Proposal and the material terms and conditions thereof, and must include copies of all relevant documents relating to such Superior Proposal (including a copy of the proposed Alternative Acquisition Agreement), (iv) we must, and must cause our financial and legal advisors to, during the notice period, continue to negotiate with Buyer and Buyer’s representatives in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of the Asset Purchase Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (v) at or following the end of such notice period, the Board must continue to determine in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal continues to be a Superior Proposal and that failure to take such action would continue to be a breach of the directors’ fiduciary duties under applicable law (in each case taking into account any revisions to the Asset Purchase Agreement made or proposed in writing by Buyer).

Before the Board may make an Intervening Event Change of Recommendation in response to an Intervening Event, (i) the Board must determine in good faith, after consultation with outside legal counsel, that failure to take such action would be a breach of the directors’ fiduciary duties under applicable law (taking into account all adjustments to the terms of the asset purchase agreement that may be offered by Buyer), (ii) we must be in compliance in all respects with its non-solicitation obligations, (iii) we must provide Buyer with written notice of and information describing such Intervening Event promptly after becoming aware of it, and must continue to keep Buyer reasonably informed of developments with respect to such Intervening Event, (iv) we must provide a written notice to Buyer for at least the notice period to the effect that the Board has determined to effect an Intervening Event Change of Recommendation and that failure to take such action would be a breach of the directors’ fiduciary duties under applicable law, which notice must specify the Intervening Event in reasonable detail, (v) at or following the end of such notice period, the Board must continue to determine in good faith, after consultation with outside legal counsel, that such Intervening Event continues to constitute an Intervening Event, such Intervening Event continues to necessitate an Intervening Event Change of Recommendation and failure to effect an Intervening Event Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law (in each case taking into account any revisions to the asset purchase agreement made or proposed in writing by Buyer), and (vi) we and our representatives must, during the notice period, negotiate with Buyer and Buyer’s representatives in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of the asset purchase agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation.

Access to Information

We are required to afford Buyer and its representatives, upon reasonable notice, reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities and our books and records. Any information provided to Buyer is to be kept confidential in accordance with terms found in confidentiality agreements customary for this type of transaction.

Closing Conditions

The respective obligations of the parties to effect the Asset Sale Transaction are subject to satisfaction (or waiver by Buyer and the Company, if permitted by law) at or prior to the closing of the following conditions:

•
that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Asset Purchase Agreement or the Ancillary Agreements;

•	receipt of Stockholder Approval;

•
expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the transactions contemplated by the Asset Purchase Agreement;

•	the accuracy of the parties’ representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;

•	the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

•	the delivery by the parties of executed counterpart signature pages to each of the Ancillary Agreements;

•	the delivery by each party of certain certificates and other documentation;

•	receipt of authorizations, consents, orders and approvals set forth in the Asset Purchase Agreement; and

•	the absence of any event, fact or development since the signing of the Asset Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on the Business.

Indemnification

Indemnification by the Company

The Company will indemnify Buyer and its affiliates and the representatives, successors and assigns of each of the foregoing from and against, and hold harmless each of the foregoing from, any and all losses, damages (but excluding punitive damages except to the extent payable to a third-party), liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”, suffered by any of the foregoing to the extent arising out of the following:

•
any breach of any surviving representation or warranty made by the Company contained in the Asset Purchase Agreement, the Company Disclosure Letter, or any Ancillary Agreement or any schedule or certificate delivered pursuant to any of the foregoing;

•
any breach of any covenant or agreement by the Company contained in the Asset Purchase Agreement, the Company Disclosure Letter or any Ancillary Agreement, or any schedule or certificate delivered pursuant to any of the foregoing;

•	any pending or threated action relating to the transactions contemplated by the Asset Purchase Agreement or Ancillary Agreements;

•	any Excluded Asset or Excluded Liability; and

•	the Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws that may be applicable to the sale or transfer of any or all of the Purchased Assets.

Indemnification by Buyer

Buyer will indemnify Seller and its affiliates and the representatives, successors and assigns of each of the foregoing from and against, and hold harmless each of the foregoing from, any and all Losses suffered by any of the foregoing to the extent arising out of the following:

•
any breach of any surviving representation or warranty made by Buyer contained in the Asset Purchase Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant to any of the foregoing;

•	any breach of any covenant or agreement by Buyer contained in the Asset Purchase Agreement or any Ancillary Agreement, or any schedule or certificate delivered pursuant to any of the foregoing; and

•	after the closing of the Asset Sale Transaction, any Assumed Liability.

Termination of the Asset Purchase Agreement
The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale Transaction by mutual written consent of Buyer and the Company.

Either party may terminate the Asset Purchase Agreement if:

•	the Asset Sale Transaction has not closed by the Outside Date;

•
if any court of competent jurisdiction or other governmental authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Asset Purchase Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

•	we fail to obtain Stockholder Approval.

Buyer may terminate the Asset Purchase Agreement if:

•
we breach or fail to perform in any material respect our representations, warranties, covenants or agreements under the Asset Purchase Agreement or if any of our representations or warranties shall have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the closing (A) would result in the failure of any of the conditions set forth in the Asset Purchase Agreement and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to us of such breach or failure; provided, that Buyer shall not have the right to terminate the Asset Purchase Agreement if Buyer is then in material breach of any of its covenants or agreements set forth in the Asset Purchase Agreement; or

•
if prior to obtaining Stockholder Approval, (A) Buyer shall have received written notice from us to the effect that we intend to terminate the Asset Purchase Agreement in connection with the acceptance of a Superior Approval, (B) our Board or any committee thereof shall have effected an Adverse Recommendation Change or an Intervening Event Change of Recommendation, (C) our Board shall, within five (5) business days of a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) having been commenced, fail to publicly recommend against such tender or exchange offer, (D) our Board shall have failed to publicly reaffirm its recommendation of the transactions contemplated by the Asset Purchase Agreement after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to our stockholders within five (5) business days after Buyer so requests in writing (or, if the Annual Meeting is scheduled to be held within five (5) business days of such request, within one (1) business day after such request and in any event, prior to the date of the Annual Meeting) or (E) we shall have breached or be deemed to have breached in any material respect our obligations under the Asset Purchase Agreement.

We may terminate the Asset Purchase Agreement if:

•
there has been a breach or failure to perform in any material respect any representation, warranty, covenant or agreement made by Buyer in the Asset Purchase Agreement, or any such representation and warranty shall have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the closing (A) would result in the failure of any of the conditions set forth in in the Asset Purchase Agreement and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Buyer of such breach or failure;

•
at any time prior to obtaining Stockholder Approval, in order to accept a Superior Proposal in accordance with the Asset Purchase Agreement; provided, that we shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of the Asset Purchase Agreement, including the notice provisions thereof, and (C) paid any Termination Fee due pursuant to the Asset Purchase Agreement; or

•
(A) each of the conditions to closing have been satisfied or waived on or prior to the date that the closing should have been consummated (other than those conditions that by their nature are to be satisfied at the closing and which were, as of such date, capable of being satisfied), (B) we have confirmed by irrevocable written notice delivered to Buyer to the effect that (x) we stand ready, willing and able to consummate the transactions contemplated hereby on the date that the closing should have been consummated, (C) Buyer shall have failed to consummate the closing prior to the second business day following the date the closing is required to have occurred (provided, that we are prepared and able to consummate the closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the closing) and (D) the proceeds of Buyer’s financing for the Asset Sale Transaction are not available to Buyer on the terms set forth in the commitment letters for such financing.

In the event that the Asset Purchase Agreement is properly and validly terminated pursuant to the termination rights above, the Asset Purchase Agreement will become void and of no force or effect without liability or obligation (with certain limited exceptions) on the part of Buyer, or the Company or their respective representatives, except that certain provisions of the Asset Purchase Agreement relating to the effect of termination of the Asset Purchase Agreement and general provisions regarding matters such as notices, survival, governing law, fees and expenses and assignment will survive any termination of the Asset Purchase Agreement in accordance with their respective terms.

Company Termination Fee

The Company is required to pay Buyer a termination fee of $4.85 million (the “Termination Fee”)(less any Buyer expenses previously paid) at the times set forth in the Asset Purchase Agreement, if the Asset Purchase Agreement is terminated under the following circumstances:

•
(i) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Board; (ii) the Asset Sale Transaction fails to close by the Outside Date; (iii) Stockholder Approval is not obtained; (iv) there is a breach by the Company of its covenants, agreements, representations or warranties (subject to certain exceptions and qualifiers); and (v) the Asset Purchase Agreement is terminated and after the signing of the Asset Purchase Agreement and prior to the 15 month anniversary of the termination of the Asset Purchase Agreement, the Company consummates the transactions contemplated by any Acquisition Proposal or enters into a definitive agreement providing for the consummation of the transactions contemplated by any Acquisition Proposal or the Company recommends or submits an Acquisition Proposal to the Company’s stockholders for adoption; provided that, for purposes of this bullet only, all percentages in the definition of Acquisition Proposal contained in the Asset Purchase Agreement are replaced with 50%; or

•
by Buyer, as a result of (i) receiving notice from the Company of its intent to terminate the Asset Purchase Agreement as a result of a Superior Proposal; (ii) the Board effectuating an Adverse Recommendation Change or an Intervening Event Change of Recommendation; (iii) the Board failing to publicly recommend against a tender or exchange offer relating to an Acquisition Proposal; or (iv) the Board failing to publicly reaffirm its recommendation of the asset purchase following request by Buyer in certain circumstances relating to an Acquisition Proposal; or

•	by the Company if prior to obtaining Stockholder Approval the Company enters into a definitive agreement in connection with a Superior Proposal.

In no event will the Company be required to pay the Termination Fee more than once, provided that the payment of the Termination Fee shall not relieve the Company from any liability or damage resulting from a material breach of any of its obligations under the Asset Purchase Agreement.

Buyer Termination Fee

Buyer is required to pay the Company a termination fee of $4.85 million, at the times set forth in the Asset Purchase Agreement, if the Asset Purchase Agreement is terminated as a result of Buyer’s failure to consummate the closing while the Company has fulfilled its obligations to close, and the proceeds of the Buyer’s financing to the Asset Sale Transaction are not available to Buyer on terms set forth in the Buyer’s commitment letter for such financing.

Company Expense Reimbursement

If Stockholder Approval is not obtained at the Annual Meeting and if the Asset Purchase Agreement is terminated either by the Company or Buyer under circumstances in which the Termination Fee is not then payable, the Company has agreed to pay all of the reasonable and documented out-of-pocket fees and expenses incurred by Buyer in connection with the Asset Purchase Agreement and transactions contemplated thereby, up to a maximum amount of $2.25 million. The subsequent payment of any Termination Fee by the Company to Buyer would be reduced by any expense reimbursement amount previously paid pursuant to this provision.

Specific Performance

The Asset Purchase Agreement provides that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of the Asset Purchase Agreement, including an injunction or injunctions to prevent breaches of the Asset Purchase Agreement or to enforce specifically the performance of the terms and provisions of the Asset Purchase Agreement.

Fees and Expenses

Except as otherwise provided in the Asset Purchase Agreement, all fees and expenses incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Asset Sale Transaction is consummated.

Governing Law

The Asset Purchase Agreement is governed by Delaware law.

BOVIE MEDICAL CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We are providing the following information to aid you in your financial analysis of the proposed Asset Sale Transaction. The following unaudited pro forma financial data gives effect to the sale of the Purchased Assets. The unaudited pro forma balance sheet as of March 31, 2018 has been prepared assuming the Asset Sale Transaction was consummated as of that date. The unaudited pro forma statements of operations for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, have been prepared in accordance with the SEC’s pro forma rules under S-X Article 11 assuming that the Asset Sale Transaction occurred as of January 1, 2016, the first day of the first year presented. All material adjustments required to reflect the consummation of the Asset Sale Transaction are set forth in the columns labeled “Pro Forma Adjustments.” The data contained in the columns labeled “Bovie Medical Corporation As Reported”, is derived from the Company’s historical unaudited consolidated balance sheet as of March 31, 2018 and consolidated statements of operations for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations or future financial position of the Company or the actual results of operations or financial position that would have occurred had the Asset Sale Transaction been consummated as of the dates indicated above.

The pro forma adjustments were based upon available information at the date of this filing and upon certain assumptions as described in the notes to the unaudited pro forma condensed financial statements that our management believes are reasonable under the circumstances.

The unaudited pro forma financial statements and accompanying notes should be read in conjunction with our historical financial statements and accompanying notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and Annual Report on Form 10-K for the twelve months ended December 31, 2017 and December 31, 2016, a copy of which has been provided to you as part of the proxy materials for the Annual Meeting.

BOVIE MEDICAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2018
(In thousands, except share and per share data, Unaudited)

	As Reported	Pro Forma Adjustments (a)	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$8,701	$92,000	$100,701
Restricted cash	660	—	660
Trade accounts receivable, net of allowance	5,143	—	5,143
Inventories, net	6,709	(4,500)	2,209
Prepaid expenses and other current assets	522	—	522
Total current assets	21,735	87,500	109,235
Property and equipment, net	6,338	(96)	6,242
Brand name and trademark	1,510	(1,510)	—
Purchased technology and license rights, net	189	(112)	77
Goodwill	185	—	185
Deposits	91	—	91
Other assets	64	—	64
Total assets	$30,112	$85,782	$115,894

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,097	$—	$2,097
Accrued severance and related	948	—	948
Accrued payroll	198	—	198
Current portion of mortgage note payable	239	—	239
Accrued and other liabilities	2,212	—	2,212
Total current liabilities	5,694	—	5,694
Mortgage note payable, net of current portion	2,395	—	2,395
Note payable	140	—	140
Deferred tax liability	368	17,777	18,145
Derivative liabilities	46	—	46
Total liabilities	$8,643	$17,777	$26,420
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 33,021,170 issued and 32,878,091 outstanding as of March 31, 2018	33	—	33
Additional paid-in capital	50,867	—	50,867
Accumulated (deficit) earnings	(29,431)	68,005	38,574
Total stockholders' equity	21,469	68,005	89,474
Total liabilities and stockholders' equity	$30,112	$85,782	$115,894
See accompanying notes to unaudited Pro Forma financial information

BOVIE MEDICAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, Unaudited)

	Three Months Ended March 31, 2018			Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016
	As Reported	Pro Forma Adjustments (b)	As Adjusted	As Reported	Pro Forma Adjustments (b)	As Adjusted	As Reported	Pro Forma Adjustments (b)	As Adjusted
Sales	$9,916	$(6,519)	$3,397	$38,883	$(28,649)	$10,234	$36,627	$(27,808)	$8,819
Cost of sales	4,926	(3,741)	1,185	19,122	(15,846)	3,276	18,712	(15,009)	3,703
Gross profit	4,990	(2,778)	2,212	19,761	(12,803)	6,958	17,915	(12,799)	5,116
Other costs and expenses:
Research and development	562	(48)	514	2,455	(514)	1,941	2,618	(1,585)	1,033
Professional services	506	—	506	1,771	(2)	1,769	1,486	(13)	1,473
Salaries and related costs	2,116	(314)	1,802	7,906	(986)	6,920	9,038	(1,221)	7,817
Selling, general and administrative	2,670	(560)	2,110	11,370	(2,681)	8,689	8,565	(2,380)	6,185
Severance and related expense	—	—	—	1,524	—	1,524	—	—	—
Total other costs and expenses	5,854	(922)	4,932	25,026	(4,183)	20,843	21,707	(5,199)	16,508
Loss from operations	(864)	(1,856)	(2,720)	(5,265)	(8,620)	(13,885)	(3,792)	(7,600)	(11,392)
Interest expense, net	(34)	—	(34)	(136)	—	(136)	(158)	—	(158)
Change in fair value of derivative liabilities	(26)	—	(26)	183	—	183	64	—	64
Total other (loss) income, net	(60)	—	(60)	47	—	47	(94)	—	(94)
Loss before income taxes	(924)	(1,856)	(2,780)	(5,218)	(8,620)	(13,838)	(3,886)	(7,600)	(11,486)
Income tax expense	11	(390)	(379)	(156)	(1,810)	(1,966)	64	(1,596)	(1,532)
Net loss	$(935)	$(1,466)	$(2,401)	$(5,062)	$(6,810)	$(11,872)	$(3,950)	$(6,004)	$(9,954)

Loss per share
Basic	$(0.03)		$(0.07)	$(0.16)		$(0.38)	$(0.14)		$(0.36)
Diluted	$(0.03)		$(0.07)	$(0.17)		$(0.38)	$(0.15)		$(0.36)

Weighted average number of shares outstanding - basic	32,878		32,878	31,420		31,420	27,433		27,433
Weighted average number of shares outstanding - dilutive	32,878		32,878	31,427		31,427	27,449		27,449
See accompanying notes to unaudited Pro Forma financial information

BOVIE MEDICAL CORPORATION
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

NOTE 1.     BASIS OF PRESENTATION

The historical unaudited consolidated balance sheet as of March 31, 2018 reflects the reported assets, liabilities, and stockholders’ equity of the Company with the proposed sale of assets by the Company, consisting principally of our Core Segment, referred to as the “Purchased Assets”.

The unaudited pro forma balance sheet as of March 31, 2018 has been prepared assuming the Asset Sale Transaction was consummated as of that date. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, have been prepared in accordance with the SEC’s pro forma rules under S-X Article 11 assuming that the Asset Sale Transaction occurred as of January 1, 2016, the first day of the first year presented. All material adjustments required to reflect the consummation of the Asset Sale Transaction are set forth in the columns labeled “Pro Forma Adjustments.” The data contained in the columns labeled “Bovie Medical Corporation As Reported”, is derived from Bovie Medical Corporation’s historical unaudited balance sheet as of March 31, 2018 and consolidated statements of operations for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016.

NOTE 2.     PRO FORMA ADJUSTMENTS

The following adjustments were made in the preparation of the unaudited pro forma consolidated balance sheet:

(a)
To record as of March 31, 2018 (i) the expected net proceeds received from the sale of the Purchased Assets and (ii) the expected gain on the sale of the Purchased Assets pursuant to the terms of the Asset Purchase Agreement:

(In thousands)
Gross consideration from the sale of Purchased Assets	$97,000
Estimated closing and transaction costs	5,000
Expected net proceeds from sale of assets before taxes	$92,000

Book value of Purchased Assets
Current assets:
Inventories, net	4,500
Total current assets	4,500
Property and equipment, net of depreciation	96
Brand name and trademark	1,510
Purchased technology and license rights, net of depreciation	112
Total assets	$6,218

Total book value of purchased assets	$6,218

Expected net gain on sale of assets before taxes	85,782
Income tax expense	17,777
Expected gain on sale of assets after income taxes *	$68,005
* The expected net gain on the sale of the Purchased Assets has not been reflected in the pro forma consolidated statements of operations as it is considered to be nonrecurring in nature. Income tax expense is the Company's estimate of taxes associated with the gain recognized on the sale of the Core business.

BOVIE MEDICAL CORPORATION
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION - Continued
(Unaudited)

(b)	To eliminate the operating activity related to the Purchased Assets which includes, revenue, net of returns, allowance and discounts, cost of revenues and operating expenses:

	Three Months Ended March 31, 2018	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Sales	$6,519	$28,649	$27,808
Cost of sales	3,741	15,846	15,009
Gross profit	2,778	12,803	12,799
Other costs and expenses:
Research and development	48	514	1,585
Professional services	—	2	13
Salaries and related costs	314	986	1,221
Selling, general and administrative	560	2,681	2,380
Total other costs and expenses	922	4,183	5,199
Income from operations	1,856	8,620	7,600
Income tax expense	390	1,810	1,596
Net income	$1,466	$6,810	$6,004

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION

INDEX TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Page
The Core Business of Bovie Medical Corporation Condensed Balance Sheets at March 31, 2018, December 31, 2017 and December 31, 2016 (Unaudited)	70
The Core Business of Bovie Medical Corporation Condensed Statements of Operations for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016 (Unaudited)	71
The Core Business of Bovie Medical Corporation Condensed Statement of Changes in Net Parent Investment Equity for the three months ended March 31, 2018 and the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016 (Unaudited)	72
The Core Business of Bovie Medical Corporation Condensed Statements of Cash Flows for the three months ended March 31, 2018 and the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016 (Unaudited)	73
Notes to the Condensed Financial Statements of The Core Business of Bovie Medical Corporation (Unaudited)	74

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION

CONDENSED BALANCE SHEETS
(In thousands, Unaudited)

	March 31, 2018	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Trade accounts receivable, net of allowance	$2,842	$3,039	$3,113
Inventories, net	3,700	3,313	3,602
Prepaid expenses and other current assets	88	63	62
Total current assets	6,630	6,415	6,777
Property and equipment, net	353	372	353
Brand name and trademark	1,510	1,510	1,510
Purchased technology and license rights, net	112	84	—
Total assets	$8,605	$8,381	$8,640

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$1,126	$781	$1,049
Accrued payroll	106	239	224
Accrued and other liabilities	954	870	841
Total liabilities	$2,186	$1,890	$2,114
NET PARENT INVESTMENT
Net parent investment	6,419	6,491	6,526
Total liabilities and net parent investment	$8,605	$8,381	$8,640

The accompanying notes are an integral part of these unaudited financial statements.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, Unaudited)

	Three Months Ended March 31, 2018	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Sales	$6,519	$28,649	$27,808
Cost of sales	3,741	15,846	15,009
Gross profit	2,778	12,803	12,799
Other costs and expenses:
Research and development	48	514	1,585
Professional services	—	2	13
Salaries and related costs	314	986	1,221
Selling, general and administrative	560	2,681	2,380
Total other costs and expenses	922	4,183	5,199
Income from operations	1,856	8,620	7,600
Income tax expense	390	1,810	1,596
Net income	$1,466	$6,810	$6,004

The accompanying notes are an integral part of these unaudited financial statements.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION

CONDENSED STATEMENTS OF NET PARENT INVESTMENT
(In thousands, Unaudited)

Balance at January 1, 2016	$7,374
The Core Business net income	6,004
Net transfers to parent	(6,852)
Balance at December 31, 2016	6,526
The Core Business net income	6,810
Net transfers to parent	(6,845)
Balance at December 31, 2017	6,491
The Core Business net income	1,466
Net transfers to parent	(1,538)
Balance at March 31, 2018	$6,419

The accompanying notes are an integral part of these unaudited financial statements.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands, Unaudited)

	Three Months Ended March 31, 2018	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2016
Cash flows from operating activities
Net income	$1,466	$6,810	$6,004
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	155	529	563
Provision for inventory obsolescence	9	(30)	307
Provision for allowance for doubtful accounts	(24)	60	—
Changes in current assets and liabilities:
Trade receivables	221	14	(816)
Prepaid expenses	(25)	(1)	68
Inventories	(396)	319	302
Accounts payable	345	(268)	394
Accrued payroll	(133)	15	52
Accrued vacation	84	29	561
Net cash provided by operating activities	1,702	7,477	7,435
Cash flows from investing activities
Purchases of technology, property and equipment	(164)	(632)	(583)
Net cash used in investing activities	(164)	(632)	(583)
Cash flows from financing activities
Net transfer to parent	(1,538)	(6,845)	(6,852)
Net cash used in financing activities	(1,538)	(6,845)	(6,852)
Net change in cash, cash equivalents and restricted cash	—	—	—
Cash, cash equivalents and restricted cash, beginning of period	—	—	—
Cash, cash equivalents and restricted cash, end of period	$—	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1.     DESCRIPTION OF BUSINESS

Bovie Medical Corporation (“Bovie”) was incorporated in 1982, under the laws of the State of Delaware. We are an energy-based medical device company specializing in developing, manufacturing and marketing a range of electrosurgical products and technologies, as well as related medical products used in doctor’s offices, surgery centers and hospitals worldwide.

The Core Segment “Core” sells products that products consist of electrosurgery generators and accessories, battery-operated cauteries, lighting, nerve locators, eye-bubbles, penlights, and a variety of other products, primarily through major distributors which include Cardinal Health, Independent Medical Co-Op Inc. (IMCO), McKesson Medical Surgical, Inc., National Distribution and Contracting Inc. (NDC), Henry Schein, Medline, and Owens & Minor and have manufacturing agreements for private label of certain products with these and others.

On July 9, 2018, we entered into a definitive agreement with Specialty Surgical Instrumentation Inc., a subsidiary of Symmetry Surgical Inc. (“Symmetry”), pursuant to which the Company will divest and sell the Core business segment and the Bovie® brand to Symmetry for gross proceeds of $97 million in cash. The asset purchase agreement was approved by the Board and is subject to customary closing conditions - including approval by the Company’s stockholders - and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company is retaining its Advanced Energy and OEM businesses, its facilities in Clearwater, FL and Sofia, Bulgaria, and certain intellectual property related to specialty generators.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The accompanying unaudited condensed financial statements of the Core Business have been prepared by management without audit and should be read in conjunction with the Bovie’s financial statements, including the notes thereto, appearing in the Company’s Quarterly Report on Form 10-Q and Annual Report for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively. In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Core Business, for the periods indicated, have been made. Management believes that the assumptions in the unaudited condensed financial statements of the Core Business are reasonable. The results of operations for the Core Business for the periods presented are not necessarily indicative of operating results that may be achieved if the Core Business were a standalone company.

NOTE 2.     SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The preparation of the unaudited financial statements of the Core Business in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions include allowance for doubtful accounts, inventory reserves and the fair values of long lived and intangible assets. Actual results could differ from the estimates.

Fair Values of Financial Instruments and Concentration of Credit Risk

The carrying amounts of our financial instruments included in current assets and liabilities approximate fair value due to their short term nature. Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of trade accounts receivable.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS - Continued
(Unaudited)

Accounts Receivable and Allowance for Doubtful Accounts

Our credit terms for our billings range from net 10 days to net 60 days, depending on the customer agreement. Accounts receivable are determined to be past due if payments are not made in accordance with such agreements and an allowance is generally recorded for accounts that become three months past due, or sooner if there are other indicators that the receivables may not be recovered. Customary collection efforts are initiated and receivables are written off when we determine they are not collectible and abandon these collection efforts. We gave negotiated sales volume discounts, which amounted to approximately $0.1 million, $0.5 million and $0.6 million for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively. Sales are reported net of all discounts.

We evaluate the allowance for doubtful accounts on a regular basis for adequacy based upon our periodic review of the collectability of the receivables in light of historical experience, adverse situations that may affect our customers’ ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Management believes that the allowances for doubtful accounts of approximately $49 thousand, $55 thousand and $92 thousand at March 31, 2018, December 31, 2017 and December 31, 2016, respectively, are, or were, adequate to provide for possible bad debts.

With respect to receivables, our ten largest customers accounted for approximately 50.3%, 70.3% and 65.2% of trade receivables as of March 31, 2018, December 31, 2017 and December 31, 2016, respectively and 63.8%, 65.6% and 71.6% of net sales for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively. In the three months ended March 31, 2018, McKesson accounted for 22.0% and National Distribution & Contracting Inc. accounted for 8.0% of our sales. In the twelve months ended December 31, 2017, McKesson accounted for 21.3% and National Distribution & Contracting Inc. accounted for 12.5% of our sales. In the twelve months ended December 31, 2016, McKesson accounted for 20.9% and National Distribution & Contracting Inc. accounted for 12.9% of our sales.

Inventories and Repair Parts

Inventories are stated at the lower of cost or market. Cost is determined on a first in, first out basis. Finished goods and work-in-process inventories include material, labor and overhead costs. Factory overhead costs are allocated to inventory manufactured in-house based upon labor hours.

We monitor usage reports to determine if the carrying value of any items should be adjusted due to lack of demand for the item and adjust the inventory for estimated obsolescence or unusable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large improvements, which extend the life of the asset, are capitalized, whereas maintenance and repairs and small improvements are expensed as incurred. The estimated useful lives are: machinery and equipment, 3-10 years and molds. 7-15 years.

Intangible Assets

Intangible assets consist of licenses, purchased technology and brand name and trademarks. The licenses and purchased technology are being amortized by the straight-line method over a 5-17 year period commencing with the date they were placed in service.

Brand name and trademark qualifies as an indefinite-lived intangible asset and is not subject to amortization. Intangibles with indefinite lives are analyzed for impairment annually or more frequently if events and circumstances indicate that the asset may be impaired. If impaired, an impairment loss is recognized in an amount equal to the excess of the asset’s carrying value over its fair value. Based on our annual impairment testing, these trademarks and brand names will generate cash flow for an indefinite period of time. Therefore, we believe our trademarks and brand name intangible assets are not impaired and concluded that the assigned value at March 31, 2018, December 31, 2017 and December 31, 2016, of approximately $1.5 million is reasonable.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS - Continued
(Unaudited)

Valuation of Long-Lived Assets

We review long-lived assets for recoverability if events or changes in circumstances indicate that the assets may have been impaired. This circumstance exists when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. In those cases an impairment loss is recognized to the extent that the assets’ carrying amount exceeds its fair value. Any impairment losses are not restored in the future if the fair value increases. At March 31, 2018, December 31, 2017 and December 31, 2016, we believe the remaining carrying values of our long-lived assets are recoverable.

Revenue Recognition

Revenue is recognized when title has been transferred to the customer, which is generally at the time of shipment or receipt by customer for FOB destination terms. The following policies apply to our major categories of revenue transactions:

•
The majority of our sales to customers are evidenced by firm purchase orders. Generally, title and the risks and rewards of ownership are transferred to the customer when the product is shipped. Payment by the customer is due under fixed payment terms.

•
Product returns are only accepted at our discretion and in accordance with our “Returned Goods Policy”. Historically, the level of product returns has not been significant. We accrue for sales returns, rebates and allowances based upon an analysis of historical customer returns and credits, rebates, discounts and current market conditions.

•
Our terms of sale to customers generally do not include any obligations to perform future services. Limited warranties are generally provided for sales and provisions for warranty are provided at the time of product sale based upon an analysis of historical data.

•
Amounts billed to customers related to shipping and handling charges are included in sales. Shipping and handling costs included in cost of sales were approximately $51 thousand, $192 thousand and $155 thousand for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively.

ASU No. 2014-09 (ASC 606), Revenue from Contracts with Customers became effective for us beginning with the first quarter of 2018, and adopted the new accounting standard using the modified retrospective transition approach. The modified retrospective transition approach recognized any changes from the beginning of the year of initial application through retained earnings with no restatement of comparative periods. We record revenue under ASC 606 at a single point in time, when control is transferred to the customer, which is consistent with past practice. We will continue to apply our current business processes, policies, systems and controls to support recognition and disclosure under the new standard. Based on the results of the evaluation, we have determined that the adoption of the new standard presents no material impact on these unaudited condensed financial statements. Application of the transition requirements of the new standard did not have a material impact on opening retained earnings.

Advertising Costs

All advertising costs are expensed as incurred. The amounts of advertising costs were approximately $41 thousand, $296 thousand and $404 thousand for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively.

Research and Development Costs

With the exception of development costs that are purchased from another enterprise and have alternative future use, research and development expenses are charged to operations as incurred. We have expended approximately $48 thousand, $514 thousand and $1,585 thousand for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively.

Research and Development Costs for Others

For research and development activities that are partially or completely funded by other parties and when the obligation is incurred solely to perform contractual services, expenses are charged to cost of sales and all revenues resulting from such activities are shown as sales.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS - Continued
(Unaudited)

Income Taxes

For purposes of these unaudited pro forma consolidated financial statements, income tax was calculated at statutory rates.

NOTE 3.     TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable consisted of the following:

(In thousands)	March 31, 2018	December 31, 2017	December 31, 2016
Trade accounts receivable	$2,891	$3,094	$3,205
Less: allowance for doubtful accounts	(49)	(55)	(92)
Trade accounts receivable, net	$2,842	$3,039	$3,113

NOTE 4.     INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined on a first in, first out basis. Finished goods and work-in-process inventories include material, labor and overhead costs. Factory overhead costs are allocated to inventory manufactured in-house based upon labor hours.

Inventories consisted of the following:

(In thousands)	March 31, 2018	December 31, 2017	December 31, 2016
Raw materials	$3,350	$3,158	$3,308
Finished goods	1,536	1,332	1,501
Gross inventories	4,886	4,490	4,809
Less: reserve for obsolescence	(1,186)	(1,177)	(1,207)
Net inventories	$3,700	$3,313	$3,602

NOTE 5.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

(In thousands)	March 31, 2018	December 31, 2017	December 31, 2016
Machinery and equipment	$469	$463	$494
Molds	914	914	950
Total property, plant and equipment	1,383	1,377	1,444
Less: accumulated depreciation	(1,030)	(1,005)	(1,091)
Net property, plant and equipment	$353	$372	$353

Total depreciation expense was $0.2 million, $0.5 million and $0.6 million for the three months ended March 31, 2018, the twelve months ended December 31, 2017 and the twelve months ended December 31, 2016, respectively. Depreciation expense is included primarily within cost of goods sold in the unaudited condensed statements of operations.

THE CORE BUSINESS OF BOVIE MEDICAL CORPORATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS - Continued
(Unaudited)

NOTE 6.     INTANGIBLE ASSETS

Intangible assets consisted of the following:

(In thousands)	March 31, 2018	December 31, 2017	December 31, 2016
Brand name and trademark (life indefinite)	$1,510	$1,510	$1,510

Purchased technology (5-17 year lives)	$112	$84	$—
Less: accumulated amortization	—	—	—
Purchased technology, net	$112	$84	$—

With respect to our trademark and brand name, we continue to market products, release new products and product extensions and maintain and promote these trademarks and brand name in the marketplace through legal registration and such methods as advertising, medical education and trade shows. Based on our annual impairment testing, these trademarks and brand names will generate cash flow for an indefinite period of time. Therefore, we believe our trademarks and brand name intangible assets are not impaired.

NOTE 7.     NET PARENT INVESTMENT

The Core Business daily cash flow needs and/or surpluses, including its net income after taxes are either distributed to or contributed from Bovie to support the net administrative overhead, including personnel, research and development, and other costs of its operations.

NOTE 8.     FAIR VALUE MEASUREMENTS

Certain assets and liabilities that are measured at fair value on a recurring basis are measured in accordance with FASB ASC Topic 820-10-05, Fair Value Measurements. FASB ASC Topic 820-10-05 defines fair value, establishes a framework for measuring fair value and expands the disclosure requirements regarding fair value measurements for financial assets and liabilities as well as for non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis in the financial statements.

The statement requires fair value measurement be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Our derivative financial instruments that are measured at fair value on a recurring basis are all measured at fair value using Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

NOTE 9.     SUBSEQUENT EVENT

On July 9, 2018, we entered into a definitive agreement with Specialty Surgical Instrumentation Inc., a subsidiary of Symmetry Surgical Inc. (“Symmetry”), pursuant to which the Company will divest and sell the Core business segment and the Bovie® brand to Symmetry for gross proceeds of $97 million in cash. The asset purchase agreement was approved by the Board and is subject to customary closing conditions - including approval by the Company’s stockholders - and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company is retaining its Advanced Energy and OEM businesses, its facilities in Clearwater, FL and Sofia, Bulgaria, and certain intellectual property related to specialty generators.

PROPOSAL TWO

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Governance and Nominating Committee has nominated seven (7) persons consisting of Andrew Makrides, Charles D. Goodwin, J. Robert Saron, Lawrence J. Waldman, Michael Geraghty, John Andres and Craig Swandal, each a current Director, for re-election to the Board.

Each director serves from the date of his or her election until the next annual meeting of stockholders and until his successor is duly elected and qualified. The accompanying proxy card will be voted in favor of the persons named above to serve as directors, unless the Stockholder indicates to the contrary on the proxy card. See "Information Regarding Executive Officers and Directors" for biographical information as to each nominee.

Upon the closing of the Asset Sale Transaction, it is expected that J. Robert Saron, the Company’s President and a Director of the Company, will resign from all positions with the Company and join Buyer as an employee.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL 2 TO ELECT AS DIRECTORS THE SEVEN NOMINEES PROPOSED BY THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD.

Information Regarding our Board

Our Certificate of Incorporation and Bylaws provide for our Company to be managed by or under the direction of the Board. Under our Certificate of Incorporation and Bylaws, the number of directors is fixed from time to time by the Board. The maximum number of directors permitted is currently fixed at nine, and the number of directors constituting the entire Board is currently seven. The Board currently has four members who have been determined to be "independent" as defined by the applicable rules of the NYSE American and the Securities and Exchange Commission. These "independent" directors are Michael Geraghty, John Andres, Lawrence J. Waldman, and Craig Swandal. Our common stock is listed on the NYSE American under the symbol "BVX".

The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required. Written or electronic materials are distributed in advance of meetings as a general rule and our Board schedules meetings with, and presentations from, members of our senior management on a regular basis and as required.

Directors are elected at the Annual Meeting and hold office until our next annual meeting of stockholders and until their successors are elected and qualified. Officers are appointed by the Board and serve at the pleasure of the Board.

The Board held ten (10) meetings and acted by unanimous written consent three (3) times during the 2017 fiscal year. All of the directors attended 100% of the meetings of the Board and of the committees on which they served. While we encourage all members of the Board to attend Annual Meetings of Stockholders, there is no formal policy as to their attendance.

Legal Proceedings Involving Directors

There were no legal proceedings involving the nominees to the Board in the past ten years.

Board Leadership Structure

The independent directors appointed Lawrence J. Waldman as the Lead Independent Director. The Lead Independent Director is appointed by the Board and is responsible for coordinating the activities of the independent directors and coordinating with the Chief Executive Officer of the Company to set agendas for Board meetings and chair executive sessions of the independent directors. The Lead Independent Director is also responsible for meeting, from time to time, with the Company's Compensation Committee to discuss the Chief Executive Officer's performance.

The Company's Corporate Governance Policies also contain several features which the Company believes will ensure that the Board maintains effective and independent oversight of management, including the following:

•
Executive sessions without management and non-independent directors present are a standing Board agenda item. Executive sessions of the independent directors are held at any time requested by an independent director and, in any event, are held in connection with at least 100% of regularly scheduled Board meetings.

•	The Board regularly meets in executive session with the CEO without other members of management present.

•	All Board committee members are independent directors. The committee chairs have authority to hold executive sessions without management and non-independent directors present.

The Board has no formal policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time. The Chief Executive Officer of the Company, Charles D. Goodwin, is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions, at the Board level, regarding performance relative to our corporate strategy and this discussion accounts for a significant portion of the time devoted at our Board meetings.

Risk Management Oversight

The Board believes that risk management is an important component of the Company's corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through its interactions with management and committee reports about risks we face in the course of our business. Our Audit Committee also takes an active role in risk assessment and risk management.

INFORMATION REGARDING EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth the names, ages and positions within the Company of each of our directors, director nominees, executive officers and key employees.

Name of Nominee	Age	Board Independence	Position
Andrew Makrides	76	No	Chairman of the Board
Charles D. Goodwin	52	No	Chief Executive Officer and Director
J. Robert Saron	65	No	President, Chief Sales and Marketing Officer and Director
Jay D. Ewers	57	N/A	Chief Financial Officer, Treasurer and Secretary
Moshe Citronowicz	65	N/A	Senior Vice President
Lawrence J. Waldman	71	N/A	Director
Michael Geraghty	71	Yes	Director
John Andres	60	Yes	Director
Craig Swandal	58	Yes	Director

Andrew Makrides, Esq. age 76, Chairman of the Board, received a Bachelor of Arts degree in Psychology from Hofstra University and a Juris Doctor Degree from Brooklyn Law School. He is a member of the Bar of the State of New York and practiced law from 1968 until joining Bovie Medical Corporation as a co-founder and Executive Vice President and director, in 1982. Mr. Makrides became President of the Company in 1985 and the CEO in December 1998 and served as such until March 18, 2011 at which point he relinquished his position as President, but remained CEO until December 2013. Mr. Makrides employment contract expired December 31, 2016. Mr. Makrides has over 30 years of executive experience in the medical industry.

Charles D. Goodwin, age 52, Chief Executive Officer and a Director of Bovie Medical, Inc., is an accomplished senior executive with over 25 years of experience in the healthcare industry. Before joining Bovie Medical in December 2017, Mr. Goodwin was the Chief Executive Officer of MIS Implants Technologies, Inc., a privately held company specializing in dental implants. Prior to this position, Mr. Goodwin spent more than 11 years with Olympus/Gyrus ACMI in a variety of commercial and leadership roles of increasing responsibility. Mr. Goodwin began as a regional sales director for Gyrus in 2002 and was later promoted to Vice President of Sales, overseeing the Company’s strong commercial ramp and assisting Gyrus’ executive leadership team in the successful acquisition of American Cytoscope Makers, or “ACMI”, for $500 million in 2005. As President of Gyrus ACMI’s surgical division, Mr. Goodwin developed the company’s global distribution network and achieved average annual sales growth of 35% for three consecutive years, resulting in a promotion to President of Worldwide Sales in 2007. As President of Worldwide Sales for Gyrus ACMI, Mr. Goodwin was responsible for a global business with approximately 700 employees and was a key contributor to the successful sale of Gyrus ACMI to Olympus for $2.2 billion in 2008. Mr. Goodwin served as Group Vice President of Olympus Corporation’s global surgical energy group, where he was responsible for commercial strategy, R&D and operations for a business with more than 500 employees worldwide. Mr. Goodwin held this position for five years before joining MIS Implants Technologies, Inc. in 2014. Mr. Goodwin holds a B.A. Finance and Economics from Eastern Washington University.

J. Robert Saron, age 65, President, Chief Sales and Marketing Officer and Director, holds a Bachelor degree in Social and Behavioral Science from the University of South Florida. From 1988 to present Mr. Saron has served as a director of the Company. Mr. Saron has previously served as both director and president of the Health Care Manufacturing Management Council. In 2011 Mr. Saron received the Leonard Berke Achievement award for ethics, mentoring, marketing skill, industry knowledge, contributions to the industry and contributions to HMMC. He currently serves as a director of the Health Industry Distributors Association Education Foundation. Mr. Saron received the Health Industry Distributors Association’s highest award in 2008, the Industry Award of Distinction (renamed the John F. Sasen Leadership Award) and in February 2013 was inducted into the Medical Distribution Hall of Fame. Mr. Saron’s employment contract extends to December 31, 2018. Mr. Saron brings over 39 years of executive marketing and distribution experience in the medical industry.

Jay D. Ewers, CPA, age 57, Chief Financial Officer, Treasurer and Secretary, has more than 30 years of accounting experience, having held financial executive positions in corporations ranging from early stage to high profile public companies with global operations in the medical equipment, manufacturing and semiconductor industries. Mr. Ewers joined the company as Corporate Controller in June, 2014. From 2004 to 2014, Mr. Ewers worked in private practice providing accounting and advisory services to both publicly traded and privately-held companies. Mr. Ewers received his CPA license in 1987 and is a certified internal auditor.

Moshe Citronowicz, age 65, Senior Vice President came to the United States in 1978 and has worked in a variety of manufacturing and high technology industries. In October 1993, Mr. Citronowicz joined the Company as Vice President of Operations and served as our Chief Operating Officer until November 2011. Currently, he is serving as the Senior Vice President. Mr. Citronowicz’s employment contract extends to December 31, 2018.

Lawrence J. Waldman, age 71, has served as a director since 2011 and is currently the Chair of our audit committee and Lead Independent Director of the Board. Mr. Waldman has over thirty-five years of experience in public accounting. Mr. Waldman currently serves as a senior advisor to First Long Island Investors, LLC, an investment and wealth management firm since May 2016. Prior to that Mr. Waldman served as an advisor to the accounting firm of EisnerAmper LLP, where he was previously the Partner-in-Charge of Commercial Audit Practice Development for Long Island since September 2011. Prior to joining EisnerAmper LLP, Mr. Waldman was the Partner-in-Charge of Commercial Audit Practice Development for Holtz Rubenstein Reminick, LLP from July 2006 to August 2011. Mr. Waldman was the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he began his career in 1972. Mr. Waldman was elected to the Board of Directors of Comtech Telecommunications Corp. in August of 2015 and since December 2015, serves as Chair of its audit committee. In October 2016, Mr. Waldman was appointed and subsequently in December 2016 elected to the Board of Directors of CVD Equipment Corporation, and serves as a member of the audit committee and Chair of the compensation committee. Mr. Waldman serves as a member of the Board of Directors of Northstar/RXR Metro Income Fund, a non-traded Real Estate Investment Trust and has served as a member of its audit committee since 2014. Mr. Waldman is also the Chair of the Supervisory Committee of Bethpage Federal Credit Union. Mr. Waldman also served as a member of the State University of New York’s Board of Trustees and as chair of its audit committee. He previously served as the Chairman of the Board of Trustees of the Long Island Power Authority and as Chair and a member of the finance and audit committee of its Board of Trustees. Mr. Waldman meets the definition of a financial expert as defined by the SEC and NYSE American.

Michael Geraghty, CPA, age 71, has served as a director since March 2011 and was previously employed as the President of Global Sales at Optos, Inc., a developer and manufacturer of retinal imaging devices for screening, detection and diagnosis of eye related conditions. From 2005 through 2008, he was the President of International Sales at Gyrus Acmi where he first started in 2000 as Senior Vice President of Sales for Gyrus Medical. Prior to this, Mr. Geraghty was the Vice President of Sales and Marketing for Everest Medical, Inc. and before that was the Director of Marketing for Advanced Products at Arthrocare Corporation. Mr. Geraghty specializes in building independent direct sales teams in the medical device industry and has extensive domestic and international sales and marketing experience. He received his bachelor’s degree from St. Mary’s University and graduate degree in Executive Sales Management from the University of Minnesota.

John Andres, age 60, serves as Vice Chairman of the Board and has over thirty years of experience in the medical device industry. Since April, 2004, Mr. Andres has been a private consultant, doing business through John C. Andres, LLC, specializing in patent/business strategy development and execution. He also is a partner of Hawk Healthcare, LLC, which provides strategic transaction management to private individuals and companies.

In 2017, Mr. Andres joined the Longeviti Neuro Solutions, LLC Board of Directors which is developing cranial implant products for cranial reconstruction. In 2004, Mr. Andres helped found K2M, Inc. (KTWO) and from 2004 until 2010 served as a member of the Board of Directors of K2M, Inc. Prior to 2004, Mr. Andres held various legal and strategic business development positions at the Surgical Division of Tyco Healthcare Group, LLP, now Medtronic (NYSE: MDT) and its predecessor, United States Surgical Corporation. Before joining U.S. Surgical, Mr. Andres worked at the New York law firm of Morgan & Finnegan. He received his Associate of Applied Science degree from Rochester Institute of Technology, his Bachelor of Arts degree from Lehigh University and his Juris Doctor from Pace University School of Law.

Craig Swandal age 58, has served on the Board since March 2018. Mr. Swandal has over 30 years of experience at public and privately-held medical technology and electronics manufacturing companies. He began his career in 1981 at Unisys Corporation, a manufacturer of main frame computer systems, where he held a variety of manufacturing positions of increasing responsibility. In 1995 he joined Silent Knight, a manufacturer of industrial fire and security systems, as a Manufacturing Manager and was promoted to Vice President of Operations.

In 2001, Mr. Swandal joined Gyrus, a manufacturer of surgical devices, where he was responsible for the company’s manufacturing operations as Director of Operations and later Vice President of Operations. During his tenure, he improved manufacturing efficiencies by leading his manufacturing group through the implementation of lean and Six Sigma techniques. Following Gyrus’s acquisition of ACMI in 2005, Mr. Swandal was promoted to Senior Vice President and was responsible for the global operations of the combined company, which included 12 facilities across 8 countries. He developed and executed Gyrus ACMI’s strategy to consolidate its manufacturing, distribution, customer service and service and repair operations and was a member of the leadership team that successfully sold the company to Olympus Corporation for $2.2 billion in 2008.

Following the acquisition of Gyrus ACMI, Mr. Swandal served on the executive leadership teams of several companies, including ATS Medical, ACELL and Tendyne, where he was focused on operational development. He is currently the Principal of Lead 2 Change Consulting, where he assists companies in identifying and implementing new manufacturing initiatives. Mr. Swandal holds a Bachelor’s degree in Organizational Management and Communications from Concordia University, as well as a mini Master of Business Administration in Medical Technology from the University of St Thomas.

COMMITTEES OF OUR BOARD

We have a standing Audit Committee, Compensation Committee and Governance and Nominating Committee.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee reviews and discusses with management and our independent accountants the annual audited and quarterly financial statements (including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of our independent accountants, and prepares the Audit Committee Report included in its Annual Report in accordance with rules and regulations of the Securities and Exchange Commission. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The Audit Committee also acts as a qualified legal compliance committee.

The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company and the Company's independent auditor. The Committee discussed with the Company's Independent Auditor the overall scope and plans for their respective audits. The Committee meets with the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company's internal controls; and the overall quality of the Company's financial reporting.

Our Audit Committee currently consists of three independent members of the Board. As a smaller reporting company, we are required to have at least two independent members comprising our Audit Committee in accordance with Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the NYSE American. During 2017 Lawrence J. Waldman, CPA served as the Audit Committee Chairman and financial expert. Mr. Waldman qualifies as a "financial expert" (as defined in Item 407(a)(5) of Regulation S-K promulgated under the Exchange Act), for the Committee. The Audit Committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. During 2017, the Audit Committee held six (6) meetings.

The membership of the Audit Committee, together with appointment dates and attendance at meetings, is set forth below:

Members	Committee member since	Attendance at full meetings during 2017
Lawrence J. Waldman	March 2011	100%
John Andres	July 2014	100%
Michael Geraghty	December 2016	100%
Craig Swandal	March 2018	N/A

A copy of the Audit Committee Charter will be provided to any person without charge upon written request to the Company's address to the attention of the Secretary. A copy of the Audit Committee Charter is available at www.boviemed.com. Select the "Investor Relations" button.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the board and committees thereof. During 2017, our Governance and Nominating Committee consisted of three independent members of the Board, John Andres, who serves as Chairman, Lawrence J. Waldman, and Michael Geraghty. The Governance and Nominating Committee meets as often as it determines necessary, but not less than once a year. During 2017, the Governance and Nominating Committee held one (1) meetings.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Governance and Nominating Committee focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. As more specifically described in such person's individual biographies set forth above, our directors possess relevant and industry-specific experience and knowledge in the medical, engineering and business fields, as the case may be, which we believe enhances the Board's ability to oversee, evaluate and direct our overall corporate strategy. The Governance and Nominating Committee annually reviews and makes recommendations to the Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable regulatory requirements.

The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our stockholders. The Governance and Nominating Committee will consider criteria including the nominee's current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in existing independence requirements of the NYSE American and the Securities and Exchange Commission, the business, scientific or engineering experience currently desired on the Board, geography, the nominee's industry experience, and the nominee's general ability to enhance the overall composition of the Board.

The Governance and Nominating Committee does not have a formal policy on diversity; however, in recommending directors, the Board and the Committee consider the specific background and experience of the Board members and other personal attributes in an effort to provide a diverse mix of capabilities, contributions and viewpoints which the Board believes enables it to function effectively as the Board of a company with our size and nature of business.

If a Stockholder wishes to nominate a candidate to be considered for election as a director at the 2019 Annual Meeting of Stockholders, he or she must submit nominations in accordance with the procedures set forth in "Stockholder Proposals For Next Annual Meeting." If a Stockholder wishes simply to propose a candidate for consideration as a nominee by the Governance and Nominating Committee, he or she should submit any pertinent information regarding the candidate to the members of the Governance and Nominating Committee of Bovie Medical Corporation, c/o Secretary, 5115 Ulmerton Road, Clearwater, Florida 33760.

A copy of the Governance and Nominating Committee Charter will be provided to any person without charge upon written request to the Company's address to the attention of the Secretary. A copy of the Governance and Nominating Committee Charter is available www.boviemed.com. Select the "Investor Relations" button.

Compensation Committee

The Compensation Committee is responsible for overseeing our compensation and employee benefit plans (including those involving the issuance of our equity securities) and practices, including formulating, evaluating, and approving the compensation of our executive officers and reviewing and recommending to the full Board the compensation of our Chief Executive Officer. During 2017, our Compensation Committee consisted of three (3) independent members of the Board, John Andres, Lawrence J. Waldman, CPA, Michael Geraghty, who served as our Chairman. The Compensation Committee meets as often as it determines necessary, but not less than once a year. During 2017, the Compensation Committee held three (3) meetings.

To understand the competitiveness of compensation arrangements provided to our named executive officers, in 2014 the Compensation Committee engaged Pearl Meyer & Partners to perform a competitive assessment of base salaries, bonuses for on-target performance and grants of equity incentives. In 2016, Pearl Meyer & Partners updated the competitive frame of reference for the study to consist of the following group of pre-selected companies that were of comparable size and operated in our industry category.

A copy of the Compensation Committee Charter will be provided to any person without charge upon written request to the Company's address to the attention of the Secretary. A copy of the Compensation Committee Charter is available www.boviemed.com. Select the "Investor Relations" button.

The table below indicates the current membership of each committee and how many times the Board and each committee met in 2017:

	Board	Audit	Governance and Nominating	Compensation
Andrew Makrides	Chairman
Charles D. Goodwin	Member
J. Robert Saron	Member
John Andres	Member	Member	Chairman	Member
Michael Geraghty	Member	Member	Member	Chairman
Lawrence J. Waldman	Member	Chairman (1)	Member	Member
Craig Swandal	Member	Member
Number of Meetings	10	6	1	3

(1)	Mr. Waldman has also been designated the Audit Committee's financial expert as well as the Board's Lead Independent Director.

Stockholder Communications

The Board provides a process by which Stockholders may communicate with the Board, including our independent directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to any director or the entire Board of Directors of Bovie Medical Corporation, c/o Secretary, 5115 Ulmerton Road, Clearwater, Florida 33760. All mail received at the above address that is addressed to the Board or any individual director will be relayed by the Company to the Board or such individual director. On a periodic basis, all such communications will be compiled by the Secretary and submitted to the Board or the individual director to whom the communications are addressed.

Code of Ethics

On March 30, 2004, Bovie adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer.

A copy of the code of ethics will be provided to any person without charge upon written request to the Company's address to the attention of the Secretary. A copy of the code of ethics is available at www.boviemed.com. Select the "Investor Relations" button.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy

The primary objective of our compensation program for employees, including our compensation program for executive officers, is to attract, retain and motivate qualified individuals and reward them in a manner that is fair to all stockholders. We strive to provide incentives for every employee that rewards them for their contribution to the Company.

Our compensation program is designed to be competitive with other employment opportunities and to align the interests of all employees, including executive officers, with the long-term interests of our stockholders. Historically, for our executive officers, we link a much higher percentage of total compensation to incentive compensation such as stock based compensation than we do for other employees.

With these objectives in mind, our Board has built executive and non-executive compensation programs that consist of three principal elements - base salary, performance bonuses and grants of stock options and/or shares of restricted stock.

To understand the competitiveness of compensation arrangements provided to our named executive officers, in 2014 the Compensation Committee engaged Pearl Meyer & Partners to perform a competitive assessment of base salaries, bonuses for on-target performance and grants of equity incentives. In 2016, Pearl Meyer & Partners updated the competitive frame of reference for the study to consist of the following group of pre-selected companies that were of comparable size and operated in our industry category.

Avinger, Inc.	Esko Bionics Holdings, Inc.	IRIDEX Corporation
AxoGen, Inc.	Fonar Corporation	Misonix, Inc.
BIOLASE, Inc	iCAD, Inc.	Retractable Technologies, Inc.
Cogentix Medical, Inc.	Invuity, Inc.	Utah Medical Products Inc.
Cutera, Inc.	IRadimed Corporation

In addition to the peer group, Pearl Meyer referenced industry-specific, size-adjusted market survey data where appropriate.

The results of the survey confirmed that, consistent with our desired philosophy, our compensation arrangements were competitive with the marketplace, with some variation by individual.

Compensation Program

Base Salary

We pay base salaries to our Named Executive Officers (as defined below) in order to provide a consistent, minimum level of pay that sustained individual performance warrants. We also believe that a competitive annual base salary is important to attract and retain an appropriate caliber of talent for each position over time.

The annual base salaries of our Named Executive Officers are determined by our Compensation Committee and approved by the Board. All salary decisions are based on each Named Executive Officer’s level of responsibility, experience and recent and past performance, as determined by the Compensation Committee. The Compensation Committee benchmarks base salaries using a major independent consulting firm and using their recommendations and other information the Committee evaluates and establishes the base compensation for our named executives.

Name	Title	Base Salary 2017
Charles D. Goodwin	Chief Executive Officer and Director	$15,385
Jay D. Ewers	Chief Financial Officer, Treasurer and Secretary	$271,000
J. Robert Saron	President, Chief Sales and Marketing Officer and Director	$334,485
Moshe Citronowicz	Senior Vice President	$226,410
Robert L. Gershon	Former Chief Executive Officer	$436,000
Jack McCarthy	Former Chief Commercialization Officer	$287,375

Performance Bonus

The second component of executive compensation is performance bonuses which are earned when defined metrics are achieved.

For 2017, the Company established a combination of financial, operational and personal objectives as the broad criteria that would determine annual performance bonus amounts for the year.

(In millions)	Threshold	Target	Achievement	Overall Weight	Achievement	Calculation
Advanced Energy Revenue	5.1	6.8	7.6	30%	125%	37.5%
Core Revenue	27.0	30.0	28.6	10%	75%	7.5%
OEM Revenue	3.7	4.1	2.6	10%	—%	—%
Operating Loss	(3.1)	(2.75)	(5.2)	25%	—%	—%
Total Cash Balance	7.2	9.6	9.9	10%	110%	11.0%
MBO[6]	1	1	1	15%	100%	15.0%
Total				100%		71.0%

[6] Note: Messrs. Gershon and McCarthy did not achieve their MBO because they were not submitted.

After careful review and consideration of the measures that comprise the 2017 bonus, the Compensation Committee approved the following performance bonuses:

Name	Bonus
Charles D. Goodwin	$—
Jay D. Ewers	$67,344	*
J. Robert Saron	$83,119	*
Moshe Citronowicz	$56,263	*
Robert L. Gershon	$122,080
Jack McCarthy	$59,191
Total	$387,997
* The Company and Messrs. Ewers, Saron and Citronowicz agreed to waive their bonus payment for 2017.

Stock Options

The third component of executive compensation is equity grants which have mainly come in the form of stock options. We believe that equity ownership in our Company is important to provide our Named Executive Officers with long-term incentives to better align interests of executives with the interests of stockholders and build value for our stockholders. In addition, the equity compensation is designed to attract and retain the executive management team. Stock options have value only if the stock price increases over time and, therefore, provide executives with an incentive to build Bovie’s value. This characteristic ensures that the Named Executive Officers have a meaningful portion of their compensation tied to future stock price increases and rewards management for long-term strategic planning through the resulting enhancement of the stock price.

Stock option awards to Named Executive Officers are entirely discretionary. The CEO recommends to the Compensation Committee awards for Named Executive Officers other than himself. The Compensation Committee considers this recommendation along with the prior contribution of these individuals and their expected future contributions to our growth. The Committee formulates and presents its recommended allocation of stock option awards to the Board for approval. The Compensation Committee then would make an independent determination on CEO stock option awards, again formulating and presenting its recommendation for the allocation of stock option awards to the Board for approval. The Board approves, rejects, or, if necessary, modifies the Committee’s recommendations.

Perquisites and Other Benefits

Our Executive Officers are eligible for the same health and welfare programs and benefits as the rest of our employees in their respective locations.

Our Executive Officers are entitled to participate in and receive employer contributions to Bovie’s 401(k) Savings Plan. For more information on employer contributions to the 401(k) Savings Plan see the Summary Compensation Table and its footnotes.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to each of our most highly paid executives unless, among other things, such compensation is performance-based and has been approved by stockholders. The non-performance-based compensation paid to our executive officers for the 2017 fiscal year did not exceed the $1.0 million limit per executive officer. Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules, such as FASB ASC Topic 718-10-10, Share-Based Payment, require us to expense the cost of our stock option grants which reduces the amount of our reported profits. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the number and value of the shares underlying stock options we grant.

Summary Compensation Table

The following table sets forth the compensation paid to each of our Executive Officers for the three years ended December 31, 2017, 2016, and 2015 for services to our Company in all capacities:

Name and Principal Position	Year	Salary	Bonus ($)		Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (7)	Total ($)
Charles D. Goodwin*	2017	$15,385	$—		$—	—		$—	$—	$—	$15,385
CEO and Director	2016	$—	$—		$—	—		$—	$—	$—	$—
	2015	$—	$—		$—	—		$—	$—	$—	$—

Jay D. Ewers**	2017	$271,000	$300	(2)	$—	137,340		$—	$—	$8,491	$417,131
Chief Financial Officer,	2016	$235,000	$109,892		$—	—		$—	$—	$10,608	$355,500
Treasurer and Secretary	2015	$171,456	$65,255		$—	70,655		$—	$—	$32,185	$339,551

J. Robert Saron	2017	$334,485	$300	(3)	$—	137,340		$—	$—	$19,769	$491,894
President, Chief Sales &	2016	$318,917	$148,956		$—	32,375		$—	$—	$24,383	$524,631
Marketing Officer & Director	2015	$305,184	$79,543		$—	—		$—	$—	$24,383	$409,110

Moshe Citronowicz	2017	$226,410	$300	(4)	$—	137,340		$—	$—	$18,968	$383,018
Senior Vice President	2016	$213,990	$100,112		$—	32,375		$—	$—	$22,066	$368,543
	2015	$204,775	$53,537		$—	—		$—	$—	$22,066	$280,378

Robert L. Gershon	2017	$436,000	$122,080		$—	196,200	(5)	$—	$—	$29,367	$783,647
CEO and Director	2016	$365,750	$293,724		$—	65,625		$—	$—	$30,201	$755,300
	2015	$350,000	$180,000		$—	—		$—	$—	$30,201	$560,201

Jack McCarthy	2017	$287,375	$59,191		$—	137,340	(6)	$—	$—	$27,242	$511,148
Chief Commercialization	2016	$287,375	$134,273		$—	32,375		$—	$—	$29,922	$483,945
Officer	2015	$275,000	$74,500		$—	—		$—	$—	$29,922	$379,422
*    Appointed as CEO on December 15, 2017.
**    Assumed role as CFO on October 1, 2015.

(1)
These columns represent the grant date fair value of the awards as calculated in accordance with FASB ASC 718 (Stock Compensation). Pursuant to SEC rule changes effective February 28, 2010, we are required to reflect the total grant date fair values of the option grants in the year of grant, rather than the portion of this amount that was recognized for financial statement reporting purposes in a given fiscal year which was required under the prior SEC rules, resulting in a change to the amounts reported in prior Annual Reports.

(2)	The Company and Mr. Ewers voluntarily agreed to waive his bonus payment for 2017 of $67,344.

(3)	The Company and Mr. Saron voluntarily agreed to waive his bonus payment for 2017 of $83,119.

(4)	The Company and Mr. Citronowicz voluntarily agreed to waive his bonus payment for 2017 of $56,263.

(5)
Mr. Gershon resigned from all of his positions with the Company effective December 15, 2017. In connection with this departure, unvested options were forfeited in accordance with the terms of the Separation Agreement.

(6)
Mr. McCarthy was terminated without cause from his position with the Company effective November 6, 2017. In connection with this departure, unvested options were forfeited pursuant to the terms of his employment contract and the option agreements.

(7)	The amounts for 2017 include compensation under the following plans and programs:

	C.D. Goodwin	J.D. Ewers	J.R. Saron	M. Citronowicz	R.L. Gershon	J.J. McCarthy
Life insurance premiums	$—	$425	$499	$464	$502	$502
Health insurance premiums	—	—	11,170	11,775	20,765	21,927
Employer 401(k) contribution	—	8,066	8,100	6,729	8,100	4,813

Total	$—	$8,491	$19,769	$18,968	$29,367	$27,242
Amounts in the table above are pro-rated where applicable.

Employment Agreements and Potential Payments Upon Termination or Change in Control

At July 16, 2018, we were obligated under four employment agreements:

Name	Contract Expiration Date
Charles D. Goodwin	N/A(1)
Jay D. Ewers	N/A(1)
J. Robert Saron	December 31, 2018
Moshe Citronowicz	December 31, 2018

(1)	Employment contracts provide for the Executives to remain employed by the Company until such time as their employment is terminated pursuant to the terms of their Employment Agreement.

Approximate future minimum payments under these agreements are as follows as of December 31, 2017:

(In thousands)
2019	$1,005
2020	—
Total	$1,005

Employment contracts, other than for Messrs. Goodwin and Ewers, contain an automatic extension for a period of one year after the initial term unless we provide the executives with appropriate 60 days written notice pursuant to the contracts. The employment agreements provide, among other things, that the executive may be terminated as follows:

(a)	Upon the death of the executive, in which case the executive’s estate shall be paid the basic annual compensation due the employee pro-rated through the date of death.

(b)
By the resignation of the executive at any time upon at least thirty (30) days prior written notice to Bovie in which case Bovie shall be obligated to pay the employee the basic annual compensation due him pro-rated to the effective date of termination.

(c)
By Bovie, “for cause” if during the term of the employment agreement the employee violates the non-competition provisions of his employment agreement, or is found guilty in a court of law of any crime of moral turpitude in which case the contract would be terminated and provisions for future compensation forfeited.

(d)
By Bovie, without cause, with the majority approval of the Board, for Mr. Goodwin, Mr. Saron, Mr. Ewers and Mr. Citronowicz at any time upon at least thirty (30) days prior written notice to the executive. In this case Bovie shall be obligated to pay the executive compensation in effect at such time, including all bonuses, accrued or prorated and expenses up to the date of termination. Thereafter for Messrs. Saron and Citronowicz, Bovie shall pay the executive three times the salary in effect at the time of termination payable in one lump sum.

(e)
If Bovie fails to meet its obligations to the executive on a timely basis, or if there is a change in the control of Bovie, the executive may elect to terminate his employment agreement. Upon any such termination or breach of any of its obligations under the employment agreement, Bovie shall pay Mr. Saron and Mr. Citronowicz a lump sum severance equal to three times the annual salary and bonus in effect the month preceding such termination or breach as well as any other sums which may be due under the terms of the employment agreement up to the date of termination. Mr. Goodwin and Mr. Ewers shall be paid two times their annual salary and bonus in effect the month preceding such termination or breach as well as any other sums which may be due under the terms of their respective employment agreement up to the date of termination.

There are no other employment contracts that have non-cancelable terms in excess of one year.

Options Exercises During Fiscal 2017

The following table presents information with respect to each unexercised stock option held by our Named Executive Officers as of December 31, 2017:

Name	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Unexercisable)	Weighted Average Option Exercise Price ($/Sh)	Option Expiration Range After Grant Date
Charles D. Goodwin	—	1,000,000	$2.99	12/15/2027
Jay D. Ewers	85,000	115,000	$2.85	6/30/2024	-	1/4/2028
J. Robert Saron	66,000	71,000	$2.69	7/12/2022	-	5/1/2027
Moshe Citronowicz	66,000	71,000	$2.69	7/12/2022	-	5/1/2027

Compensation of Non-Employee Directors

The following is a table showing the director compensation for the year ended December 31, 2017:

Name (a)	Fees Earned Or Paid In Cash ($) (b)	Stock Awards ($) (c)	Option Awards *** ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (I)	All Other Compensation ($) (g)	Total ($) (h)
Andrew Makrides	$50,000	$—	$20,772	$—	$—	$—	$70,772
Lawrence J. Waldman	$70,000	$—	$20,772	$—	$—	$—	$90,772
Michael Geraghty	$40,000	$—	$20,772	$—	$—	$—	$60,772
John Andres	$66,500	$—	$20,772	$—	$—	$—	$87,272
Craig Swandal
*** These columns represent the grant date fair value of the awards as calculated in accordance with FASB ASC 718 (Stock Compensation).

In 2017, our Board consisted of Charles D. Goodwin, J. Robert Saron, Andrew Makrides, John Andres, Lawrence J. Waldman and Michael Geraghty. Mr. Gershon resigned from all of his positions with the Company effective December 15, 2017.

In 2003, the Board adopted and stockholders approved Bovie’s 2003 Executive and Employee Stock Option Plan covering a total of 1,200,000 shares of common stock issuable upon exercise of options to be granted under the Plan.

On October 30, 2007, stockholders approved and the Board adopted an amendment to the 2003 Executive and Employee Stock Option Plan to increase the maximum aggregate number of shares of common stock reserved for issuance under the 2003 Plan from 1.2 million shares (already reserved against outstanding options) to 1.7 million shares, or an increase of 500,000 shares of common stock for future issuance pursuant to the terms of the plan. Except for the increase in the number of shares covered by the plan, the plan remains otherwise unchanged from its present status. In 2011, the Board granted 25,000 options to purchase a like number of shares of common stock.

In July of 2012, the stockholders approved the 2012 Executive and Employee Stock Option Plan covering a total of 750,000 shares of common stock issuable upon exercise of options to be granted under the plan. At December 31, 2017 approximately 69,904 remain to be issued in this plan.

In July of 2015 the stockholders approved the 2015 Executive and Employee Stock Option Plan covering a total of 2,000,000 shares of common stock issuable upon exercise of options to be granted under the plan. At December 31, 2017 approximately 349,578 remain to be issued in this plan.

In September of 2017 the stockholders approved the 2017 Share Incentive Plan covering a total of 3,000,000 shares of common stock issuable upon exercise of options to be granted under the plan. At December 31, 2017 approximately 1,900,000 remain to be issued in this plan.

There have been no changes in the pricing of any options previously or currently awarded.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board is responsible for determining the compensation of executive officers of the Company, as well as compensation awarded pursuant to the Company’s equity incentive plans.

In 2017, our Compensation Committee consisted of three independent members of the Board, Michael Geraghty (Chairman), John Andres and Lawrence J. Waldman.

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in our Annual Report with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report for filing with the SEC. During the majority of 2017, our Compensation Committee consisted of three independent members of the Board, Michael Geraghty, who served as Chairman, John Andres and Lawrence J. Waldman.

The Compensation Committee
Michael Geraghty, Compensation Committee Chair
John Andres, Compensation Committee Member
Lawrence J. Waldman, Compensation Committee Member

The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of July 13, 2018 with respect to the beneficial ownership of the Company’s common stock by its executive officers, directors, all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares and by all officers and directors as a group.

	Number of Shares
Name and Address	Title	Owned (i)		Nature of Ownership	Percentage of Ownership (i)
William Weeks Vanderfelt	Common	2,417,899		Beneficial	7.3%
Coralis 44, Azzuri Village 44
Roches Noires, 31201 Mauritius

Archon Capital Management, LLC	Common	2,158,538		Beneficial	6.5%
1100 19th Avenue E
Seattle, WA 98122

RTW Investments	Common	1,752,611		Beneficial	5.3%
250 West 55th St. 16th Floor
New York, NY 10019

Andrew Makrides	Common	641,972	(ii)	Beneficial	1.9%
5115 Ulmerton Rd.
Clearwater, FL 33760

Charles D. Goodwin II	Common	—	(iii)	Beneficial	—%
5115 Ulmerton Rd.
Clearwater, FL 33760

J. Robert Saron	Common	471,940	(iv)	Beneficial	1.4%
5115 Ulmerton Rd.
Clearwater, FL 33760

Moshe Citronowicz	Common	492,504	(v)	Beneficial	1.5%
5115 Ulmerton Rd.
Clearwater, FL 33760

John Andres	Common	34,500	(vi)	Beneficial	0.1%
5115 Ulmerton Rd.
Clearwater, FL 33760

Jay D. Ewers	Common	85,000	(vii)	Beneficial	0.3%
5115 Ulmerton Rd.
Clearwater, FL 33760

Michael E. Geraghty	Common	62,000	(viii)	Beneficial	0.2%
5115 Ulmerton Rd.
Clearwater, FL 33760

Lawrence Waldman	Common	113,000	(ix)	Beneficial	0.3%
5115 Ulmerton Rd.
Clearwater, FL 33760

Craig Swandal	Common	—	(x)	Beneficial	—%
5115 Ulmerton Rd.
Clearwater, FL 33760

Officers and Directors as a group (9 persons)		1,900,916	(x)		5.7%

(i)
Based on 33,186,974 outstanding shares of common stock and 4,401,156 outstanding options to acquire a like number of shares of common stock as of July 13, 2018, of which officers and directors owned a total of 456,500 options and 1,444,416 shares at July 13, 2018. We have calculated the percentage on the basis of the amount of outstanding securities plus, for each person or group, any securities that person or group has current or future right to acquire pursuant to options, warrants, conversion privileges or other rights.

(ii)
Includes 611,972 shares and 30,000 vested options out of a total of 30,000 ten year options owned by Mr. Makrides to purchase shares of common stock of the Company at an exercise price of $2.54. These options vest equally over a four year period.

(iii)
Includes 0 shares and 0 vested options out of a total of 1,000,000 ten year options owned by Mr. Goodwin to purchase shares of common stock of the Company. Exercise price for his options is $2.99. These options vest equally over a two year period.

(iv)
Includes 405,940 shares and 66,000 vested options out of a total of 137,000 ten year options owned by Mr. Saron to purchase shares of common stock of the Company at an exercise price ranging from $1.80 to $3.23. These options vest equally over a four year period.

(v)
Includes 426,504 shares and 66,000 vested options out of a total of 137,000 ten year options owned by Mr. Citronowicz to purchase shares of common stock of the Company at an exercise price ranging from $1.80 to $3.23. These options vest equally over a four year period.

(vi)	Includes 34,500 vested options out of a total of 46,500 ten year options owned by Mr. Andres to purchase shares of common stock of the Company at an exercise price ranging from $1.88 to $3.81.

(vii)
Includes 85,000 vested options out of a total of 200,000 ten year options owned by Mr. Ewers to purchase shares of common stock of the Company at an exercise price ranging from $2.13 to $3.63. These options vest equally over a four year period.

(viii)	Includes 62,000 vested options out of a total of 74,000 ten year options owned by Mr. Geraghty to purchase shares of common stock of the Company at an exercise price ranging from $1.88 to $3.81.

(ix)	Includes 113,000 vested options out of a total of 125,000 ten year options owned by Mr. Waldman to purchase shares of common stock of the Company at an exercise price ranging from $1.88 to $3.81.

(x)	Includes 0 vested options out of a total of 12,000 ten year options owned by Mr. Swandal to purchase shares of common stock of the Company at an exercise price of $2.37.

(xi)
Includes 456,500 vested ten year options out of a total of 1,773,500 ten year outstanding options and 1,444,416 shares owned by all Executive Officers and directors as a group. The last date options can be exercised is March 9, 2028.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders (the “Reporting Persons”) are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2017 all filing requirements applicable to the Reporting Persons were timely met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy is that employees, non-employees and third parties must obtain authorization from the appropriate department executive manager, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a “related party transaction”). The maximum dollar amount of related party transactions that may be approved as described above in this paragraph in any calendar year is $120,000. Any related party transactions that would bring the total value of such transactions to greater than $120,000 must be referred to the Audit Committee to determine the procedure for approval and then have the recommendations presented to the Board for approval.

Several relatives of Nikolay Shilev, Bovie Bulgaria’s Managing Director, are considered related parties. Teodora Shileva, Mr. Shilev’s spouse is an employee of the company working in the Accounting department. Antoaneta Dimitrova Shileva-Toromanova, Mr. Shilev’s sister is the Manager of Production and Human Resources. Svetoslav Shilev, Mr. Shilev’s son is an Engineer in the Quality Assurance department.

A relative of Moshe Citronowicz, Bovie’s Senior Vice President, is considered a related party. Arik Zoran is a consultant of the Company doing business as AR Logic, Inc., a consulting firm owned by Arik Zoran, Mr. Citronowicz’s brother. The Company has been working with AR Logic since 2011 and as of April 14, 2017, the Company agreed to a renewal contract and terms to continue the consulting arrangement, expiring December 31, 2017. AR Logic was paid consulting fees of approximately $0.2 million, $0.3 million and $0.2 million during 2017, 2016 and 2015, respectively.

Independent Board Members

The Board currently has four independent members, Michael Geraghty, John Andres, Lawrence J. Waldman, and Craig Swandal who meet the existing independence requirements of the NYSE American and the Securities and Exchange Commission.

PROPOSAL THREE

RATIFICATION OF AUDITORS

Frazier & Deeter, LLC (“F&D”) has acted as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of F&D are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. Neither the Company's bylaws nor the governing documents or law require stockholder ratification of the selection of F&D as the Company's independent registered public accounting firm. However, this proposal is being submitted to the stockholders as a matter of good corporate practice. If the stockholders do not ratify F&D, the appointment of another firm of independent certified public accountants may be considered by the Audit Committee. Even if F&D is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that doing so is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF FRAZIER & DEETER, LLC AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2018.

The following table sets forth the aggregate fees billed to us by our current accountants, Frazier & Deeter, LLC:

	Year Ended December 31,
(In thousands)	2017	2016
Audit fees (1)	$194	$173
Non-Audit fees:
Audit related fees (2)	4	3
Tax fees (3)	—	—
All other fees (4)	—	—
Total fees billed	$198	$176

(1)
Audit fees consist of fees billed for professional services rendered for the audit of Bovie’s annual financial statements and reviews of its interim consolidated financial statements included in quarterly reports and other services related to statutory and regulatory filings or engagements.

(2)
Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or reviews of Bovie’s consolidated financial statements and are not reported under “Audit Fees”.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance and tax advice (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of "independent" directors, as determined in accordance with Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates pursuant to a written charter adopted by the Board.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm's qualifications, independence and performance for us. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The following is the Audit Committee's report submitted to the Board for 2017.

As part of its oversight of the Company's financial statements, the Audit Committee reviews and discusses with both management and the Company's independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2017, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee.

The Audit Committee recognizes the importance of maintaining the independence of the Company's Independent Auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company's Independent Auditor and determines whether to re-engage the current Independent Auditor. Based on this evaluation, the Audit Committee has retained Frazier and Deeter, LLC as the Company's Independent Auditor for 2018. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee will continue to recommend that the Board ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditors.

The Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the Independent Auditor the firm's independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor's independence.

In addition, the Audit Committee has met separately in executive session with management and with Frazier & Deeter, LLC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report for filing with the Securities and Exchange Commission.

The Audit Committee
Lawrence J. Waldman, Audit Committee Chair
John Andres, Audit Committee Member
Michael Geraghty, Audit Committee Member
June 3, 2018

The foregoing Audit Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSAL FOUR

APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its stockholders to vote, on an advisory basis, to approve the compensation of its named executive officers as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives the Company's stockholders the opportunity to express their views on the compensation of the Company's Named Executive Officers. For purposes of this Proxy Statement, the following Company executives are referred to collectively as the "Named Executive Officers": Robert L. Gershon, Andrew Makrides, J. Robert Saron, John J. McCarthy, Moshe Citronowicz, and Jay D. Ewers. We are required to hold a vote regarding the frequency of future non-binding advisory votes relating to future named executive officer compensation once every six years. At our 2013 Annual Meeting of Stockholders, our Stockholders voted to hold an annual non-binding advisory vote relating to the frequency of future non-binding advisory votes on resolutions approving future named executive officers compensation.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company's long-term success. Stockholders are urged to read the "Executive Compensation" section of this Proxy Statement for greater detail about the Company's executive compensation programs, including information about the fiscal year 2017 compensation of the Named Executive Officers.

The Company is asking the stockholders to indicate their support for the compensation of the Company's Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the stockholders ratify and approve the compensation of the Named Executive Officers of Bovie Medical Corporation, as disclosed in the "Executive Compensation", the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2018 Annual Meeting of Stockholders.

Even though this Say-on-Pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company's stockholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider stockholder concerns and the Compensation Committee will evaluate what actions, if any, may be necessary or appropriate to address those concerns. You may vote "for," "against," or "abstain" from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FIVE

ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Asset Sale Proposal at the time of the Annual Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Asset Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Asset Purchase Agreement such that the Asset Sale Proposal would be defeated, we could adjourn the Annual Meeting without a vote on the adoption of the Asset Purchase Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Asset Purchase Agreement. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

Regardless of whether a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our common stock entitled to vote, present and voting, in person or represented by proxy at the Annual Meeting, is required to approve the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the Asset Purchase Agreement if there are insufficient votes to adopt the Asset Purchase Agreement at the time of the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 2019 Annual Meeting of Stockholders must be received in writing at the Company's offices at 5115 Ulmerton Road, Clearwater, Florida 33760, Attn: Corporate Secretary, no later than [ , 2019], for inclusion in the Company's proxy statement and proxy card relating to such meeting. Such proposals must comply with applicable SEC rules and regulations.

In order for any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) to be presented directly at next year's annual meeting, we must receive written notice of the proposal in a timely manner, but in any event no later than [ , 2019]. If such notice is received, proxies may be voted at the discretion of management if we advise stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons appointed as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

DOCUMENTS INCLUDED WITH THIS PROXY STATEMENT

WE ARE PROVIDING HEREWITH, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. IF ANY PERSON RECEIVES THIS PROXY MATERIALS WITHOUT THE FOREGOING DOCUMENTS, THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, UPON A WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORTS SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, BOVIE MEDICAL CORPORATION, 5115 ULMERTON ROAD, CLEARWATER, FLORIDA 33760. THE COMPANY'S TELEPHONE NUMBER AT SUCH OFFICE IS (727) 384-2323.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors

Dated: [ ]	By:	/s/ Andrew Makrides
Andrew Makrides
Chairman of the Board of Directors

BOVIE MEDICAL CORPORATION
PROXY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ]. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement of Bovie Medical Corporation in connection with the 2018 Annual Meeting to be held on [ ], and appoints Andrew Makrides and Charles D. Goodwin, or either of them, proxy with power of substitution, for and in the name of the undersigned, and hereby authorizes each or either of them to represent and to vote, all the shares of common stock of Bovie Medical Corporation, a Delaware corporation ("Company"), that the undersigned would be entitled to vote at our Annual Meeting of Stockholders ("Annual Meeting") on [ ] and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting, hereby revoking any proxy heretofore given. The proxy holder appointed hereby is further authorized to vote in his discretion upon such other business as may properly come before the Annual Meeting. This proxy will be voted as specified. If no direction is made, this proxy will be voted in favor of all proposals.

The Board recommends that you vote “FOR” the Asset Sale Proposal (Proposal 1); “FOR” each of the Board’s nominees for directors (Proposal 2); “FOR” the ratification of Frazier & Deeter, LLC (Proposal 3); “FOR” the approval of the non-binding advisory resolution supporting the compensation of our named executive officers (Proposal 4); “FOR” the Adjournment Proposal (Proposal 5) and in the proxy holder's best judgment as to any other matters raised at the Annual Meeting.

☒ Please mark your votes
as in this example using
dark ink only.

1.	The approval of a proposal to approve the Asset Sale Agreement, the Asset Sale Transaction and the other transactions contemplated by the Asset Purchase Agreement.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

2
The election of the following nominees to the Company's Board of Directors to serve until the 2019 Annual Meeting of Stockholders: Andrew Makrides, Charles D. Goodwin, J. Robert Saron, Michael Geraghty, Lawrence J. Waldman, John Andres and Craig Swandal.

	01)	Andrew Makrides	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	02)	Charles D. Goodwin	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	03)	J. Robert Saron	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	04)	Michael Geraghty	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	05)	Lawrence J. Waldman	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	06)	John Andres	FOR	AGAINST	WITHHOLD
			☐	☐	☐

	07)	Craig Swandal	FOR	AGAINST	WITHHOLD
			☐	☐	☐
Please see reverse for additional proposals

3.	The ratification of Frazier & Deeter, LLC as the Company's independent public accountants for the year ending December 31, 2018.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4.	The approval of a non-binding advisory proposal approving a resolution supporting the compensation of named executive officers.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

5.	The approval of a proposal to adjourn or postpone the Annual Meeting if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

Please sign exactly as your name appears and return this proxy card immediately in the enclosed stamped self-addressed envelope.

Signature(s)	Signature
Dated:

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. Executors, administrators, attorneys, trustees, or guardians should state full title or capacity. Joint owners should each sign. If signer is a partnership, please sign in partnership name by authorized person.